EXECUTION VERSION

Conformed through Amendment No. 1 dated October 18, 2024

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

Dated as of August 30, 2024

among

SUNS SPV LLC,
as Borrower,

SLR INVESTMENT CORP.,
as Servicer and as Equityholder,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,
as Administrative Agent and as Collateral Agent,

ING CAPITAL LLC,
as Joint Lead Arranger

and

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Administrator and Custodian

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TABLE OF CONTENTS

-i-

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-ii-

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-iii-

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-iv-

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-v-

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SCHEDULES

Schedule 1 Initial Commitments and Percentages
Schedule 2 Contents of Monthly Report
Schedule 3 Contents of Payment Date Report
Schedule 4 GICS Industry Classifications
Schedule 5 Notice Information
Schedule 6 Authorized Persons
Schedule 7 Diversity Score Calculations
Schedule 8 Loan Tape Information

Schedule 9 Credit and Collection Policy

Schedule 10 Approved Valuation Firms

EXHIBITS

Exhibit A Form of Approval Request
Exhibit B Form of Notice of Borrowing (with attached form of Borrowing Base
Calculation Statement)
Exhibit C Form of Notice of Prepayment
Exhibit D Form of Assignment and Acceptance
Exhibit E Form of Note
Exhibit F Form of Tax Compliance Certificates

Exhibit G Form of Request for Release and Receipt

Exhibit H Form of Monthly Report

-vi-

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AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT, dated as of August 30, 2024, by and among SUNS SPV LLC, a Delaware limited liability company, as borrower (the “Borrower”), SLR INVESTMENT CORP., as Servicer (in such capacity, the “Servicer”) and as Equityholder (in such capacity, the “Equityholder”), the LENDERS from time to time party hereto, the CONDUIT LENDERS from time to time party hereto, CITIBANK, N.A. (“Citibank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), ING CAPITAL LLC, as Joint Lead Arranger (in such capacity, the “Joint Lead Arranger”) and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as collateral administrator (in such capacity, the “Collateral Administrator”) and as custodian (in such capacity, the “Custodian”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent, the Servicer, SLR Investment Corp., as transferor, each of the conduit lenders from time to time party thereto, each of the liquidity banks from time to time party thereto, each of the lender agents from time to time party thereto, each of the institutional lenders from time to time party thereto, Computershare Trust Company, National Association (as successor in interest to Wells Fargo Bank, N.A.), as account bank, as backup servicer and as collateral custodian, and Citibank, N.A., as collateral agent are party to that certain Loan and Servicing Agreement, dated as of August 26, 2011 (as amended from time to time, the “Existing Agreement”) pursuant to which the conduit lenders, liquidity banks and institutional lenders party thereto agreed, on the terms and conditions set forth therein, to provide a secured revolving credit facility to provide Advances (as defined in the Existing Agreement) under the Revolving Notes (as defined in the Existing Agreement) to the Borrower from time to time in the amounts and in accordance with the terms set forth in the Existing Agreement; and

WHEREAS, the parties to the Existing Agreement desire to amend and restate the Existing Agreement pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties agree that the Existing Agreement is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01 Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“A&R Effective Date” means August 30, 2024.

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“Account Control Agreement” means the Amended and Restated Account Control Agreement, dated as of the A&R Effective Date, by and among the Borrower, the Collateral Agent and U.S. Bank National Association, as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Accredited Investor” has the meaning assigned to such term in Section 12.06(e).

“Acquisition Date” means, for any Collateral Loan, the date on which such Collateral Loan is committed to be acquired by the Borrower.

“Additional Amounts” has the meaning assigned to such term in Section 12.03(a).

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date) to $175,000 per annum, pro‑rated for the related Interest Accrual Period on the basis of a 360‑day year and the actual number of days elapsed; provided, that if the aggregate amount of Administrative Expenses paid on the three immediately preceding Payment Dates and during the periods preceding each such Payment Date is less than the stated Administrative Expense Cap (without regard to any excess applied in accordance with this proviso) in the aggregate for such three preceding Payment Dates, then the excess may be applied to the Administrative Expense Cap with respect to the then-current Payment Date.

“Administrative Expenses” means the reasonable and documented fees and expenses (including indemnities and fees and expenses of counsel, agents and experts) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable in the following order:

(a) first, pro rata to the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Custodian, the Collateral Administration and Agency Fee, and any other expenses, amounts and indemnities payable to the Collateral Administrator, the Collateral Agent, the Securities Intermediary or the Custodian, as applicable, pursuant to the terms hereof and any other Facility Documents;

(b) second, to the Servicer for expenses incurred by the Servicer in connection with the services provided under this Agreement, excluding any Servicing Fee; and

(c) third, on a pro rata basis, to:

(i) the Independent Accountants, agents (other than the Servicer) and counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents;

(ii) any other Person (other than the Agents or the Lenders) in respect of any other fees or expenses permitted under or incurred pursuant to or in connection with the Facility Documents; and

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(iii) indemnification obligations owing by the Borrower to the Borrower’s Independent Directors under its Constituent Documents;

provided that, for the avoidance of doubt, (1) amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses shall not constitute Administrative Expenses and (2) expenses paid for on the A&R Effective Date shall not constitute Administrative Expenses.

“Advance Rate” means, as of any date of determination, the lower of (i) the Maximum Advance Rate and (ii) the Weighted Average Advance Rate.

“Advances” has the meaning assigned to such term in Section 2.01(c).

“Advances Outstanding” means, as of any date of determination, the aggregate principal amount in Dollars or the equivalent in Dollars, as determined by the Administrative Agent using the Applicable Conversion Rate, of all Advances outstanding on such date, after giving effect to all repayments of Advances made on or prior to such date and any new Advances made on such date; provided, that for purposes of the determination of Interest and in connection with any reduction pursuant to Section 2.06(b) or any payments made in accordance with Section 9.01(a), “Advances Outstanding” shall refer only to Advances outstanding in the applicable Eligible Currency.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” means (a) the Administrative Agent, each Lender Group Agent, each Lender and each of their respective Affiliates (b) any Liquidity Bank and (c) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” or “Affiliated” means, with respect to a Person, (a) any other Person who, directly or indirectly, including through one or more intermediaries, is in Control of, or Controlled by, or is under common Control with, such Person or (b) any other Person who is a director, executive officer, managing member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above; provided that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or Control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral for, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agent Fee Letter” means that certain fee letter, dated as of August 26, 2011, between the Administrative Agent and the Borrower, setting forth certain fees payable by the Borrower to the Administrative Agent and the Lenders in connection with the transactions contemplated by this Agreement, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

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“Aggregate Funded Spread” means, as of any date, the sum (for all Eligible Collateral Loans) of, in the case of each Eligible Collateral Loan that bears interest at a spread over an index, (i) the stated interest rate spread (including, without duplication, any credit spread adjustment to such spread in accordance with the Underlying Loan Agreement) over such index multiplied by (ii) the Principal Balance of such Eligible Collateral Loan; provided that, with respect to any Floor Obligation, the stated interest rate spread (including, without duplication, any credit spread adjustment to such spread in accordance with the Underlying Loan Agreement) on such Eligible Collateral Loan over such index shall be deemed to be equal to the sum of (x) the stated interest rate spread (including, without duplication, any credit spread adjustment to such spread in accordance with the Underlying Loan Agreement) over such index and (y) the excess, if any, of the specified “floor” rate relating to such Collateral Loan over the Applicable Reference Rate as in effect.

“Aggregate Outstanding Loan Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Outstanding Loan Balances of all or of such portion of such Collateral Loans.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans (other than Ineligible Collateral Loans).

“Aggregate Unfunded Spread” means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Loan and Revolving Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect for such Delayed Drawdown Collateral Loan or Revolving Collateral Loan as of such date and (b) the unfunded commitments of each such Delayed Drawdown Collateral Loan and Revolving Collateral Loan as of such date.

“Agreement” means this Credit and Security Agreement.

“Amortization Period” means the period beginning on the Commitment Termination Date and ending on the date on which all Obligations are Paid in Full.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Conversion Rate” means, with respect to any amount denominated and payable in an Eligible Currency (other than Dollars) on any date of determination (x) for an actual currency exchange, the applicable currency‑Dollar spot rate obtained by the Servicer through customary banking channels or (y) for all other purposes, the applicable currency‑Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date,

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at the end of such day if such day is a Business Day or if such date is not a Business Day, the end of the immediately preceding Business Day or (ii) otherwise, at the end of the second Business Day immediately preceding such date.

“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” has the meaning assigned to such term in the Lender Fee Letter.

“Applicable Reference Rate” means, collectively or individually, Term SOFR or Daily Compounded CORRA.

“Appraised Value” means, with respect to any Asset Based Loan, the appraised value of the underlying collateral securing such Collateral Loan as determined by an Approved Valuation Firm.

“Approval Request” has the meaning assigned to such term in Section 2.01(a).

“Approved Affiliate Servicer” means an Affiliate of the Servicer that the Equityholder certifies to the Administrative Agent (x) has the ability to professionally and competently perform duties similar to those imposed on the Servicer hereunder, (y) is legally qualified and has the capacity to act as servicer hereunder and (z) has adequate capital to fulfill such role and its other organizational purposes.

“Approved Valuation Firm” means (A) with respect to the calculation of Appraised Value or the equivalent with respect to any Asset Based Loan, each of: (i) the firms set forth on Schedule 10 and (ii) any other nationally recognized accounting firm or valuation firm approved by the Administrative Agent in its reasonable discretion (not to be unreasonably withheld) and (B) otherwise, each of: (i) Houlihan Lokey Howard & Zukin, (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Duff & Phelps Corp., (iv) Valuation Research Corporation, (v) FTI Consulting, Inc., (vi) Murray Devine, and (vii) any other nationally recognized accounting firm or valuation firm approved by the Administrative Agent in its reasonable discretion (not to be unreasonably withheld).

“Asset Advance Rate” means, as of any date of determination with respect to each Eligible Collateral Loan, the Asset Advance Rate notified by the Administrative Agent to the Borrower, which shall be based on the lowest applicable indicative levels for the type of such Eligible Collateral Loan set forth below (which Asset Advance Rate may be reduced by the Administrative Agent in its sole discretion with respect to any Consent Collateral Loan):

Asset Type	Advance Rate
First Lien Loans w/ EBITDA greater than $50 million	70.00%
First Lien Loans w/ EBITDA less than or equal to $50 million	67.50%
Healthcare Loans	60.00%
Asset Based Loans	60.00%

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First Lien Last Out Loans	50.00%
Deemed Second Lien Loans	45.00%
Second Lien Loans	40.00%

“Asset Based Loan” means any Collateral Loan where (i) the underwriting of such Collateral Loan was based primarily on the Appraised Value of the assets securing such Collateral Loan (and such Appraised Value shall be updated no less than annually) and (ii) advances with respect to such Collateral Loan are governed by a borrowing base relating to certain assets securing such Collateral Loan.

“Asset Value” means, with respect to each Collateral Loan, as of any date of determination and expressed as a percentage of the Principal Balance of such Collateral Loan, (A) prior to the occurrence of an Asset Value Adjustment Event, (1) initially, its Original Asset Value, (2) afterwards, its Updated Asset Value, as quarterly adjusted, and (B) following the occurrence of an Asset Value Adjustment Event, the value (expressed as a percentage of its Principal Balance) of such Collateral Loan established by the Administrative Agent from time to time in its commercially reasonable discretion (and the Administrative Agent shall promptly notify the Servicer of any change to Asset Value it may establish from time to time); provided, that:

(a) after the occurrence of an Asset Value Adjustment Event set forth in clause (b) or (n) (solely with respect to clause (a)(i) of Material Modification) of the definition thereof, zero (unless otherwise expressly determined by the Administrative Agent in its commercially reasonable discretion);

(b) except with respect to a Collateral Loan described in clause (a) above, the Asset Value of any Priced Loan shall not equal less than any Observable Market Price (if then available) issued after the occurrence of the related Asset Value Adjustment Event; and

(c) except with respect to a Collateral Loan described in clauses (a) or (b) above, in the event the Borrower disagrees with the Administrative Agent’s determination of the Asset Value and no Observable Market Price is otherwise available, the Borrower may (at its expense) retain any Approved Valuation Firm to value such Collateral Loan, and if the value determined by such Approved Valuation Firm is greater than the Administrative Agent’s determination of the Asset Value, such Approved Valuation Firm’s valuation shall become the Asset Value hereunder; provided that until the completion of such valuation process, the Asset Value of such Collateral Loan shall be the value assigned by the Administrative Agent; provided, that, in no event shall any Asset Value exceed 100%; provided, further, that any Asset Value determined to be equal to or greater than 97% shall be deemed to have an Asset Value equal to 100%;

(d) except with respect to a Collateral Loan with a Senior Net Leverage Ratio of less than 5.75 to 1.00, the Asset Value of such Collateral Loan may be established by any Lender or the Joint Lead Arranger from time to time in its commercially reasonable discretion and the Lender shall promptly notify the Administrative Agent, Servicer and each other Lender of any Asset Value it may establish; provided that the aggregate reduction in the Borrowing Base resulting from all such revisions and exclusions in any fiscal quarter shall not exceed 10%; and

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(e) following receipt of notice of an Asset Value Adjustment Event or approval thereof, any Lender (each such Lender, a “Dissenting Lender”) may request the Servicer to solicit a determination by a Valuation Firm selected by the Servicer of such Collateral Loan; provided that the right to make such request of the Servicer may not be exercised by the Lenders more than five (5) times in any 12-month period. If the selected Valuation Firm’s calculation of such valuation is lower than the revised value assigned by the Administrative Agent to such Collateral Loan, such calculation shall supersede the revised value assigned by the Administrative Agent until such time as a further revised value is assigned to such Collateral Obligation.

After an Asset Value Adjustment Event with respect to a Collateral Loan, to the extent the circumstances giving rise to such Asset Value Adjustment Event have been remedied or are no longer in existence, then the Borrower (or the Servicer on its behalf) shall have the right to require the Administrative Agent to re‑determine the Asset Value of any such Collateral Loan.

“Asset Value Adjustment Event” means, with respect to any Collateral Loan, each occurrence of one or more of the following:

(a) a payment default (i) with respect to such Collateral Loan (after giving effect to any applicable grace period) or (ii) under any other debt obligation of such Obligor which is senior or pari passu in right of payment to such Collateral Loan (after giving effect to any applicable grace period);

(b) an Insolvency Event with respect to any related Obligor (without giving effect to any grace period set forth in such definition);

(c) other than with respect to an Asset Based Loan or a Healthcare Loan, the Senior Net Leverage Ratio of the related Obligor for any Relevant Test Period has increased by 0.50x or more above the Senior Net Leverage Ratio of such Obligor on the related Acquisition Date;

(d) other than with respect to an Asset Based Loan or a Healthcare Loan, the Cash Interest Coverage Ratio of the related Obligor for any Relevant Test Period is (i)(x) less than 1.75x and (y) less than or equal to 85% of the Cash Interest Coverage Ratio of such Obligor on the related Acquisition Date or (ii) less than 1.50x;

(e) other than with respect to an Asset Based Loan or a Healthcare Loan, the trailing twelve-month EBITDA of the related Obligor for any Relevant Test Period has decreased by 20.0% or more below such EBITDA on the related Acquisition Date;

(f) if such Collateral Loan has a Moody’s Rating and/or an S&P Rating, its (i) Moody’s Rating is downgraded to “B3” or below or (ii) S&P Rating is downgraded to “B-” or below, or in any case, such rating has been withdrawn;

(g) if such Collateral Loan is a Priced Loan, the bid price as reported by the relevant nationally recognized pricing services decreases by 7.5% or more below its Observable Market Price on the related Acquisition Date;

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(h) if such Collateral Loan is an Asset Based Loan, the related Obligor exceeds the maximum borrowing base of such Collateral Loan by more than 5.00% and such breach is not cured within five (5) business days;

(i) if such Collateral Loan is an Asset Based Loan, the borrower (i) fails to retain an Approved Valuation Firm to re-calculate the Appraised Value of any such Collateral Loan that is secured by intellectual property, equipment or real property at least once every twelve (12) months that such Collateral Loan is in the Collateral, (ii) changes the Approved Valuation Firm with respect to such Collateral Loan or (iii) changes the valuation method for calculating the Appraised Value of any such Collateral Loan, in each case without the written approval of Administrative Agent;

(j) if such Collateral Loan is an Asset Based Loan, its debt service coverage ratio (to the extent reported to the lenders under the related Underlying Loan Agreement) declines below 1.10x;

(k) if such Collateral Loan is a Healthcare Loan, (i) the actual liquidity of the related Obligor as of any date of determination for the applicable liquidity Maintenance Covenant (as calculated in accordance with the Underlying Loan Agreement for such Collateral Loan) is equal to or less than 1.05x of the applicable liquidity Maintenance Covenant threshold for such Collateral Loan, (ii) the trailing twelve-month revenue of the related Obligor as of any date of determination has declined by 10% or more from the Acquisition Date or (iii) the occurrence of any other event (including any event modifying clauses (i) or (ii) above) specified by the Administrative Agent to the Servicer in writing as a part of the Administrative Agent’s approval of such Collateral Loan;

(l) any failure of the related Obligor to deliver any quarterly or annual financial statements required to be delivered to the Borrower or the Servicer no less frequently than quarterly and, in the case of audited financial statements, within one hundred twenty (120) days of the end of each fiscal year of the related obligor, subject to any applicable grace period therein;

(m) an event of default occurs (after giving effect to any grace period) with respect to any financial covenant with respect such Collateral Loan and the related Obligor with respect to such Collateral Loan has commenced formal restructuring or workout negotiations; or

(n) a Material Modification.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i).

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (x) if any then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an

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Interest Accrual Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, on any date, the greater of (x) 0.00% and (y) a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 1.50% or (c) the applicable Benchmark for a three‑month period plus 1.00%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender.

“Benchmark” means, initially, with respect to any Eligible Currency, the Applicable Reference Rate; provided that if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 12.01(c), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for syndicated credit facilities at such time denominated in the applicable currency; provided that, if any Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to a then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced

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therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events, as determined by the Administrative Agent in consultation with the Borrower:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information

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set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event with respect to any then-current Benchmark, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 12.01(c) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Facility Document in accordance with Section 12.01(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Blended Rate” has the meaning assigned to such term in the Lender Fee Letter.

“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Information” has the meaning assigned to such term in Section 12.09.

“Borrowing” has the meaning assigned to such term in Section 2.01(c).

“Borrowing Base” means, collectively, the Borrowing Base (Aggregate) and the Borrowing Base (CAD).

“Borrowing Base (Aggregate)” means, on any date of determination, an amount calculated in Dollars (and converted to Dollars, if necessary, by the Servicer using the Applicable Conversion Rate) equal to the least of:

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(a) (i) the Facility Amount minus (ii) the Unfunded Exposure Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date;

(b) (i)(A) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans minus the Excess Concentration Amount multiplied by (B) the Advance Rate, plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account, minus (iii) the Unfunded Reserve Required Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date; and

(c) (i) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans minus the Excess Concentration Amount minus (ii) the Minimum Equity Amount, plus (iii) the amount of Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account, minus (iv) the Unfunded Reserve Required Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date.

“Borrowing Base (CAD)” means, on any date of determination, an amount equal to (i) the sum of the products, for each Eligible Collateral Loan denominated in CAD (including any such Eligible Collateral Loans to be funded or acquired by Borrower on such date of determination) of (A) its Principal Balance multiplied by (B) its Asset Advance Rate, plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds denominated in CAD on deposit in the Collection Account.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent with the consent of the Servicer from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base Test required hereunder.

“Borrowing Base Deficiency” means a condition occurring on any day on which the Borrowing Base Test is not satisfied.

“Borrowing Base Test” means a test that will be satisfied at any time if (i) Advances Outstanding are less than or equal to the Borrowing Base (Aggregate) at such time and (ii) the aggregate principal balance (in CAD) of all CAD Advances outstanding hereunder are less than the Borrowing Base (CAD).

“Borrowing Date” means the date of a Borrowing.

“Business Day” means any day of the year except a Saturday, Sunday or other day on which commercial banks in New York City or the city in which the Corporate Trust Office is located are authorized or required by law to close; provided that when used in connection with any interest rate setting as to an Advance determined by reference to the Applicable Reference Rate, any fundings, disbursements, settlements and payments in respect of any such Advance, or any other dealings to be carried out pursuant to this Agreement in respect of any such Advance (or any

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Advance determined by reference to the Base Rate as to which such Base Rate is determined by reference to the applicable Benchmark), the term “Business Day” shall exclude (x) in the case of Dollars, any day other than a U.S. Government Securities Business Day or (y) in the case of any other Eligible Currency, any day on which banks are not open for dealings in deposits in the applicable Eligible Currency in the applicable interbank market.

“CAD” means the lawful currency for the time being of Canada.

“Canadian Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Cash” means cash or legal currency in any Eligible Currency immediately available on the day in question.

“Cash Interest Coverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, either (a) the meaning of “Cash Interest Coverage Ratio” or comparable term set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Cash Interest Coverage Ratio” or comparable term, the ratio obtained by dividing (i) EBITDA by (ii) Cash Interest Expense of the related Obligor for the Relevant Test Period, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Cash Interest Expense” means, with respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period, but excluding any non-cash item to the extent included under such caption.

“Certificated Security” has the meaning specified in Section 8‑102(a)(4) of the UCC.

“Commercial Paper Rate” for Advances means, with respect to each Conduit Lender for any day during any Interest Accrual Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Conduit Lender from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) that are allocated on a fair and equitable basis, in whole or in part, by their respective Lender Agent (on behalf of such Conduit Lender), which rates shall reflect and give effect to (in each case, to the extent such costs are allocated, in whole or in part, to such Conduit Lender by the related Lender Agent (on behalf of such Conduit Lender) (a) the commissions of placement agents and dealers in respect of such Conduit Lender, (b) all reasonable costs and expenses of any issuing and paying agent or other person responsible for the administration of such Conduit Lender’s commercial paper programs in connection with the preparation, completion, issuance, delivery or payment of such commercial paper, and (c) any other costs, fees and expenses associated with the funding or maintenance of the applicable tranche by such Conduit Lender, including any liquidity support, credit enhancement, government sponsored funding programs (including the Federal Reserve

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Bank’s Commercial Paper Funding Facility), or any other borrowings by such Conduit Lender including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; provided, however, that if any component of such rate is a discount rate, in calculating the CP Cost of Funds Rate, the respective Lender Agent for such Conduit Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Committed Lender” means each Person listed on Schedule 1 hereto and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Conduit Advance Termination Date” means, with respect to a Conduit Lender, the date that such Conduit Lender has elected, in its sole discretion, to permanently cease funding Advances hereunder (as evidenced on such Conduit Lender’s invoice to the Borrower for the services provided by such Conduit Lender hereunder).

“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” (as noted on the applicable signature page) and any assignee of any of the foregoing also designated as a “Conduit Lender” (as noted on the applicable signature page).

“Conduit Trustee” means, with respect to any Conduit Lender, a trustee or collateral agent for the benefit of the holders of the commercial paper or other senior indebtedness of such Conduit Lender appointed pursuant to such Conduit Lender’s program documents.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Change in Law” means the occurrence, after the A&R Effective Date (or, with respect to any Lender not a party hereto on the date hereof, after the date such Lender becomes a party hereto), of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, the occurrence of any of the following events:

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(a) the adoption by the board of directors of the Servicer of a plan or proposal for the liquidation or dissolution of the Servicer or the Equityholder;

(b) the failure by the Equityholder to (i) own 100% of the issued and outstanding equity interests in the Borrower, free and clear of any Lien other than Permitted Liens or (ii) exercise all power to direct the management policies of the Borrower;

(c) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of the Borrower or the Equityholder; or

(d) the failure by the Servicer or an Approved Affiliate Servicer to perform its material obligations under this Agreement.

“Citibank” has the meaning assigned to such term in the introduction of this Agreement.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8‑102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Administration and Agency Fee Letter” means the fee letter, dated as of the Original Closing Date, by and among the Servicer, the Administrative Agent and Computershare Trust Company, National Association (as successor in interest to Wells Fargo Bank, N.A.), in its capacities as the backup servicer, the account bank and the collateral custodian thereunder, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

“Collateral Administration and Agency Fees” means the fees payable to the Collateral Administrator, the Custodian and the Securities Intermediary pursuant to the Collateral Administration and Agency Fee Letter.

“Collateral Administrator” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

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“Collateral Loan” means a commercial loan (or Participation Interest therein) owned or, as set forth in Section 1.04, committed to be acquired or funded, by the Borrower.

“Collateral Loan Dividend” has the meaning assigned to that term in Section 10.01(d).

“Collateral Loan Dividend Certificate” has the meaning assigned to that term in Section 10.01(d).

“Collateral Loan Dividend Date” means any Business Day prior to the Commitment Termination Date identified by the Borrower in a written notice to the Administrative Agent, Collateral Agent and Custodian of its intent to effect an Collateral Loan Dividend on a date at least twenty (20) days and not more than forty-five (45) days following the delivery date of such written notice, in accordance with Section 10.01(d).

“Collateral Quality Test” means a test that is satisfied if, as of any date of determination, in the aggregate, the Eligible Collateral Loans owned (or, in relation to a proposed purchase of an Eligible Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated, in each case, in accordance with Section 1.04:

(a) the Minimum Weighted Average Spread Test;

(b) the Maximum Weighted Average Life Test;

(c) the Minimum Diversity Score Test; and

(d) the Minimum Obligor Diversity Test.

“Collection Account” has the meaning assigned to such term in Section 8.02.

“Collection Period” means, with respect to any Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions, recoveries and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans, but excluding (a) any amounts received by the Borrower from an Obligor or any other party obligated to make payments in respect of such Collateral Loan following the sale of a Collateral Loan by the Borrower that the Borrower is required to pay to the purchaser of such Collateral Loan so long as such amounts are not included in the net proceeds reported to be received by the Borrower from such sale, (b) any amounts in respect of indemnities received by the Borrower but owing to parties other than the Borrower in accordance with the Related Documents for any Collateral Loan and (c) any Excluded Amounts.

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“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Concentration Denominator” means the Aggregate Outstanding Loan Balance of the Eligible Collateral Loans owned (and, solely in relation to a proposed acquisition of an Eligible Collateral Loan, proposed to be owned) by the Borrower in each case in accordance with the procedures set forth in Section 1.04.

“Concentration Limitations” means, as of any date of determination, the following limitations calculated as a percentage of the Concentration Denominator:

(a) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans with Obligors:

(i) in the Industry Classification with the highest Aggregate Outstanding Loan Balance shall not exceed (i) if such Eligible Collateral Loans are in a healthcare industry (as determined by the Servicer, with the approval of the Administrative Agent in its sole discretion), 32.50% of the Concentration Denominator or (ii) otherwise, 20.00% of the Concentration Denominator; and

(ii) in any Industry Classification (other than the industries considered under clause (i) above) shall not exceed 15.00% of the Concentration Denominator;

(b) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans for a single Obligor shall not exceed (x) in the case of Health Care Loans and Asset Based Loans, 5.00% of the Concentration Denominator for each such Obligor and (y) in the case of all other Loans, 6.00% of the Concentration Denominator for each such Obligor; provided, that the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans for (x) up to one (1) Obligor may constitute up to the lesser of (i) 10.00% of the Concentration Denominator and (ii) $75,000,000 and (y) up to five (5) additional Obligors may constitute up to 8.00% of the Concentration Denominator for each such Obligor;

(c) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans (other than Healthcare Loans) for which the EBITDA of the related Obligor is less than $25,000,000 shall not exceed 5.00% of the Concentration Denominator;

(d) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that are First Lien Last Out Loans or Second Lien Loans shall not exceed (x) including

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Deemed Second Lien Loans, 17.50% of the Concentration Denominator and (y) excluding Deemed Second Lien Loans, 5.00% of the Concentration Denominator;

(e) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that do not provide for scheduled payments of interest in cash on at least a quarterly basis shall not exceed 5.00% of the Concentration Denominator;

(f) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans (other than Healthcare Loans and Asset Based Loans) for which the Senior Net Leverage Ratio of the related Obligor is greater than 6.00 to 1.00 shall not exceed 22.5% of the Concentration Denominator;

(g) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans (other than Healthcare Loans and Asset Based Loans) for which the Total Net Leverage Ratio of the related Obligor is greater than 7.25 to 1.00 shall not exceed 12.5% of the Concentration Denominator;

(h) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that are Fixed Rate Obligations shall not exceed 5.00% of the Concentration Denominator;

(i) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that are Covenant Lite Loans shall not exceed 20.00% of the Concentration Denominator, provided, that the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that are Covenant Lite Loans for which the EBITDA of the related Obligor is less than $100,000,000 shall not exceed 12.50% of the Concentration Denominator;

(j) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that are Healthcare Loans or Asset Based Loans shall not exceed 40.00% of the Concentration Denominator; provided that (x) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that are Healthcare Loans shall not exceed 25.00% of the Concentration Denominator and (y) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that are Asset Based Loans shall not exceed 25.00% of the Concentration Denominator;

(k) [reserved];

(l) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that are Current Pay Loans shall not exceed 5.00% of the Concentration Denominator;

(m) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that are denominated in an Eligible Currency other than Dollars shall not exceed 10.00% of the Concentration Denominator;

(n) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans for which the related Obligor is organized outside of the United States or Canada shall not exceed 10.00% of the Concentration Denominator;

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(o) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that are Delayed Drawdown Collateral Loans or Revolving Collateral Loans shall not exceed 10.00% of the Concentration Denominator;

(p) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that are PIK Loans shall not exceed 5.00% of the Concentration Denominator; and

(q) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans that are Participation Interests (excluding, for one hundred twenty (120) days after the Closing Date, Closing Date Participation Interests) shall not exceed 5.00% of the Concentration Denominator.

“Conforming Changes” means, with respect to the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Accrual Period,” the definition of “U.S. Government Securities Business Day,” the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement” (including whether such formula shall be cumulative or non-cumulative), the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Servicer, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Servicer, decides is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Consent Collateral Loan” means a Collateral Loan that, on the related Acquisition Date, satisfies one or more of the following:

(a) has a Senior Net Leverage Ratio of greater than 6.25 to 1.00;

(b) if it is a Second Lien Loan, has a Total Net Leverage Ratio of greater than 6.75 to 1.00;

(c) is a Collateral Loan the primary Obligor of which has addbacks to its most-recently calculated EBITDA of greater than 20.0% of such EBITDA (calculated prior to giving effect to any such add-backs); provided that such add-backs shall not include customary add-backs for (a) management fees, (b) transaction advisory fees or other one-time transaction fees or costs with the contemplated transaction, (c) non-operator owner compensation and owner personal expenses (excluding any incremental, ongoing costs

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associated with the continued involvement of non-operator owners), market compensation adjustments, stock based compensation and option or warrant exercise costs (including, without limitation, fees, costs and expenses from related party transactions with above-market terms, but excluding any incremental, ongoing costs associated with the continued involvement of non-operator owners), (d) non-recurring professional fees and one-time, non-recurring litigation settlement or judgment expenses, (e) adjustments to include full year EBITDA of acquired companies in Obligor’s last twelve month EBITDA and prior acquisition transaction and integration costs, (f) financing fees including prepayment penalties, and (g) full year impact of payroll cost savings or other permanent hard cost savings where the implementation occurred prior to closing or at closing;

(d) has an LTV Ratio (as determined by the Servicer in accordance with the Servicing Standard) of greater than 65.0%;

(e) has a primary Obligor with a most recently calculated EBITDA of less than $20,000,000;

(f) is a PIK Loan;

(g) is an Asset Based Loan;

(h) is a Healthcare Loan; and

(i) has a Purchase Price of less than or equal to 90.0%.

“Constituent Documents” means, in respect of any Person, the trust agreement, certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by‑laws and any certificate of trust, certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Continued Errors” has the meaning assigned to such term in Section 14.08(c).

“Contractual Currency” has the meaning assigned to such term in Section 2.21.

“Contribution Agreement” means the Contribution Agreement, dated as of the Original Closing Date, by and between the Equityholder, as the contributor, and the Borrower, as the contributee, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Control” means (i) the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person whether through ownership, by contract, arrangement or understanding, or otherwise or (ii) ownership of more than 20% of the equity securities of a Person. “Controlled” and “Controlling” have the meaning correlative thereto.

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“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Administrator, the Securities Intermediary or the Custodian, as applicable, specified on Schedule 5, or such other address within the United States as it may designate from time to time by notice to the Administrative Agent.

“Cost of Funds Rate” means, for any Interest Accrual Period and any Lender, the rate determined as set forth below:

(a) with respect to each Conduit Lender and each day of such Interest Accrual Period, such Conduit Lender’s Commercial Paper Rate; and

(b) with respect to each Committed Lender, the applicable Reference Rate.

“Covenant Lite Loan” means a First Lien Loan with respect to which the related Obligor is not subject to financial covenants (other than Incurrence Covenants, if applicable); provided that a Collateral Loan shall not constitute a Covenant Lite Loan if (a) the Related Documents require the Obligor thereunder to comply with one or more Maintenance Covenants (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Related Documents) or (b) the Related Documents contain a cross default or cross-acceleration provision to, or such Collateral Loan is pari passu with, another loan of such Obligor that requires the Obligor to comply with one or more financial covenants or Maintenance Covenants.

“Covered Account” means each of the Collection Account, the Custodian Account, the Payment Account and the Unfunded Reserve Account.

“Covered Party” has the meaning assigned to such term in Section 12.18.

“Credit and Collection Policy” means the Credit and Collection Policy of the Servicer pursuant to which the Servicing Standard has been established and attached hereto as Schedule 9.

“Current Pay Loan” means any Collateral Loan that would otherwise be a Defaulted Loan, but as to which:

(a) (i) no default has occurred and is continuing with respect to the payment of interest and any contractual principal (if any), (ii) all contractual payments due at the relevant time of determination (including principal, interest and any other such payments) have been paid in cash and (iii) the Servicer reasonably expects that the remaining scheduled interest and principal payments will be paid in cash on the scheduled payment dates thereof;

(b) such Collateral Loan has an Asset Value (expressed as a percentage of par) of no less than 80.00% of par; and

(c) if the Obligor in respect of such Collateral Loan is subject to a bankruptcy proceeding, (i) the related bankruptcy court has authorized all payments due and payable on such Collateral Loan and (ii) all interest payments and scheduled distributions of principal authorized by such bankruptcy court have been paid by such Obligor in respect of such Collateral Loan.

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“Custodian” has the meaning assigned to such term in the introduction to this Agreement.

“Custodian Account” has the meaning assigned to such term in Section 8.04.

“Daily Compounded CORRA” means, for any day, CORRA for the day that is five (5) Business Days prior to (i) if such day is a Business Day, such day or (ii) if such day is not a Business Day, the Business Day immediately preceding such day, in each case, with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Canadian Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA. If Daily Compounded CORRA is less than zero percent, Daily Compounded CORRA will be deemed to be zero percent for the purposes of this Agreement and the other Facility Documents.

“Data File” has the meaning specified in Section 8.08(a).

“Data Site” means an electronic password protected data site maintained by the Borrower (or by the Servicer on behalf of the Borrower) at Merrill Corporation, Intralinks, SyndTrak Online or any other similar electronic distribution system reasonably acceptable to the Administrative Agent.

“Deemed Second Lien Loan” means, for any First Lien Loan or First Lien Last Out Loan with a Senior Net Leverage Ratio of greater than 5.50 to 1.00 as of the most recent Relevant Test Period, the portion of the Collateral Loan with a Senior Net Leverage Ratio in excess of 5.50 to 1.00.

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement (or, if no such rate is specified, the Base Rate) plus 2.00% per annum; provided that such additional margin shall not be applied pursuant to this definition in any case where it has already been applied pursuant to the definition of “Applicable Margin”.

“Defaulted Loan” means any Collateral Loan:

(a) with respect to which a default as to the payment of principal and/or interest has occurred and is continuing (giving effect to any grace or cure period applicable thereto, but in no event exceeding five (5) Business Days);

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(b) with respect to which a default as to the payment of principal and/or interest has occurred and is continuing with respect to another full recourse debt obligation of the same Obligor secured by the same collateral and which is senior to or pari passu with in right of payment to such Collateral Loan (giving effect to any grace or cure period applicable thereto, but in no event exceeding five (5) Business Days);

(c) with respect to which the Obligor thereunder has become subject to an Insolvency Event (without giving effect to any grace period set forth in such definition);

(d) that has a published S&P Rating of “D” or below or “SD” or a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or previously had such ratings before they were withdrawn by S&P or Moody’s (in each case based on tranche rating and not corporate family rating);

(e) that is pari passu in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has a published S&P Rating of “SD” or “D” or lower or a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD”; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of such Obligor;

(f) with respect to which a Responsible Officer of the Servicer has received written notice or has actual knowledge that a default has occurred under the Related Documents and any applicable grace period has expired and the holders of such Collateral Loan have accelerated the repayment of such Collateral Loan (but only until such acceleration has been rescinded) in the manner provided in the Related Documents;

(g) with respect to which the Servicer has, in its reasonable commercial judgment, otherwise declared such debt obligation to be a “Defaulted Loan”; or

(h) with respect to which there has been effected any distressed exchange or other distressed debt restructuring where the Obligor of such Collateral Loan has offered the holder or holders thereof a new security or package of securities that, in the reasonable business judgment of the Servicer, amounts to a diminished financial obligation.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date (which condition precedent, together with any applicable default, has been specifically identified to the Administrative Agent in writing or in any public statement by such Lender)), (b) has notified the Borrower, the Servicer or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in

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writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of any Undisclosed Administration; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

“Delayed Drawdown Collateral Loan” means a Collateral Loan that (a) requires the Borrower to make one or more future advances to the Obligor under the Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re‑borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Loan will be a Delayed Drawdown Collateral Loan only to the extent of unfunded commitments and solely until all commitments by the Borrower to make advances on such Collateral Loan to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a) with respect to such of the Collateral as constitutes an instrument that does not constitute a Financial Asset forming the basis of a Security Entitlement Delivered to the Custodian pursuant to the other clauses of this definition, causing the Custodian to take and continuously maintain possession of such instrument indorsed to the Collateral Agent or in blank by an effective indorsement;

(b) with respect to such of the Collateral as constitutes a Certificated Security, (i) causing the delivery of such Certificated Security to the Custodian registered in the name of the Custodian or its affiliated nominee or endorsed to the Custodian or its affiliated nominee or endorsed in blank, (ii) causing the Custodian to continuously identify on its books and records that such Certificated Security is credited to the appropriate Covered Account and (iii) causing the Custodian to maintain continuous possession of such Certificated Security;

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(c) with respect to such of the Collateral as constitutes an Uncertificated Security, (i) causing the issuer of such Uncertificated Security to register the Collateral Agent as the registered owner of such Uncertificated Security, (ii) causing the issuer of such Uncertificated Security to agree to comply with instructions of the Collateral Agent without further consent of the Borrower, upon original issue or registration of transfer by the issuer of such Uncertificated Security or (iii)(A) causing the issuer of such Uncertificated Security to register the Custodian as the registered owner of such Uncertificated Security and (B) causing the Custodian to continuously identify on its books and records that such Uncertificated Security is credited to the appropriate Covered Account;

(d) with respect to such of the Collateral as constitutes a Security Entitlement, causing the Securities Intermediary to indicate by book entry that the Financial Asset relating to such Security Entitlement has been credited to the appropriate Covered Account;

(e) with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be maintained in the name of the Collateral Agent or causing the bank with which such deposit account is maintained to agree in writing with the parties hereto that (i) such bank shall comply with instructions originated by the Collateral Agent directing disposition of the funds in the deposit account without further consent of any other Person, (ii) such bank will not agree with any Person other than the Collateral Agent to comply with instructions originated by any Person other than the Collateral Agent or the Borrower (or the Servicer on its behalf), (iii) such deposit account and the funds on deposit therein shall not be subject to any Lien or right of set‑off in favor of such bank or anyone claiming through it (other than the Collateral Agent) other than as permitted by the Account Control Agreement, (iv) such agreement shall be governed by the laws of the State of New York, and (v) with respect to such bank, the State of New York shall be the “bank’s jurisdiction” for purposes of Article 9 of the UCC;

(f) with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a) through (e), causing to be filed with the Secretary of State of the State of Delaware a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (including as “all assets” or similar, and which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction; or

(g) in the case of each of clauses (a) through (f) above, such additional or alternative procedures as may hereafter become necessary or desirable to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

The Servicer on behalf of the Borrower shall obtain any and all consents required by the Related Documents to permit any Collateral Loan to be pledged in favor of the Collateral Agent hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 or 9-408 of the UCC).

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“Determination Date” means, with respect to any Payment Date, the last day of the calendar month immediately preceding such Payment Date.

“DIP Loan” means a Collateral Loan made to a debtor‑in‑possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior liens on which the related Obligor is required to pay interest and/or principal on a current basis.

“Disqualified Institution” means, at the time of any relevant assignment pursuant to Section 12.06(a) or participation pursuant to Section 12.06(c), as applicable, (a) any Person primarily engaged in the business of private investment management as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct competition with the Borrower, the Servicer or the sub-advisor of the Servicer, or any Affiliate thereof that is an investment advisor, (b) any Person controlled by, or controlling, or under common control with, or which is a sponsor of, a Person referred to in clause (a) above, or (c) any Person for which a Person referred to in clause (a) or (b) above serves as an investment advisor with discretionary investment authority, in each case of clause (a) through (c), other than (i) an Affiliate of the related assignor or seller of a participation, as applicable, (ii) a commercial bank, (iii) investment bank, and (iv) an insurance company.

“Disruption Event” means the occurrence of any of the following with respect to any Eligible Currency: (a) any Lender shall have notified the Administrative Agent of the commercially reasonable determination by such Lender that it would be contrary to Law or to the directive of any Governmental Authority (whether or not having the force of law) to obtain such Eligible Currency to fund any Advance, (b) the Administrative Agent shall have notified the Borrower and each Lender of the inability, acting in a commercially reasonable manner, to determine the applicable Benchmark for Advances in such Eligible Currency, (c) the Required Lenders shall have notified the Administrative Agent of the commercially reasonable determination by such Lenders that the rate at which deposits of such Eligible Currency are being offered to such Lenders does not accurately reflect the cost to such Lenders of making, funding or maintaining any Advance in such Eligible Currency or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender, acting in a commercially reasonable manner, to obtain such Eligible Currency to make, fund or maintain any Advance in such Eligible Currency.

“Diversity Score” means, as of any day, a single number that indicates Collateral Loan concentration in terms of both Obligor and industry concentration, calculated as set forth in Schedule 7, as such diversity scores shall be updated at the mutual agreement of the Administrative Agent and the Borrower if Moody’s publishes revised criteria.

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or the Servicer on its behalf) to the Custodian that identifies each of the documents contained in each Loan File and whether such document is an original or a copy and whether a hard copy or electronic copy will be delivered to the Custodian related to the Collateral Loan and includes the name of the Obligor with respect to such Collateral Loan, in each case as of the related date of Advance or acquisition by the Borrower.

“Dollars” and “$” mean lawful money of the United States of America.

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“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA” means, with respect to any Relevant Test Period (or other period set forth herein) and any Collateral Loan, the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable term in the Related Documents for such period (together with all add backs and exclusions as designated in such Underlying Loan Agreement) and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan, until the first testing period after the Related Documents have been executed), and in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable term is not defined in such Related Document or marketing materials or financial model, an amount, for the principal Obligor thereunder and any of its parents that are obligated as guarantor or co-borrower pursuant to the Related Documents and any of their respective Subsidiaries for such Collateral Loan (determined in good faith by the Servicer in accordance with the Servicing Standard on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Servicer in accordance with the Servicing Standard in case of any acquisitions)) equal to earnings from continuing operations for such period plus, in each case to the extent deducted in determining earnings from continuing operations for such period, interest expense, income taxes, depreciation and amortization for such period, other non-cash charges and organization costs, extraordinary, one-time and/or non-recurring losses or charges and any other item the Servicer and the Administrative Agent mutually deem to be appropriate; provided that with respect to any Obligor for which four full fiscal quarters of financial data are not available, EBITDA shall be determined for such Obligor based on annualizing the financial data from the reporting periods actually available in a manner mutually acceptable to the Borrower and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective LTV” means, with respect to any Asset Based Loan as of any date of determination, the product of (i) the Principal Balance of such Collateral Loan divided by (ii) the Appraised Value of such Collateral Loan as of such date of determination.

“Eligible Assignee” means any Affiliate of Citibank, any Conduit Lender administered by any Affiliate of Citibank, and any Liquidity Bank.

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“Eligible Collateral Loan” means a Collateral Loan that (A), if it is a Consent Collateral Loan acquired after the A&R Effective Date, has been approved by the Administrative Agent, in its sole discretion, prior to the date on which the Borrower commits to acquire such Collateral, and (B) satisfies each of the following eligibility requirements on any date of determination (unless (x) such Loan was eligible under the Existing Agreement and was not in compliance with one or more criteria below (but, for the avoidance of doubt, solely with respect to such criteria) or (y) otherwise expressly waived by the Administrative Agent in its sole discretion):

(a) the acquisition of a Collateral Loan from the originator does not violate Applicable Law;

(b) the Collateral Loan has an original term to maturity of not greater than (i) if such Collateral Loan is a Healthcare Loan or an Asset Based Loan, five (5) years, and (ii) in all other cases, seven (7) years;

(c) the Collateral Loan is either (i) a First Lien Loan, (ii) a First Lien Last Out Loan, (iii) an Asset Based Loan or (iv) a Second Lien Loan;

(d) as of the applicable Acquisition Date, if the Collateral Loan is a Healthcare Loan, the Servicer has confirmed (based on financial information provided by the related Obligor) that, immediately prior to the Acquisition Date, the related Obligor maintains Unrestricted Cash and availability under its credit facilities necessary to make payment on all of its Indebtedness over the next 12-Month period;

(e) if the Collateral Loan is a Healthcare Loan, (i) it is a First Lien Loan and (ii) the ratio of cash equity invested to total debt of the related Obligor is equal to or greater than 3:00:1.00 at all times;

(f) the Obligor for such Collateral Loan is incorporated in the United States or Canada;

(g) unless the Collateral Loan is a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan, it is not an obligation pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(h) as of the applicable Acquisition Date, the Collateral Loan has been originated or acquired by the Borrower in accordance with the Credit and Collection Policy;

(i) as of the applicable Acquisition Date, the Collateral Loan has an Original Asset Value of not less than 90.00%;

(j) the Collateral Loan is denominated in an Eligible Currency and does not permit the currency to be changed or place of payment to be modified outside of the United States;

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(k) as of the applicable Acquisition Date, the Collateral Loan is not a Defaulted Loan;

(l) the Collateral Loan is either (i) a Fixed Rate Obligation (subject to the Concentration Limitations), or (ii) provides for scheduled payments of floating-rate interest in cash on at least a semi-annual basis;

(m) the Collateral Loan is not a loan primarily for personal, family or household use;

(n) the Collateral Loan and related Underlying Loan Agreement and related documents are in full force and effect and free and clear of Liens (other than Permitted Liens);

(o) the Collateral Loan and related Underlying Loan Agreement and related documents and Loan File is fully assignable or, if such assignment is subject to the consent of the underlying Obligor or lender agent under the related Underlying Loan Agreement, the related Underlying Loan Agreement provides that such consent to assignment shall not be unreasonably withheld; provided that all consents required to be obtained with respect to the Borrower’s purchase of such Collateral Loan shall have obtained prior to the related Acquisition Date;

(p) the Underlying Loan Agreement qualifies as an “instrument” or a “payment intangible” under article 9 of the UCC;

(q) the Collateral Loan and obligations under the Underlying Loan Agreement are not subject to any litigation, dispute, refund, claims of rescission, setoff, netting, counterclaim or defense;

(r) the payments under the Collateral Loan are not subject to withholding tax (unless grossed up);

(s) the Collateral Loan was not adversely selected by the originator or Servicer;

(t) the Collateral Loan is not secured by margin stock nor exchangeable for equity;

(u) the Collateral Loan is not a commercial real estate loan, construction loan or otherwise principally secured by real property;

(v) is not a Structured Finance Obligation, an unsecured loan, or a bridge loan;

(w) if the Collateral Loan is a PIK Loan, it provides for a current cash pay rate equal to or greater than the Benchmark plus 4.50% per annum;

(x) the Collateral Loan is not a letter of credit;

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(y) the Borrower, the Servicer and the related Obligor treat the payment obligations under the Collateral Loan as indebtedness for tax purposes;

(z) the Equityholder, if applicable, records the Collateral Loan on its books and records as a “true contribution” and contributed and transferred to the Borrower;

(aa) the related Loan File for the Collateral Loan is in the possession of the Document Custodian within five (5) Business Days of any related Borrowing Date as to the Collateral Loan;

(bb) each of the Servicer and the Borrower has all necessary licenses and permits under Applicable Law, to purchase, own and service the Collateral Loan in the state where the related Obligor is located;

(cc) does not contain confidentiality restrictions that would prohibit the Administrative Agent, the Collateral Agent or the Lenders from accessing or receiving all material information with regards to such Collateral Loan (subject to customary confidentiality provisions);

(dd) except with respect to Healthcare Loans and Asset Based Loans, the EBITDA of the related Obligor of the Collateral Loan is greater than or equal to (i) if such Collateral Loan is a Covenant Lite Loan, $50,000,000, and (ii) in all other cases, $10,000,000;

(ee) the Collateral Loan is not a DIP Loan; and

(ff) the Collateral Loan is not an MRR Loan.

“Eligible Currency” means Dollars and CAD.

“Eligible Investment Required Ratings” means, (a) with respect to any obligation or security, with respect to ratings assigned by Moody’s, “Aa2” or higher or “P-1” for one month instruments, “Aa2” or higher and “P-1” for three month instruments, “Aa2” or higher and “P-1” for six month instruments and “Aa2” or higher and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, “A-1” or “A-1+” for short term instruments and “AA” or higher for long term instruments.

“Eligible Investments” means any Dollar‑denominated investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b) demand and time deposits in, bank deposit products of, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under

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the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(c) non‑extendable commercial paper or other short‑term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(d) money market funds that have, at all times, ratings in the highest credit rating category by Moody’s and S&P (based on tranche rating not corporate family rating);

provided that none of the foregoing obligations or securities shall constitute Eligible Investments if (A) such obligation or security has an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript assigned by S&P, (B) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (C) such obligation or security is subject to U.S. withholding or foreign withholding tax unless the issuer of the security is required to make “gross‑up” payments for the full amount of such withholding tax, (D) such obligation or security is secured by real property, (E) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (F) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (G) in the Servicer’s judgment in accordance with the Servicing Standard, such obligation or security is subject to material non‑credit related risks. Any such investment may be made or acquired from or through the Collateral Agent or any of its Affiliates, or any entity for whom the Collateral Agent or any of its Affiliates provides services (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition); provided, further, that (i) all rating requirements are based on the time of purchase and (ii) Eligible Investments purchased with funds in the Collection Account shall be held until maturity and shall include only such investments which mature (or money market mutual funds that may be liquidated without a loss) no later than the Business Day prior to the next Payment Date and (ii) no such Eligible Investment may be purchased at a premium to its principal amount; provided, further, that an Eligible Investment must have a fixed principal amount due at maturity and, if rated by S&P, must not have an “r” suffix attached to the rating. The Collateral Agent shall have no obligation to determine or oversee compliance with the foregoing requirements.

“Environmental Laws” means any and all foreign, federal, state, provincial and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or any other Governmental Authority, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control

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Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Canadian Environmental Protection Act, 1999 (S.C. 1999, c. 33), and the Fisheries Act (R.S.C. 1985, c. F-14), and the rules and regulations thereunder.

“Equity Cure Notice” has the meaning assigned to such term in Section 2.05(c)(ii).

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership or membership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant (other than a detachable warrant) or right to subscribe to or purchase such a security; or any such warrant or right.

“Equityholder” means SLR Investment Corp.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f)(i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan under Section 4042 of ERISA, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be insolvent or terminated, within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

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“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“Errors” has the meaning assigned to such term in Section 14.08(c).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, the portions (calculated without duplication) of each Collateral Loan that cause such Concentration Limitations to be exceeded, as calculated by the Servicer and certified to as required hereunder.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amounts” means (i) any amount deposited into the Collection Account with respect to any Collateral Loan, which amount is attributable to the reimbursement of payment by the Borrower not using Collections of any Tax, fee or other charge imposed by any Governmental Authority on such Collateral Loan or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up‑front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Loan to the extent such amount is attributable to a time before the Acquisition Date thereof, (iii) any reimbursement of insurance premiums not paid by the Borrower using Collections, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Loan which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements as Related Security under the Related Documents securing the obligations represented by such Collateral Loan or (v) any amount deposited into the Collection Account in error (including any amounts relating to any portion of an asset sold by the Borrower in accordance with this Agreement, in each case to the extent such amount is attributable to a time after the effectiveness of such sale).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment or an Advance pursuant to a Law in effect on the date on which (i) such Lender acquires such

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interest in such Commitment or Advance (other than pursuant to an assignment request by the Borrower under Section 2.20(a)) or (ii) such Lender designates a new lending office, except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 12.03(f), and (d) Taxes imposed by FATCA.

“Facility Amount” means during the Reinvestment Period, $275,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06 or as otherwise agreed to by the Borrower, the applicable Lenders, the Servicer and the Administrative Agent); provided, that following the Commitment Termination Date, the Facility Amount will equal the Advances Outstanding as of the applicable date of determination.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Contribution Agreement, the Agent Fee Letter, any Lender Fee Letter, the Collateral Administration and Agency Fee Letter and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower in favor of the Collateral Agent, the Administrative Agent or any Lender from time to time pursuant to this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rule, guidance notes, or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing any of the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Basis Amount” means, for any Payment Date, the quotient of (a) the arithmetic mean of (i) the Aggregate Principal Balance of all Eligible Collateral Loans plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account, in each case, on the first day and on the last day of the related Interest Accrual Period, divided by (b) the number of days during such Interest Accrual Period.

“Final Maturity Date” means the earliest to occur of (i) the date on which the Borrower (or the Servicer on its behalf) reduces the Facility Amount in full pursuant to Section 2.06(b); (ii) the day that is two (2) years after the Commitment Termination Date; and (iii) the date on which the Administrative Agent provides notice of the declaration of the Final Maturity Date after the occurrence and during the continuance of an Event of Default; provided, that, in the case

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of the foregoing clauses (i) and (ii), if such day is not a Business Day, then the Final Maturity Date shall be the next succeeding Business Day.

“Financial Asset” has the meaning specified in Section 8‑102(a)(9) of the UCC.

“First Lien Last Out Loan” means, as of any date of determination, any Collateral Loan that would constitute a First Lien Loan but that, at any time prior to and/or after an event of default under the related Underlying Loan Agreement of such Eligible Collateral Loan, will be paid after one or more tranches of First Lien Loans issued by the same Obligor have been paid in full in accordance with a specified waterfall or other priority of payments.

“First Lien Loan” means any Collateral Loan that (i) is secured by a valid and perfected first priority Lien on substantially all of the Obligor’s assets constituting underlying assets for the Collateral Loan, subject to any “permitted liens” as defined in the applicable Underlying Loan Agreement for such Collateral Loan or such comparable definition or provision if “permitted liens” is not defined therein (including, without limitation, priority Liens on certain current assets, including accounts receivable, to secure working capital facilities set forth in “permitted liens” as defined in such Underlying Loan Agreement or such comparable definition or provision if “permitted liens” is not defined therein), (ii) provides that the payment obligation of the Obligor on such Collateral Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor, and (iii) for which Liens on the assets constituting underlying assets securing any other outstanding Indebtedness of the Obligor (including Liens securing Second Lien Loans or Deemed Second Lien Loans, but otherwise excluding “permitted liens” referred to above) is expressly subject to and contractually or structurally subordinate to the priority claim under the Underlying Loan Agreement governing such Collateral Loan or the related documentation of the “first lien” lenders under such “First Lien Loan”; provided that, with respect to any Asset Based Loan, no other obligations of such Obligor are senior to such Asset Based Loan.

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floor” means 0.00%.

“Floor Obligation” means, as of any date:

(a) a Collateral Loan (i) for which the Related Documents provides for a SOFR (or any successor index therefor) option and that such rate is calculated as the greater of a specified “floor” rate per annum and such rate for the applicable Interest Accrual Period and (ii) that, as of such date, bears interest based on such rate option, but only if as of such date the applicable rate for the applicable Interest Accrual Period is less than such floor rate; and

(b) a Collateral Loan (i) for which the Related Documents provides for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable Interest Accrual Period and (ii) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable Interest Accrual Period is less than such floor rate.

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“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (as determined by the Administrative Agent) (a) increase or extend the term of the Commitments or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any scheduled payment of principal or the amount of any other payment due to any Lender, (d) reduce the rate at which interest is payable thereon or any fee is payable hereunder (other than any waiver or rescission of the Default Rate), (e) release any material portion of the Collateral, except in connection with dispositions expressly permitted hereunder, (f) alter the terms of Section 9.01 or Section 12.01(b) or, for purposes of Sections 9.01 or 12.01(b), alter any defined term or alter any other provision of this Agreement to the extent such alteration would alter the order of application of proceeds or the pro rata sharing of payments required thereby or (g) modify the definitions of the terms “Required Lenders” or “Fundamental Amendment” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States or, with respect to an Obligor located outside the United States, such other generally accepted accounting principles in effect from time to time in the jurisdiction of such Obligor.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

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“Healthcare Loan” means a Collateral Loan that is a “venture” loan and whose principal underlying assets consist of an all asset lien (including accounts, inventory and equipment, where applicable) (subject to any “permitted liens” as defined in the applicable Underlying Loan Agreement for such Collateral Loan or such comparable definition or provision if “permitted liens” is not defined therein) but with at least a negative pledge on the intellectual property, of an Obligor that is in the startup, R&D or early-stage commercial phase and whose principal business is in the bio-pharmaceutical, medical device, healthcare IT or healthcare services industries.

“Incurrence Covenant” means a covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” means, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives or hedges, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above (in each case excluding any unfunded commitments of the Borrower with respect to any Delayed Drawdown Collateral Loan or any Revolving Collateral Loan).

“Indemnified Party” has the meaning assigned to such term in Section 12.04(b).

“Independent Accountants” has the meaning assigned to such term in Section 8.09(a).

“Independent Director” means a manager of the Borrower who, (a) is an employee of, or is a special purpose corporation which is an Affiliate of or is operated by, employees of, or is otherwise provided by, any one of CT Corporation, Citadel SPV, Maples Fiduciary Services, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation, The Corporation Trust Company, or an Affiliate thereof, or, if none of those companies is then providing professional independent directors or managers, another nationally‑recognized company, in each case that is not an Affiliate of the Borrower and that provides professional independent directors or managers and other corporate services in the ordinary course of its business; (b) in the case of any natural person, has prior experience as an independent director for a corporation, or as an independent director or independent manager or independent trustee for a limited liability company or trust, whose organizational documents required the unanimous consent of all independent directors (or independent managers or independent trustees) thereof before such corporation or limited liability

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company or trust could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (c) in the case of any natural person, is not, and has not been for a period of five (5) years prior to his or her appointment as an Independent Director, in each case to the knowledge of the Borrower: (i) a director, manager, member, officer or partner, of (A) the Borrower, (B) the Servicer, (C) the Equityholder or (D) any Affiliate of the Equityholder, the Borrower or the Servicer or (ii) a spouse, parent, sibling or child of any Person referred to in clause (i) above; provided, however, such Independent Director may be an independent director, independent trustee or independent manager of one or more other special purpose entities affiliated with the Equityholder, the Borrower or the Servicer or their respective Affiliates.

“Industry Classification” means the industry classification set forth in Schedule 4 that the Servicer, with the approval of the Administrative Agent in its sole discretion, assigns such Collateral Loan based on the predominant end-user of the applicable Obligor’s product, as such industry classifications shall be updated by the Borrower with the written consent of the Administrative Agent.

“Ineligible Collateral Loan” means, at any time, a loan or other obligation, or any portion thereof, that fails to satisfy any criteria of the definition of “Eligible Collateral Loan”.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding‑up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such Law, or the consent by such Person to the appointment of or taking possession by a receiver, an administrator, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9‑102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Collateral Loan, an insurance policy covering liability and physical damage to, or loss of, the underlying assets.

“Insurance Proceeds” means any amounts received on or with respect to a Collateral Loan under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation, other than any such amount received which is required to be used to restore, improve or repair the related real estate or other assets or required to be paid to the Obligor under the Underlying Loan Agreement.

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“Interest” means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

D

D

P

IR

1

×

×

where:

IR = the Interest Rate for such Advance on such day;

P = the principal amount of such Advance on such day; and

D = (x) to the extent the Interest Rate is calculated based on the Base Rate, 365 days or 366 days, as applicable, (y) to the extent the Interest Rate is calculated based on Daily Compounded CORRA, 365 days or (z) otherwise, 360 days.

“Interest Accrual Period” means with respect to any Payment Date, the period from but excluding the Determination Date prior to the preceding Payment Date to and including the Determination Date prior to such Payment Date; provided, that the Interest Accrual Period with respect to the Payment Date occurring on October 10, 2024 shall mean the period from and including the A&R Effective Date to and including the Determination Date prior to such Payment Date; provided, further, that the final Interest Accrual Period hereunder shall end on and include the day of the Payment in Full of the Advances hereunder.

“Interest Collection Account” has the meaning assigned to such term in Section 8.02(a).

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a) all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Loans (including interest and other income received on Ineligible Collateral Loans and the accrued interest received in connection with a sale of any such Collateral Loan during such Collection Period), less any such amount that represents Principal Financed Accrued Interest;

(b) all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds;

(c) all amendment and waiver fees, late payment fees, prepayment fees and all protection fees and other fees and commissions received by the Borrower during such

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Collection Period unless the Servicer has determined that such payments are to be treated as Principal Proceeds;

(d) commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Servicer has determined that such payments are to be treated as Principal Proceeds; and

(e) all amounts received in respect of Equity Securities held by the Borrower in respect of any Obligor.

Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Loan at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds.

“Interest Rate” means, for each day during any Interest Accrual Period and for each Advance outstanding in any Eligible Currency, for each day during such Interest Accrual Period, the Cost of Funds Rate for such Interest Accrual Period plus the Applicable Margin; provided that if a Disruption Event has occurred and is continuing with respect to a particular Eligible Currency, then subject to Section 12.01(c), “Interest Rate” with respect to Advances denominated in the affected Eligible Currency means the Base Rate (determined without giving effect to clause (c) of the definition thereof) plus the Applicable Margin.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Conduit Lender, each Committed Lender and each Uncommitted Lender, as the context may require, listed on Schedule 1 hereto and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender Fee Letter” means each fee letter among the Administrative Agent, the Lenders party thereto and the Borrower, setting forth certain fees payable by the Borrower to one or more Lenders in connection with the transactions contemplated by this Agreement.

“Lender Group” means each Lender and related Agent from time to time party hereto.

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“Lender Group Agent” means, with respect to any Lender Group, its “Lender Group Agent” (or, if no Lender Group Agent is designated for any Lender Group, the applicable Lender shall be its own Lender Group Agent).

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs (including costs of enforcement of any Facility Document), expenses (including reasonable and documented out‑of‑pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever, whether or not brought by the Borrower, the Servicer, the Equityholder or any third party.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable Law of any jurisdiction); provided that “Lien” does not include (i) customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the Related Documents relating to any Collateral Loan or (ii) in the case of any Equity Securities, customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer.

“Liquidity Agreement” means with respect to any Liquidity Bank, any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity support for such Conduit Lender’s Advances hereunder.

“Liquidity Bank” means, with respect to any Lender Group that includes a Conduit Lender, such Person or Persons who provide liquidity support to such Conduit Lender pursuant to a Liquidity Agreement in connection with the issuance by such Conduit Lender of commercial paper or as may from time to time become a Liquidity Bank hereunder.

“Loan File” means, with respect to each Collateral Loan delivered to the Custodian, each of the Required Loan Documents in original or copy, as identified on the related Document Checklist and any other document delivered in connection therewith.

“LTV Ratio” means, with respect to any Collateral Loan, as of the related Acquisition Date, the ratio of the (i) outstanding Indebtedness of the relevant Obligor to (ii) the collateral and enterprise value of such Obligor.

“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such Obligor has taken any specified action.

“Mandatory Amortization Advances Outstanding” means the Advances Outstanding as of the Commitment Termination Date.

“Mandatory Amortization Amount” means, with respect to the applicable Mandatory Amortization Dates set forth below and regardless of whether sufficient funds are on

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deposit in the Collection Account in respect of such Mandatory Amortization Date, an amount equal to the product of (x) the percentage set forth below opposite such Mandatory Amortization Date times (y) the Mandatory Amortization Advances Outstanding (for the avoidance of doubt, loan prepayments, amortization payments and loan sales count toward the Mandatory Amortization Amount):

Mandatory Amortization Date	Percentage of Mandatory Amortization Advances Outstanding to be Paid on Relevant Mandatory Amortization Date
First Mandatory Amortization Date	25.00%
Each Mandatory Amortization Date thereafter	6.25%

“Mandatory Amortization Date” means every third Payment Date commencing with the first Payment Date to occur after the one‑year anniversary of the Commitment Termination Date.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations, performance or properties of the Equityholder or the Borrower, (b) the operations or the business of the Servicer in a manner that impairs the ability of the Servicer and its employees to manage the Collateral Loans and the Borrower as contemplated by the Facility Documents (c) the validity, enforceability or collectability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans generally or any material portion of the Collateral Loans, (d) the rights and remedies of the Collateral Agent, the Collateral Administrator, the Custodian, the Administrative Agent, any Lender and the Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (e) the ability of each of the Borrower and the Servicer, to perform their respective obligations under this Agreement or any other Facility Document, or (f) the status, existence, perfection, priority or enforceability of the Collateral Agent’s, the Administrative Agent’s or the other Secured Parties’ lien on the Collateral.

“Material Modification” means, with respect to any Collateral Loan, any amendment, waiver, consent, forbearance or modification of, or supplement to, a Related Document with respect thereto executed or effected after the related Acquisition Date, that (unless otherwise consented to by the Administrative Agent):

(a) (i) reduces, defers or forgives any principal amount due with respect to such Collateral Loan or provides for any such principal amount to be deferred (other than any deferral already expressly permitted by the terms of the Related Documents as of the date such Collateral Loan was acquired), (ii) reduces, waives or forgives any interest payment due with respect to such Collateral Loan, provides for any such interest to be deferred or

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capitalized and added to the principal amount of such Collateral Loan (other than (x) any deferral or capitalization or (y) any reduction related to positive performance pursuant to a pricing grid, in each case already expressly permitted by the terms of the Related Documents as of the date such Collateral Loan was acquired), (iii) reduces the rate of interest payable on such Collateral Loan or (iv) extends, delays or waives any scheduled principal installment or the stated maturity date of such Collateral Loan;

(b) other than “permitted liens” (within the meaning of the applicable Underlying Loan Agreement), contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor;

(c) substitutes, alters, releases or terminates all, substantially all or any material portion of the underlying assets securing such Collateral Loan;

(d) amends, waives, forbears, supplements or otherwise modifies (x) the meaning of “Senior Net Leverage Ratio,” “EBITDA,” “Permitted Lien,” “Total Net Leverage Ratio,” or any respective comparable terms in the Related Documents for such Collateral Loan or (y) any term or provision of such Related Documents referenced in or utilized in the calculation of any financial covenant, including “Senior Net Leverage Ratio,” “EBITDA,” or “Total Net Leverage Ratio” or, in each case, any respective comparable terms for such Collateral Loan, in each case of clauses (x) and (y) above, in a manner that, in the commercially reasonable discretion of the Administrative Agent, is materially adverse to the Secured Parties; or

(e) modifies any term or provision of the Related Documents that impacts the determination of any default or event of default with respect to such Collateral Loan.

“Maximum Advance Rate” means, on any date of determination, (a) if the Diversity Score is less than 8, 55.00%, (b) if the Diversity Score is 8 or greater and less than 12, 60.00%, (c) if the Diversity Score is 12 or greater and less than 15, 65.00% and (d) if the Diversity Score is 15 or greater, 70.00%.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Eligible Collateral Loans as of such date is less than or equal to six (6) years.

“Measurement Date” means (a) the A&R Effective Date, (b) each Borrowing Date, (c) each Determination Date, (d) each Monthly Report Determination Date, (e) the date on which a Collateral Loan is acquired or disposed of by the Borrower, (f) one Business Day after the date the Borrower (or the Servicer on its behalf) receives notice that the Asset Value of any Collateral Loan is adjusted, (g) the Commitment Termination Date, and (h) any other dates reasonably requested by the Borrower or the Administrative Agent with two (2) Business Days’ notice.

“Minimum Diversity Score Test” means a test that will be satisfied on any date of determination if the Diversity Score as of such date equals or exceeds 12.

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“Minimum Equity Amount” means, on any date of determination, an amount equal to the greater of (a) the Aggregate Outstanding Loan Balance of the Eligible Collateral Loans of the four (4) largest Obligors (by Asset Value) and (b) 10.00% of the Facility Amount as of the A&R Effective Date.

“Minimum Liquidity” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Minimum Liquidity” or comparable term set forth in the Related Documents for such Collateral Loan.

“Minimum Obligor Diversity Test” means a test that will be satisfied on any date of determination if the Eligible Collateral Loans represent obligations of no less than twenty (20) unaffiliated Obligors.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread (inclusive of any index floors in respect of Floor Obligations that are Eligible Collateral Loans) equals or exceeds 4.50%.

“Money” has the meaning specified in Section 1‑201(24) of the UCC.

“Monthly Report” has the meaning specified in Section 8.08(a).

“Monthly Report Determination Date” has the meaning specified in Section 8.08(a).

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s Rating” means, with respect to any Collateral Loan, either (i) the public rating issued by Moody’s (based on tranche rating and not corporate family rating) or (ii) any credit estimate issued by Moody’s received by the Borrower or the Servicer.

“MRR Loan” means a First Lien Loan that (i) is underwritten to recurring revenue, (ii) requires the related Obligor to comply with a financial covenant related to recurring revenue, (iii) at the time of its origination, does not include and would not customarily be expected to include (as determined by the Servicer in accordance with the Servicing Standard) a financial covenant based on “debt to EBITDA” or a similar multiple of debt to operating cash flow and (iv) is not subordinate to a working capital loan.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 4001 (a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Non‑Excluded Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Non‑U.S. Lender” has the meaning assigned to such term in Section 12.03(f)(i)(B).

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“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit E hereto.

“Noteless Loan” means a Collateral Loan with respect to which (a) the related Underlying Loan Agreement does not require the Obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Loan and (b) no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Loan transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02(a).

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05(a).

“Obligations” means all Indebtedness and all other amounts owed, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person solely to the extent arising under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, Administrative Expenses and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Loan, any Person obligated to pay Collections in respect of such Collateral Loan, including any applicable guarantors.

“Observable Market Price” means the most recent quoted bid-side price from MarkIt Partners or another independent nationally recognized loan pricing service selected by the Administrative Agent and acceptable to the Servicer in its reasonable discretion.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion.

“Optional Sale” has the meaning assigned to that term in Section 10.01(e).

“Optional Sale Date” means any Business Day prior to the Commitment Termination Date identified by the Borrower in a written notice to the Administrative Agent, Collateral Agent and Custodian of its intent to effect an Optional Sale on a date at least 20 days and not more than 45 days following the delivery date of such written notice, all in accordance with Section 10.01(e).

“Original Asset Value” means, with respect to any Collateral Loan on any date of determination, (i) the Purchase Price of such Collateral Loan on the related Acquisition Date multiplied by (ii) such Collateral Loan’s Principal Balance at such date of determination; provided that, (x) if the Purchase Price is in excess of 100%, it shall be deemed to have been acquired at par and (y) the Original Asset Value of any Consent Collateral Loan shall be the amount determined by the Administrative Agent in its sole discretion; provided, further, that, if a Collateral Loan (other than a Priced Loan) has an original issue discount of 3% of par or less or is otherwise

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acquired for a Purchase Price of 97% or greater (expressed as a percentage of par), it shall be deemed to have been acquired at par.

“Original Closing Date” means August 26, 2011.

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Collateral Loan or Facility Document).

“Other Taxes” has the meaning assigned to such term in Section 12.03(b).

“Outstanding Loan Balance” means for any Collateral Loan, for any date of determination, an amount equal to the Asset Value of such Collateral Loan at such time multiplied by the Principal Balance of such Collateral Loan; provided that the parties hereby agree that the Outstanding Loan Balance of any Collateral Loan that is no longer an Eligible Collateral Loan shall equal zero; provided, further, that if the Effective LTV of any Asset Based Loan exceeds (on any date of determination) the limit for the applicable loan type set forth below, then the “Outstanding Loan Balance” of such Collateral Loan will be automatically (and without any action by the Administrative Agent) reduced by the amount necessary to cause such Collateral Loan to comply with the applicable limit set forth below:

Asset Based Loan Type (by collateral source)	Effective LTV Limit
working capital Collateral Loans	90.00%
fixed assets Collateral Loans	85.00%
intellectual property Collateral Loans	60.00%

“Paid in Full” or “Payment in Full” means, with respect to any Obligations (a) the payment in full in cash of all such Obligations (other than contingent indemnification and expense reimbursement obligations to the extent no claim giving rise thereto has been asserted) and (b) the termination or expiration of all of the Commitments.

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section 12.06(c).

“Participant Register” has the meaning assigned to such term in Section 12.06(c)(ii).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Participation Interest” means a participation interest in a loan, debt obligation or other obligation that satisfies each of the following criteria: (i) such loan would constitute a Collateral Loan were it acquired directly, (ii) the seller of the participation is the lender on the

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loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Loan or Delayed Drawdown Collateral Loan, at the time of the funding of such loan), (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation, (vii) such participation shall be elevated to a full assignment within ninety (90) days of the sale of such participation and (viii) such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.

“PATRIOT Act” means Title III of Pub. L. 107 56 (signed into Law on October 26, 2001).

“Payment” has the meaning specified in Section 11.07(a)(i).

“Payment Account” has the meaning assigned to such term in Section 8.03.

“Payment Date” means the 10th day of each calendar month, beginning in October 2024, and if such day is not a Business Day, the next succeeding Business Day. The Final Maturity Date shall also be a Payment Date.

“Payment Date Report” has the meaning specified in Section 8.08(b).

“Payment Notice” has the meaning specified in Section 11.07(b)(i).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a) with respect to any Lender party hereto on the A&R Effective Date, the percentage set forth opposite such Lender’s name on Schedule 1, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor in accordance with the terms of this Agreement, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the

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benefit of the Secured Parties; (b) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (c) with respect to agented Collateral Loans, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of Indebtedness of the related Obligor under the related facility; (d) any security interests, liens and other rights or encumbrances granted under any governing documents or other agreement between or among or binding upon the Borrower as the holder of equity in an Obligor; (e) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith; (f) as to Related Security, any Liens on the Related Security permitted pursuant to the applicable Related Documents or otherwise; (g) as to any Covered Account, customary Liens in favor of the Securities Intermediary to the extent permitted in the Account Control Agreement and (h) precautionary Liens and filings of financing statements under the UCC, covering assets sold or contributed by the Borrower to any Person not prohibited hereunder.

“Permitted Refinancing” means any refinancing transaction undertaken by the Equityholder or an Affiliate of the Equityholder that is secured, directly or indirectly, by any Collateral Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement.

“Permitted RIC Distribution” means distributions on any Payment Date to the Equityholder (from the Collection Accounts or otherwise) to the extent required to allow the Equityholder to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Equityholder in or with respect to any taxable year of the Equityholder (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equityholder shall not exceed 115% of the amounts that the Borrower would have been required to distribute to the Equityholder to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of clause (i), (ii) or (iii) above, calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Permitted Securitization” means a private or public term or conduit securitization transaction undertaken by the Equityholder, the Borrower or an Affiliate of the Equityholder, that is secured, directly or indirectly, by any Collateral Loan currently or formerly included in the Collateral or any portion thereof or any interest therein released from the Lien of this Agreement, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization.

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“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Loan that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Potential Terminated Lender” has the meaning assigned to such term in Section 2.20(a).

“Predecessor Servicer Work Product” has the meaning assigned to such term in Section 14.08(c).

“Prepayment Fee” has the meaning assigned to such term in the Lender Fee Letter.

“Priced Loan” means any Collateral Loan with three or more observable bid quotations from a nationally recognized independent dealer in the related loan as reported by an independent nationally recognized pricing service within five (5) Business Days following the acquisition of such Collateral Loan.

“Prime Rate” means the rate announced by Citibank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank in connection with extensions of credit to debtors.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest; provided that, other than as expressly set forth herein, for all purposes of this Agreement and the other Facility Documents (other than in determining the Asset Value or the Aggregate Principal Balance of any Collateral Loan for purposes of calculating each Borrowing Base or compliance with the Borrowing Base Test or the Effective LTV), in determining the Principal Balance of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loan or Revolving Collateral Loan shall be assumed to have been fully funded as of such date of determination.

“Principal Collection Account” has the meaning assigned to such term in Section 8.02(a).

“Principal Financed Accrued Interest” means, with respect to any Collateral Loan, the amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on such Collateral Loan; provided that Principal Financed Accrued Interest shall not include any accrued

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interest purchased with Interest Proceeds deemed to be Principal Proceeds as set forth in the definition of “Interest Proceeds;” provided, further, that once any Principal Financed Accrued Interest is actually received by the Borrower, it shall no longer constitute Principal Financed Accrued Interest hereunder.

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (unless, in the case of any such equity contribution, designated as Interest Proceeds by the Servicer pursuant to Section 10.06).

“Priority of Payments” has the meaning specified in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9‑102(a)(64) of the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Proper Instructions” means instructions received by the Custodian, the Collateral Administrator or the Collateral Agent from the Borrower, or the Servicer on behalf of the Borrower, in any of the following forms: (a) in writing signed by an Authorized Person (and delivered by hand, by mail, by overnight courier or by email); (b) by electronic mail from an Authorized Person; (c) in tested communication; (d) in a communication utilizing access codes effected between electro mechanical or electronic devices; or (e) such other means as may be agreed upon from time to time by the Custodian, the Collateral Administrator, the Administrative Agent or the Collateral Agent, as applicable, and the party giving such instructions.

“Purchase Price” means, with respect to any Collateral Loan, the purchase price paid (expressed as a percentage of par) by the Borrower to purchase such Collateral Loan.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 12.18.

“Qualified Institution” means a depository institution or trust company organized under the Laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) that has either (A) a long term issuer rating of “A-” or better by S&P and “A3” or better by Moody’s or (B) a short term issuer rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” by Moody’s, (ii) the parent corporation of which has either (A) a long term issuer rating of “A-” or better by S&P and “A3” or better by Moody’s or (B) a short term issuer rating or certificate of deposit rating of “A-1” or better by S&P and “P-I” by Moody’s (iii) is otherwise acceptable to the Administrative Agent.

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

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“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means, subject to the Lender Fee Letter, the period from and including the A&R Effective Date to and including the earliest of (a) August 31, 2026 (unless extended with the consent of the Administrative Agent and each Lender); and (b) the Final Maturity Date (other than clause (ii) of the definition of Final Maturity Date).

“Related Documents” means, with respect to any Collateral Loan, the Underlying Loan Agreement, any Underlying Note, and all other agreements or documents evidencing, securing, governing or giving rise to such Collateral Loan.

“Related Committed Lender” means, with respect to any Uncommitted Lender, each Committed Lender in its Lender Group.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Property” means, with respect to a Collateral Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Loan.

“Related Security” means, with respect to each Collateral Loan:

(a) any Related Property securing a Collateral Loan and all recoveries related thereto, all payments paid to the Borrower in respect thereof and all monies due, to become due and paid to the Borrower in respect thereof accruing after the applicable Acquisition Date and all related liquidation proceeds;

(b) all Liens, guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such Indebtedness;

(c) all Collections with respect to such Collateral Loan and any of the foregoing;

(d) any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Loan, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

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(e) all records and Related Documents with respect to such Collateral Loan and any of the foregoing; and

(f) all recoveries and proceeds of the foregoing.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of any other currency, (1) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio, Cash Interest Coverage Ratio or EBITDA, as applicable, for such Collateral Loan in the applicable Underlying Loan Agreement or, if no such period is provided for therein, for Obligors delivering monthly financial statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Loan; provided that, with respect to any Collateral Loan for which the relevant test period is not provided for in the applicable Underlying Loan Agreement, if an Obligor is a newly‑formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Replacement Lender” has the meaning assigned to such term in Section 2.20(a).

“Request for Release and Receipt” means a form substantially in the form of Exhibit G completed and signed by the Borrower (or the Servicer on its behalf).

“Requested Amount” has the meaning assigned to such term in Section 2.02(b).

“Required Lenders” means, as of any date of determination, the Lenders whose aggregate principal amount of Advances Outstanding plus unused Commitments exceed 66 2/3% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, Lenders whose aggregate principal amount of Advances Outstanding exceed 66 2/3% of the aggregate principal amount of all Advances Outstanding; provided that if any Lender shall be a Defaulting Lender at such time, then

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there shall be excluded from the determination of Required Lenders any Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments.

“Required Loan Documents” means, for each Collateral Loan (as identified on the related Document Checklist):

(a) an executed copy of the assignment from the prior owner to the Borrower, if applicable, for such Collateral Loan;

(b) unless such Collateral Loan is a Noteless Loan, the original executed Underlying Note (if any) or, in the case of a lost note, a copy of the executed Underlying Note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such Underlying Note to the Borrower);

(c) an executed copy of the Underlying Loan Agreement, together with a copy of all material amendments and modifications thereto as of the related Acquisition Date to the extent actually in the possession of the Servicer, and any other material agreement related to such Collateral Loan (as determined by the Servicer in its reasonable discretion) to the extent reasonably requested by the Administrative Agent and actually in the possession of the Servicer;

(d) if applicable, the funding memo in respect of the Collateral Loan;

(e) for any Participation Interest, the related participation agreement between the participation seller and the Borrower; and

(f) a Document Checklist.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, president, executive vice president, treasurer, chief financial officer, secretary, or vice president, (b) without limitation of clause (a), in the case of a corporation or a limited partnership, a Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a), in the case of a limited liability company that, pursuant to its Constituent Documents, does not have officers, any director or any manager or any Responsible Officer of the sole member, administrative manager or managing member, acting on behalf of the sole member, administrative manager or managing member in its capacity as sole member, administrative manager or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, (f) in the case of the Administrative Agent or the Collateral Agent, an officer of the Administrative Agent or the

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Collateral Agent, as applicable, responsible for the administration of this Agreement, (g) in the case of a Lender, an “authorized signatory” or “authorized officer” of such Lender that has been so authorized pursuant to customary corporate or similar proceedings and that has responsibilities commensurate with the matter for which such “authorized signatory” or “authorized officer” is acting as a Responsible Officer on behalf of such Lender and (h) in the case of the Collateral Administrator, the Custodian or the Securities Intermediary, any officer assigned to the applicable corporate trust or other group (or any successor thereof), as applicable, authorized to act for and on behalf of the Collateral Administrator, Custodian or the Securities Intermediary, as applicable, including any vice president of the Collateral Administrator, the Custodian or the Securities Intermediary customarily performing functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any matter is referred within such corporate trust group (or any successor thereof), because of such person’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, and (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding. For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Facility Document do not constitute Restricted Payments and (y) Collateral Loan Dividends do not constitute Restricted Payments.

“Revolving Collateral Loan” means any Collateral Loan (other than a Delayed Drawdown Collateral Loan) that is a loan (including revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the related Obligor by the Borrower; provided that any such Collateral Loan will be a Revolving Collateral Loan only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“S&P” means S&P Global Ratings and any successor thereto.

“S&P Rating” means, with respect to any Collateral Loan, either (i) the public rating issued by S&P (based on tranche rating not corporate family rating) or (ii) any credit estimate issued by S&P received by the Borrower or the Servicer.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union (including, any member state thereof),

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Canada, the United Kingdom Switzerland, Denmark, Sweden or Norway, (ii) any Person that is operating, organized or resident in a Sanctioned Country or (iii) any Person controlled by any such Person.

“Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future Executive Order; (b) the United Nations Security Council; (c) the European Union (including any member state thereof); (d) the State Secretariat for Economic Affairs of Switzerland; (e) the United Kingdom; (f) the Government of Canada; (g) the Government of Denmark; (h) the Government of Sweden; (i) the Government of Norway; or (j) to the extent that such bodies have jurisdiction over the Borrower or the applicable Subsidiary or such economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws are binding on the Borrower or the applicable Subsidiary, a body administering such economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws in any jurisdiction in which the Borrower or any of its Subsidiaries is located or doing business.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“SEC” means the Securities and Exchange Commission or any other Governmental Authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Lien Loan” means any Collateral Loan that (i) is secured by a valid and perfected Lien on a substantial portion of the Obligor’s assets constituting underlying assets for the Collateral Loan, subject only to (i) the prior lien provided to secure the obligations under a “first lien” loan pursuant to typical commercial terms, and any other “permitted liens” as defined in the applicable Underlying Loan Agreement for such Collateral Loan or such comparable definition or provision if “permitted liens” is not defined therein (including, without limitation, priority Liens on certain current assets, including accounts receivable, to secure working capital facilities), and (ii) provides that the payment obligation of the Obligor on such Collateral Loan is “senior debt” and, except for the express priority provisions under the documentation of the “first lien” lenders, is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“Secured Parties” means the Administrative Agent, the Custodian, the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Conduit Trustees, the Lender Group Agents and the Lenders.

“Secured Party Representative” has the meaning assigned to such term in Section 12.09.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as from time to time in effect.

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“Securities Intermediary” means a Person satisfying Section 8-102(a)(14) of the UCC with respect to the Covered Accounts. Initially, the Securities Intermediary shall be Computershare Trust Company, National Association, in its capacity as securities intermediary under the Account Control Agreement.

“Security Entitlement” has the meaning specified in Section 8‑102(a)(17) of the UCC.

“Senior Net Leverage Ratio” means, with respect to any Collateral Loan and the related Obligor for the Relevant Test Period, either (a) the meaning of “Senior Net Leverage Ratio” or comparable term set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Senior Net Leverage Ratio” or comparable term, the ratio obtained by dividing (i) the Indebtedness for borrowed money (including the full drawn but not the undrawn amount of any revolving and delayed draw indebtedness) of the related Obligor (other than indebtedness of such Obligor that is junior in terms of payment or lien priority to the Collateral Loan of such Obligor held by the Borrower) as of such date, minus the Unrestricted Cash of such Obligor as of such date by (ii) EBITDA of such Obligor for the Relevant Test Period, as calculated by the Servicer in accordance with the Servicing Standard in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Loan Agreement (or, in the case of a Collateral Loan for which the related Underlying Loan Agreement has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan).

“Senior Servicing Fee” means the fee to the Servicer for services rendered and performance of its obligations under this Agreement, in arrears on each Payment Date (subject to availability of funds and the Priority of Payments), in an amount equal to 0.50% per annum of the Fee Basis Amount; measured as of the Determination Date immediately preceding such Payment Date (calculated on the basis of a 360‑day year and the actual number of days elapsed).

“Servicer” has the meaning assigned to such term in Section 14.01(a).

“Servicer Termination Event” means the occurrence of any one or more of the following:

(a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account (including, without limitation, with respect to bifurcation and remittance of Interest Proceeds and Principal Proceeds), as required by this Agreement or any Facility Document which continues unremedied for a period of two (2) Business Days (unless such failure was due solely to an administrative error by the financial institution holding the Collection Account crediting any such payment to the wrong account and the Servicer and such financial institution work diligently to resolve as promptly as possible and in any event within two (2) Business Days after such error was discovered);

(b) any withdrawal by the Servicer from a Covered Account in contravention of or otherwise not in accordance with the terms of this Agreement;

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(c) any failure on the part of the Servicer duly to (i) observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Facility Documents to which the Servicer is a party (including, without limitation, any delegation of the Servicer’s duties that is not permitted by Section 6.01 of this Agreement) or (ii) comply in any material respect with the Credit and Collection Policy or Servicing Standard regarding the servicing of the Collateral, and in each case the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (x) the date on which written notice of such misrepresentation or failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, the Collateral Agent or the Borrower and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(d) the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $25,000,000 (or the equivalent in Dollars, as determined by the Administrative Agent using the Applicable Conversion Rate), individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt whether or not waived;

(e) the Servicer shall have made payments of amounts in excess of $25,000,000 in the settlement of any litigation, claim or dispute (excluding payments made from Insurance Proceeds); or

(f) the failure of the Servicer as of any date of determination to hold (i) Unrestricted Cash plus (ii) undrawn and available commitments (x) pursuant to Indebtedness under credit facilities with lenders not Affiliates of the Servicer, (y) not in default, terminating, maturing or otherwise becoming discretionary, and (z) available under the relevant borrowing base thereunder and otherwise subject only to typical and customary conditions precedent that the Servicer believes in good faith are all satisfied or readily satisfied that are, in the aggregate, equal to or greater than the amount of principal payments due or to become due (whether scheduled, upon maturity or otherwise) under Indebtedness of the Servicer in the next thirty (30) days of such date of determination;

(g) the effectuation of any change in the Credit and Collection Policy without the prior written consent of the Administrative Agent; provided that, so long as prior written notice thereof is provided to the Administrative Agent, no consent shall be required from the Administrative Agent in connection with (i) any change certified by the Servicer to the Administrative Agent as being not adverse to the interests of the Lender (except in an immaterial manner), or (ii) any change mandated by Applicable Law or a Governmental Authority and, if requested by the Administrative Agent at the direction of the Required Lenders, as evidenced by an Opinion of Counsel to that effect delivered to the Administrative Agent;

(h) an Insolvency Event shall occur with respect to the Servicer;

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(i) SLR Investment Corp. shall assign its rights or obligations as “Servicer” hereunder to any Person, other than an Approved Affiliate Servicer, without the prior written consent of the Administrative Agent (as required by Section 14.07(b));

(j) any failure by the Servicer to deliver (i) any required Monthly Report or Payment Date Report on or before the date occurring two (2) Business Days after the date such report is required to be made or given, as the case may be or (ii) any other required reports hereunder on or before the date occurring ten (10) Business Days after the date such report is required to be made or given, as the case may be, in each case under the terms of this Agreement;

(k) any representation, warranty or certification made by the Servicer in any Facility Document or in any certificate delivered pursuant to any Facility Document shall prove to have been incorrect when made, which has a material adverse effect on the Administrative Agent or any of the Secured Parties and continues to be unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent, the Collateral Agent or the Borrower and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(l) any financial or other information reasonably requested by the Administrative Agent or the Collateral Agent is not provided as requested within a reasonable amount of time following such request;

(m) the rendering against the Servicer of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $25,000,000, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;

(n) any event or series of events that would result in a “Change of Control”;

(o) the occurrence of an Event of Default (past any applicable notice or cure period provided in the definition thereof); or

(p) any other event which has caused a Material Adverse Effect on the assets, liabilities, financial condition, business or operations of the Servicer or the ability of the Servicer to meet its obligations under the Facility Documents to which it is a party; and

(q) (l) SLR Investment Corp. permits Shareholders’ Equity (as reflected in its 10Q or 10K without any deductions) at the last day of any of its fiscal quarter to be less than the greater of (i) 33% of the total assets of SLR Investment Corp. and its Subsidiaries as of the last day of such fiscal quarter (determined on a consolidated basis, without duplication, in accordance with GAAP) and (ii) $600,000,000, plus 25% of the net proceeds of the sale of equity interests by SLR Investment Corp. and its Subsidiaries after the Closing Date.

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“Servicing Fee” means the Senior Servicing Fee and the Subordinated Servicing Fee, collectively.

“Servicing Standard” means, with respect to any Collateral Loan included in the Collateral, to service and administer such Collateral Loan (on behalf of the Borrower for the benefit of the Secured Parties) in accordance with Applicable Law and the Related Documents in good faith and with reasonable care using a degree of skill and care no less than that exercised by institutional managers of national standing relating to assets of the nature and character of the Collateral Loans. To the extent not inconsistent with the foregoing, the Servicer shall, in performing its duties under the Facility Documents, follow its customary standards, policies and procedures and exercise a degree of skill and attention no less than that which it exercises with respect to comparable assets that it manages for itself and for other clients having similar investment objectives and restrictions.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity or net assets, as applicable, for the Borrower and its Subsidiaries at such date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law.

“Structured Finance Obligation” means any debt obligation owing by a special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage‑backed securities, commercial mortgage‑backed securities, other asset‑backed securities, “future flow” receivable transactions and other similar obligations; provided that asset based lending facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Subordinated Servicing Fee” means the fee to the Servicer for services rendered and performance of its obligations under this Agreement, in arrears on each Payment Date (subject to availability of funds and the Priority of Payments), in an amount equal to 0.50% per annum of the Fee Basis Amount; measured as of the Determination Date immediately preceding such Payment Date (calculated on the basis of a 360-day year and the actual number of days elapsed).

“Subsidiary” means any Person with respect to which the Borrower or the Equityholder, as the case may be, owns, directly or indirectly, more than 50% of the Equity Securities of such Person; provided that a Person whose Equity Securities were acquired by the Borrower or the Equityholder, as the case may be, in a workout or restructuring of a Collateral Loan shall not be deemed to be a “Subsidiary” for purposes of this Agreement.

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“Successor Servicer” has the meaning assigned to such term in Section 14.08(a).

“Supported QFC” has the meaning assigned to such term in Section 12.18.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to an Advance (other than an Advance bearing interest at the Base Rate), the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) with respect to the Interest Accrual Period in which the applicable Borrowing Date occurs, such Borrowing Date, and (b) for each subsequent Interest Accrual Period, the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Terminated Lender” has the meaning assigned to such term in Section 2.20(b).

“Total Net Leverage Ratio” means, with respect to any Collateral Loan and the related Obligor for the Relevant Test Period, either (a) the meaning of “Total Net Leverage Ratio” or comparable term set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Total Net Leverage Ratio” or comparable term, the ratio obtained by dividing (i) the total Indebtedness for borrowed money of the related Obligor as of such date, minus the Unrestricted Cash of such Obligor as of such date by (ii) EBITDA of such Obligor for the Relevant Test Period, as calculated by the Servicer in accordance with the Servicing Standard in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Loan Agreement (or, in the case of a Collateral Loan for which the related Underlying

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Loan Agreement has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan).

“UCC” means the New York Uniform Commercial Code; provided that if, by reason of any mandatory provisions of Law, the perfection, the effect of perfection or non‑perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non‑perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uncertificated Security” has the meaning specified in Section 8‑102(a)(18) of the UCC.

“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.

“Underlying Loan Agreement” means, with respect to any Collateral Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Collateral Loan is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Loan.

“Undisclosed Administration” means in relation to any Liquidity Bank or Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Undrawn Fee” has the meaning assigned to such term in the Lender Fee Letter.

“Unencumbered Liquidity” means the sum of (a) all cash or cash equivalents held by the Equityholder (to the extent available to be contributed to the Borrower by the Equityholder without any third‑party consent), plus (b) committed, undrawn, and recallable equity capital of the Equityholder (other than in respect of any defaulted investors), which is available to be contributed to the Borrower by the Equityholder without any third‑party consent, plus (c) all cash or cash equivalents held in the Collection Account as Principal Proceeds (but excluded from the definition

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of Borrowing Base), plus (d) the aggregate value of other liquid assets satisfactory to the Required Lenders (as such values are set forth on the most recently delivered financial statements of the Equityholder calculated in accordance with GAAP) plus (e) the aggregate principal amount eligible to be drawn by the Equityholder pursuant to any third party leverage facility and contributed to the Borrower by the Equityholder plus (f) an amount equal to the difference between (i) the Borrowing Bases on such date, minus (ii) the Advances Outstanding as of such date.

“Unfunded Exposure Amount” means on any date of determination, with respect to any Delayed Drawdown Collateral Loans and Revolving Collateral Loans, the aggregate amount (without duplication) in each Eligible Currency of all (a) unfunded commitments and (b) all standby or contingent commitments of the Borrower pursuant to such Collateral Loan.

“Unfunded Reserve Account” has the meaning specified in Section 8.04.

“Unfunded Reserve Account Shortfall” has the meaning specified in Section 2.01.

“Unfunded Reserve Required Amount” means an amount equal to the greater of (x) zero and (y) the aggregate sum of:

(a) with respect to each Delayed Drawdown Collateral Loan included in the Collateral:

(i) the aggregate sum of (i) the unfunded commitments of the Borrower in respect of all such Delayed Drawdown Collateral Loans (other than Asset Based Loans) and (ii) in the case of Asset Based Loans, the borrowing base in respect of all such Delayed Drawdown Collateral Loans minus the drawn amounts in respect of all such Delayed Drawdown Collateral Loans; minus

(ii) (A) the aggregate sum of (i) the unfunded commitments of the Borrower in respect of all such Delayed Drawdown Collateral Loans (other than Asset Based Loans) and (ii) in the case of Asset Based Loans, the borrowing base in respect of all such Delayed Drawdown Collateral Loans minus the drawn amounts in respect of all such Delayed Drawdown Collateral Loans times (B) the Asset Value of such Delayed Drawdown Collateral Loan (expressed as percentage of par) times (C) the Asset Advance Rate then in effect for such Delayed Drawdown Collateral Loan; plus

(b) with respect to each Revolving Collateral Loan included in the Collateral:

(i) the aggregate sum of (i) the unfunded commitments of the Borrower in respect of all such Revolving Collateral Loans (other than Asset Based Loans) and (ii) in the case of Asset Based Loans, the borrowing base in respect of all such Revolving Collateral Loans minus the drawn amounts in respect of all such Revolving Collateral Loans; minus

(ii) (A) the aggregate sum of (i) the unfunded commitments of the Borrower in respect of all such Revolving Collateral Loans (other than Asset Based Loans) and (ii) in the case of Asset Based Loans, the borrowing base in respect of

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all such Revolving Collateral Loans minus the drawn amounts in respect of all such Revolving Collateral Loans times (B) the Asset Value of such Revolving Collateral Loan (expressed as percentage of par) times (C) the Asset Advance Rate then in effect for such Revolving Collateral Loan; minus

(c) 50.0% multiplied by the positive difference (if any) of (x) the total amount of uncalled capital of the Equityholder pursuant to its Constituent Documents (other than in respect of defaulted investors) minus (y) the aggregate amount of drawn and outstanding principal amounts under the revolving subscription facilities of the Equityholder as of such date of determination; provided, that the amount described in this clause (c) shall only be included in the calculation of “Unfunded Reserve Required Amount” to the extent such amount is available to be contributed to the Borrower without restriction;

provided that after the Commitment Termination Date, the Unfunded Reserve Required Amount shall equal the Unfunded Exposure Amount.

“Unintended Recipient” has the meaning specified in Section 11.07(a)(i).

“Unrestricted Cash” means “Unrestricted Cash” or any comparable term in the Related Document for any Collateral Loan, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Related Documents), as reflected on the most recent financial statements of the related Obligor that have been delivered to the Borrower.

“Unused Amount” has the meaning assigned to such term in the Lender Fee Letter.

“Updated Asset Value” means, with respect to each Collateral Loan as of any date, the value (expressed as a percentage of the Principal Balance) of such Collateral Loan reflected on the books and records of the Equityholder as adjusted pursuant to periodic valuations (to the extent applicable, as required by, and in accordance with, the 1940 Act and any orders of the Securities and Exchange Commission issued to the Equityholder or any of the Equityholder’s Affiliates), to be determined by the members of the Equityholder and reviewed by its auditors; provided that if the Equityholder does not report to the Servicer and the Administrative Agent the results of its updated valuation on any Collateral Loan within forty-five (45) days of the end of each fiscal quarter of the Equityholder (or more frequently to the extent required under the 1940 Act), the “Updated Asset Value” of such Collateral Loan shall be deemed to equal zero until the Equityholder provides such report; provided, in no event shall any Updated Asset Value exceed 100%; provided, further, that any Collateral Loan that is determined to have an Updated Asset Value equal to or greater than 97% shall be deemed to have an Asset Value equal to 100%.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities as indicated on the SIFMA website.

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“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 12.18.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 12.03(f)(i)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Collateral Loan” has the meaning assigned to such term in the Contribution Agreement.

“Weighted Average Advance Rate” means, as of any date of determination, an amount equal to (a) the aggregate sum of the products, for each Eligible Collateral Loan, of (i) the Asset Advance Rate for such Eligible Collateral Loan as of such date and (ii) the Outstanding Loan Balance of such Eligible Collateral Loan (less the portion, if any, of such Eligible Collateral Loan allocated by the Borrower to the Excess Concentration Amount) as of such date divided by (b)(i) the Aggregate Outstanding Loan Balance of all Eligible Collateral Loans minus (ii) the Excess Concentration Amount.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Collateral Loans, the number of years following such date obtained by:

(a) summing the products of: (i) the Average Life at such time of each Eligible Collateral Loan multiplied by (ii) the Principal Balance of such Eligible Collateral Loan; and

(b) dividing such sum by the Aggregate Principal Balance of all Eligible Collateral Loans as of such date.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Collateral Loan, the quotient obtained by dividing (x) the sum of the products of (A) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the stated maturity date of the applicable Eligible Collateral Loan and (B) the respective amounts of principal of such Eligible Collateral Loan on such date by (y) the sum of all principal on such Eligible Collateral Loan.

“Weighted Average Spread” means, as of any date, the number, expressed as a percentage, obtained by dividing:

(a) the amount equal to (i) the Aggregate Funded Spread with respect to all Eligible Collateral Loans plus (ii) the Aggregate Unfunded Spread, by

(b) the Aggregate Principal Balance of all Eligible Collateral Loans as of such date.

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“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under the Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Rules of Construction

For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a) singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b) the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c) the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d) references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e) any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or any other Facility Document), (f) any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g) any reference to any Law or regulation herein shall refer to such Law or regulation as amended, modified or supplemented from time to time, (h) unless otherwise specified herein, any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its reasonable discretion (in, to the extent reasonably practicable, consultation with the Servicer), (i) any use of “knowledge” or “actual knowledge” or words of similar meaning in this Agreement shall mean actual knowledge following reasonable inquiry, which, in the case of the Servicer, shall be determined in accordance with the Servicer Standard; provided, that in the case of knowledge with respect to information provided by third parties (including Obligors), the Servicer shall not be required to conduct any inquiry if such

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inquiry would not be required under the Servicer Standard, (j) an Event of Default shall be deemed to be continuing until it is waived in accordance with Section 12.01 or such Event of Default has been remedied and has remained remedied for a period of five (5) consecutive Business Days; provided, however, that if the Obligations have been accelerated following an Event of Default, no Event of Default will be considered to be capable of being remedied, and (k) any reference to “execute”, “executed”, “sign”, “signed”, “signature” or any other like term hereunder shall include execution by electronic signature (including, with-out limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act (“E-SIGN”) or the New York Electronic Signatures and Records Act (“ESRA”), which includes any electronic signature provided using Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower, the Servicer, the Equityholder, the Administrative Agent or any Lender and reasonably available at no undue burden or expense to the Collateral Agent, the Custodian or the Collateral Administrator), except to the extent the Collateral Agent, the Custodian or the Collateral Administrator requests otherwise. Any such electronic signatures shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder.

Section 1.03 Computation of Time Periods

Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04 Collateral Value Calculation Procedures

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loan, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) All calculations with respect to Scheduled Distributions on any Collateral Loan shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loan that are furnished by or on behalf of the Obligor of such Collateral Loan and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

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(b) For purposes of calculating the Borrowing Base Test, except as otherwise specified in the Borrowing Base Test, such calculations will not include (i) scheduled interest and principal payments on Ineligible Collateral Loans unless or until such payments are actually made and (ii) ticking fees and other similar fees in respect of Collateral Loans, unless or until such fees are actually paid.

(c) For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loan (other than a Defaulted Loan or an Ineligible Collateral Loan, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be deemed to be the total amount of (i) payments and collections to be received during such Collection Period in respect of such Collateral Loan, (ii) proceeds of the sale of such Collateral Loan received and, in the case of sales which have not yet settled, to be received during such Collection Period that are not reinvested in additional Collateral Loans or retained in a Collection Account for subsequent reinvestment pursuant to Article X, which proceeds, if received as scheduled, will be available in a Collection Account and available for distribution at the end of such Collection Period and (iii) amounts referred to in clause (i) or (ii) above that were received in prior Collection Periods but were not disbursed on a previous Payment Date or retained in a Collection Account for subsequent reinvestment pursuant to Article X.

(d) Except as otherwise expressly provided herein, each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(e) References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f) For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations, Ineligible Collateral Loans will be treated as having a Principal Balance of zero.

(g) Except as otherwise provided herein, Ineligible Collateral Loans will (i) not be included in the calculation of the Collateral Quality Test, (ii) be treated as having an Asset Value of zero and (iii) be excluded from the calculation of each Borrowing Base on and after the date such Collateral Loan constitutes an Ineligible Collateral Loan.

(h) For purposes of determining the Minimum Weighted Average Spread Test (and related computations of Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(i) Portions of the same Collateral Loan acquired by the Borrower on different dates (excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) will, for purposes of determining the Purchase Price of such Collateral Loan, be treated as separate acquisitions on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

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(j) For purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(k) For purposes of calculating compliance with the Borrowing Base Test, the Collateral Quality Test, or any Concentration Limitation under this Agreement in connection with the acquisition or disposition of a Collateral Loan or Eligible Investment, the trade date with respect to any such Collateral Loan or Eligible Investment acquired or disposed of or under consideration for acquisition or disposition shall be used to determine compliance with the Borrowing Base Test, the Collateral Quality Test or any Concentration Limitation and whether such acquisition or disposition is permitted hereunder; provided that (i) for purposes of calculating compliance with the Borrowing Base Test, the Collateral Quality Test or any Concentration Limitation, the calculation thereof shall assume (and give pro forma effect to) (x) the making of an Advance to the Borrower (based on the Advance Rate applicable thereto) and any capital contribution to the Borrower by the Equityholder upon settlement of the acquisition of a Collateral Loan (based on the applicable Purchase Price) and (y) the repayment of an Advance to the Borrower upon settlement of the disposition of a Collateral Loan (based on the sale price therefor) and (ii) for purposes of calculating the Borrowing Base Test, the Collateral Quality Test, or any Concentration Limitation in connection with the making or repayment of any Advance, such calculation shall be recalculated at the time such Advance is made or repaid after giving effect to the settlement of any Collateral Loan acquired or disposed of.

(l) At any time when any one or more of the Concentration Limitations are exceeded, the Borrower (or the Servicer acting on its behalf) shall select (from among the Collateral Loans causing such Concentration Limitations to be exceeded) the Collateral Loans, or portions thereof, to be allocated to the Excess Concentration Amount, and revise such allocations from time to time.

(m) To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator shall request direction from the Administrative Agent as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction, and together with the Custodian and the Securities Intermediary, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(n) Any direction required hereunder relating to the purchase, acquisition, sale, disposition, substitution or other transfer of the Collateral may be in the form of a trade ticket, confirmation of trade, trade blotter or instruction to post or to commit to the trade from the Borrower on which the Collateral Agent and Collateral Administrator may rely and shall be deemed to constitute a certification that such transaction is in compliance with and satisfies all applicable provisions and conditions hereunder.

(o) Any payments, fees or Advances herein denominated in an Eligible Currency shall be made with such Eligible Currency.

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(p) Unless otherwise expressly provided for herein, all monetary calculations (other than for Dollars) under this Agreement shall be derived using the Applicable Conversion Rate of such amount, as applicable.

ARTICLE II

ADVANCES

Section 2.01 Revolving Credit Facility; Approval Requests

(a) The Borrower, shall, on or prior to each proposed Acquisition Date of any Consent Collateral Loan, provide to the Administrative Agent (with a copy to the Equityholder and Collateral Agent) a notice by electronic mail either in the form of Exhibit A hereto or containing the information set forth in Exhibit A hereto (together with any attachments or responses required in connection therewith, an “Approval Request”).

(b) The Administrative Agent shall have the right to approve or reject any Approval Request in its sole discretion. The Administrative Agent shall also have the right to request additional information regarding any proposed Collateral Loan. The Administrative Agent shall promptly after receipt by the Administrative Agent of all required information and documentation notify the Servicer and the Borrower (with a copy to the Collateral Agent and the Collateral Administrator) in writing (including via electronic mail) whether each Approval Request has been approved or rejected; provided that if the Administrative Agent shall fail to so notify the Servicer and the Borrower, the Administrative Agent shall be deemed to have rejected such Approval Request. Any approval may be withdrawn at any time at least three (3) Business Days prior to the time at which the Borrower actually becomes obligated to purchase or enter into documents governing such proposed Consent Collateral Loan by written notice (including via e‑mail) of such withdrawal from the Administrative Agent to the Servicer. If the Borrower has not entered into a binding obligation to purchase such Consent Collateral Loan within thirty (30) Business Days of the date of such approval or a material and adverse change occurs with respect to such Consent Collateral Loan or the related Obligor, then, except as provided in the next succeeding sentence, the Borrower shall re-submit an Approval Request and shall not be authorized to purchase such proposed Consent Collateral Loan until the Administrative Agent approves such updated Approval Request in its sole discretion. If the Administrative Agent has rejected an Approval Request, or withdrawn or withheld its approval of any such request, then the Borrower shall not be authorized to purchase such proposed Consent Collateral Loan unless, in the case of a withdrawn approval (including any withdrawal or requirement to re-submit an Approval Request pursuant to the immediately preceding sentence), the Administrative Agent has not withdrawn its approval at least three (3) Business Days prior to the time at which the Borrower enters into a commitment to purchase such proposed Consent Collateral Loan.

(c) On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make loans to the Borrower (each, an “Advance”) from time to time on any Business Day during the Reinvestment Period, on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding (x) in the case of Advances, such Lender’s Commitment and (y) in the aggregate, such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the

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Borrowing Base (Aggregate) as then in effect. Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing”.

(d) Notwithstanding anything to the contrary herein, no Conduit Lender shall have any obligation to fund any Advances in any Eligible Currency other than Dollars.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re‑borrow) Advances under this Section 2.01 and prepay Advances under Section 2.05.

Notwithstanding anything to the contrary herein, if, upon the occurrence of an Event of Default or on the Commitment Termination Date, the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Exposure Amount (such amount, the “Unfunded Reserve Account Shortfall”), the Borrower shall cause to be deposited in the Unfunded Reserve Account an amount equal to the Unfunded Reserve Account Shortfall, which amount may include proceeds from Advances. Following receipt of a Notice of Borrowing relating to the foregoing (which shall specify the account details of the Unfunded Reserve Account where the funds will be made available), each Lender shall fund its pro rata portion of such Advances in accordance with Section 2.02(d), notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02); provided that no such Advance may cause the Advances Outstanding to exceed the Borrowing Base (Aggregate).

Section 2.02 Making of the Advances

(a) If the Borrower desires to make a Borrowing under this Agreement it shall give the Administrative Agent and the Lenders (with a copy to the Collateral Agent and the Collateral Administrator) a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than (i) if the Advance is denominated in an Eligible Currency other than Dollars, 2:00 p.m. three (3) Business Days prior to the requested Borrowing Date and (ii) if the Advance is denominated in Dollars, 2:00 p.m. on the Business Day prior to the requested Borrowing Date (or, in the case of same day funding, no later than 10:00 a.m. on the same Business Day); provided that the Borrower shall not request same day funding more than once in any calendar month.

(b) Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower (or the Servicer on behalf of the Borrower), shall attach a Borrowing Base Calculation Statement, and shall otherwise be appropriately completed. Such Notice of Borrowing shall specify the proposed Borrowing Date and the Eligible Currency. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date and, with respect to Borrowings in Dollars, the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof (or, if less, the remaining unfunded Commitments hereunder or, in the case of Delayed Drawdown Collateral Loans or Revolving Collateral Loans, such lesser amount required to be funded by the Borrower in respect

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thereof); provided that, for the avoidance of doubt, in the case of a Borrowing in any Eligible Currency (other than Dollars), there is no required minimum amount or integral multiple.

(c) The Administrative Agent shall notify each Lender of its receipt of such Notice of Borrowing by 5:00 p.m. on the day of receipt thereof (or, if such day is not a Business Day, by 12:00 p.m. on the next succeeding Business Day); provided that, in the case of same day funding, the Administrative Agent shall notify each Lender of its receipt of such Notice of Borrowing within two (2) hours of its receipt thereof.

(d) Each Lender shall, subject to Section 2.01(d) and Section 2.02(f), not later than 1:00 p.m. (or, if later, on a best efforts basis, within three (3) hours of its receipt of the related Notice of Borrowing) on each Borrowing Date in respect of Advances, make its Percentage of the applicable Requested Amount available to the Administrative Agent in immediately available funds by disbursing such funds to the account of the Administrative Agent in accordance with the wiring instruction set forth in the notification of Notice of Borrowing delivered by the Administrative Agent to the Lenders pursuant to Section 2.02(a). Once each Lender has funded its Percentage of the applicable Requested Amount, the Administrative Agent shall make the Requested Amount available to the Borrower by disbursing such funds to the applicable Collection Account.

(e) At no time will any Uncommitted Lender have any obligation to fund an Advance. At all times on and after the Conduit Advance Termination Date for a Conduit Lender in a Lender Group, all Advances shall be made by the Committed Lenders in such Lender Group. At any time when any Uncommitted Lender has failed to or has rejected a request to fund an Advance, the related Lender Agent shall so notify the Related Committed Lender or Liquidity Bank for such Uncommitted Lender and such Related Committed Lender or Liquidity Bank, as applicable, shall fund such Advance. Notwithstanding anything contained in this Section 2.02(e) or elsewhere in this Agreement to the contrary, no Committed Lender shall be obligated to provide its Lender Group Agent or the Borrower with funds in connection with an Advance in an amount that would result in the portion of the Advances then funded by it exceeding its Commitment then in effect. The obligation of the Committed Lender in each Lender Group to remit any Advance shall be several from that of the other Lenders, and the failure of any Committed Lender to so make such amount available to its Agent shall not relieve any other Committed Lender of its obligation hereunder.

(f) Notwithstanding anything to the contrary herein, no Conduit Lender shall have any obligation to fund any Advance on the same day as the receipt by such Conduit Lender of a Notice of Borrowing for such requested Advance.

Section 2.03 Evidence of Indebtedness; Notes

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement. The Collateral

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Agent shall be entitled to conclusively rely upon the information provided to it by the Administrative Agent with respect to the Advances Outstanding with respect to each Lender.

(b) Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 12.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.03.

(c) If any Lender elects not to receive a Note, all references herein and the other Facility Documents to such Lender’s Note shall be deemed to mean the Advances Outstanding with respect to such Lender. The parties hereto acknowledge and agree that the provisions herein and the other Facility Documents related to the Lenders hereunder shall apply to each Lender regardless of whether such Lender has received a Note.

Section 2.04 Payment of Amounts

The Borrower shall pay principal and Interest on the Advances and the fees set forth in the Facility Documents to the Administrative Agent (for the account of the Lenders on a pro rata basis) in accordance with the Priority of Payments as follows:

(a) 100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b) Interest shall accrue at the Interest Rate on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full.

(c) The Administrative Agent shall determine the unpaid Interest, Undrawn Fees, and Prepayment Fees payable thereto prior to each Payment Date using the applicable Interest Rate for the related Interest Accrual Period to be paid by the Borrower with respect to each Advance on each Payment Date for the related Interest Accrual Period and shall advise each Lender and the Servicer thereof and shall send a consolidated invoice of all such Interest, Undrawn Fees, and Prepayment Fees to the Borrower (with copies to the Collateral Administrator and the Collateral Agent) on the third (3rd) Business Day prior to such Payment Date. The Collateral Administrator shall have no duty to verify or recalculate the amounts provided by the Administrative Agent pursuant to this Section 2.04 and is fully protected in relying on these amounts when preparing the Monthly Report or Payment Date Report.

(d) Accrued Interest on each Advance shall be payable in arrears (i) on each Payment Date, and (ii) in connection with any prepayment in full of the Advances pursuant to Section 2.05(a); provided that (x) with respect to any prepayment in full of the Advances Outstanding, accrued Interest on such amount through the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (y) with respect to any partial prepayment of the Advances outstanding, accrued Interest on such amount through the

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date of prepayment shall be payable on the Payment Date following such prepayment. Accrued Undrawn Fees shall be payable in arrears on each Payment Date.

(e) The obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Administrative Agent (for the account of the Lenders on a pro rata basis) the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

Section 2.05 Prepayment of Advances

(a) Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium; provided that the Borrower (or the Servicer on behalf of the Borrower) shall have delivered to the Collateral Agent and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than 3:00 p.m. one (1) Business Day (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date of such prepayment. The Administrative Agent shall promptly notify the Lenders of such Notice of Prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower (or the Servicer on behalf of the Borrower) and otherwise appropriately completed; provided that any such Notice of Prepayment may be conditioned upon the happening or occurrence of a specified event, and thereafter revoked in the event that such specified event does not occur. Each prepayment by the Borrower of any Advance denominated in Dollars pursuant to this Section 2.05(a) (other than a prepayment made in order to cure any non‑compliance with the Borrowing Base Test) shall in each case be in a principal amount of at least $100,000 or, if less, the entire outstanding principal amount of the Advances Outstanding or, in the case of any prepayment of Advances with the proceeds of a prepayment or repayment of principal of Collateral Loans, such lesser amount as is paid by the applicable Obligor in respect thereof. Each prepayment by the Borrower of an Advance denominated in an Eligible Currency shall be made with such Eligible Currency. If a Notice of Prepayment is given by (or on behalf of) the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein unless such notice is rescinded in accordance with this paragraph.

(b) Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments, including as applicable and without limitation, the outstanding Mandatory Amortization Amount, if any, applicable to each applicable Payment Date.

The Borrower shall provide to the Collateral Administrator, for inclusion in each Payment Date Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments.

(c) Borrowing Base Deficiency Cures.

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(i) In addition to any other obligation of the Borrower to cure any Borrowing Base Deficiency pursuant to the terms of this Agreement, if any Borrowing Base Deficiency exists, then the Borrower may eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions: (A) deposit into or credit to the Collection Account cash and Eligible Investments, (B) repay Advances (together with all accrued and unpaid costs and expenses of the Agents, Custodian, Collateral Administrator, Securities Intermediary and the Lenders for which the Borrower has received a reasonably detailed invoice prior to such date of repayment, in each case in respect of the amount so repaid), (C) sell Collateral Loans in accordance with Article X, (D) during the Reinvestment Period, pledge additional Collateral Loans as Collateral and/or (E) deliver an Equity Cure Notice pursuant to Section 2.05(c)(ii) (and after delivery of such Equity Cure Notice, the Borrower shall eliminate such Borrowing Base Deficiency in accordance with such Section 2.05(c)(ii)). For the avoidance of doubt, no Prepayment Fee shall be required in connection with any prepayment of an Advance made to cure a Borrowing Base Deficiency.

(ii) The Borrower may cure a Borrowing Base Deficiency pursuant to Section 2.05(c)(i)(E) by delivering a notice to the Administrative Agent within three (3) Business Days after such Borrowing Base Deficiency (such notice, an “Equity Cure Notice”) and subject to the following requirements:

(A) such Equity Cure Notice sets forth evidence reasonably satisfactory to the Administrative Agent that (1) the Equityholder has rights pursuant to its Constituent Documents to call capital from its equityholders in an aggregate amount sufficient to cure such Borrowing Base Deficiency (in combination with the other cures thereof permitted under Section 2.05(c)(i)), (2) the Equityholder has made a capital call on its equityholder(s) in an aggregate amount sufficient to cure such Borrowing Base Deficiency (in combination with the other cures thereof permitted under Section 2.05(c)(i)) and (3) the proceeds of such capital call will be contributed by the Equityholder to the Borrower;

(B) the amount necessary to cure such Borrowing Base Deficiency (in combination with the other cures thereof permitted under Section 2.05(c)(i)) is contributed from the Equityholder to the Borrower in immediately available funds, and such amount shall be applied by the Borrower to cure such Borrowing Base Deficiency (in combination with the other cures thereof permitted under Section 2.05(c)(i)) within ten (10) Business Days of the date such Equity Cure Notice is delivered to the Administrative Agent; and

(C) no more than two Equity Cure Notices has been delivered within the previous twelve (12) calendar months;

provided that no Equity Cure Notice may be delivered if, with respect to any prior capital call duly made by the Equityholder in accordance with the terms of its constituent documents, the Equityholder shall have received by the applicable due date (after all applicable grace periods elapsed) less than 85% (measured as a percentage of the aggregate amount of such capital call) of such capital call with no more than three (3) unaffiliated

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limited partners defaulting on such capital call; provided, further, that the Equityholder shall provide prompt written notice to the Administrative Agent of the occurrence of the foregoing; provided, further, that if the Equityholder is unable to raise the required capital to cure any such event, the Equityholder shall not be permitted to deliver any future Equity Cure Notices.

(iii) In connection with the proposed repayment of Advances or pledge of additional Collateral Loans as Collateral pursuant to Section 2.05(c)(i), the Borrower (or the Servicer on its behalf) shall deliver in accordance with Section 2.05(a), (x) to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Custodian), notice of such repayment or pledge and a duly completed Borrowing Base Calculation Statement, updated to the date such repayment or pledge is being made and giving pro forma effect to such repayment or pledge, and (y) to the Administrative Agent, if applicable, a description of any Collateral Loans and each Obligor of such Collateral Loan to be pledged.

(iv) Until such time as any Borrowing Base Deficiency has been cured in full and no other Default or Event of Default has occurred and is continuing, the Borrower shall not request the right to transfer (by sale, dividend, distribution or otherwise), and the Borrower shall not request that the Collateral Agent grant the release of any Lien on, or the transfer of, any Collateral Loan from the Collateral, other than (i) any transfer that complies with Section 10.01(a) or (ii) in connection with the settlement of purchases or sales of Collateral Loans committed to be acquired or sold by the Borrower prior to the occurrence of such Borrowing Base Deficiency that have not yet settled.

(d) Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be subject to Section 2.04(d) and applied to the Advances in accordance with the Lenders’ respective Percentages.

Section 2.06 Changes of Commitments

(a) Automatic Reduction and Termination. The Commitments of all Lenders shall be automatically reduced to zero at 5:00 p.m. on the Commitment Termination Date.

(b) Optional Termination or Reductions. Prior to the Final Maturity Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time without any fee or penalty, except as specified in Section 2.12(b), upon not less than two (2) Business Days’ prior notice (or such shorter period as the Administrative Agent may agree in its reasonable discretion) to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that any notice received after 3:00 p.m. shall be deemed to be received on the next Business Day; provided, further, that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $500,000 or an integral multiple of $10,000 in excess thereof or, if less, the remaining unused portion thereof (or, in the case of an Eligible Currency (other than Dollars), no minimum amount or integral multiple), and (ii) no such reduction will reduce the Facility Amount below the sum of (x) the aggregate principal amount of Advances

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Outstanding at such time and (y) the Unfunded Reserve Required Amount. Such notice of termination or reduction shall be irrevocable (provided that any such notice may be conditioned upon the happening or occurrence of a specified event, and thereafter revoked in the event that such specified event does not occur) and shall be effective only upon receipt by the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Custodian, and shall attach, in the case of a reduction of the Commitments, a Borrowing Base Calculation Statement. Other than as permitted in Section 2.20(a) with respect to any Potential Terminated Lender, each reduction of Commitments of the Lenders hereunder shall be applied pro rata to reduce the respective Commitments of each Lender.

(c) Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section 2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section 2.07 Maximum Lawful Rate

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances Outstanding.

Section 2.08 Several Obligations

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. None of the Administrative Agent, the Collateral Agent, the Custodian, the Securities Intermediary or the Collateral Administrator, shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section 2.09 Increased Costs

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Affected Person (except any such reserve requirement reflected in the applicable Benchmark);

(ii) subject any Secured Party to any Taxes (other than (A) Non‑Excluded Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(iii) impose on any Affected Person or the applicable interbank market any other condition, cost or expense (other than Taxes), affecting this Agreement or Advances made by such Affected Person by reference to the applicable Benchmark or any participation therein;

and the result of any of the foregoing shall be to increase the cost to any Affected Person of making, continuing, converting into or maintaining any Advance (or of maintaining its obligation to make any Advance) or to increase the cost to, or to reduce the amount of any payment (whether of principal, interest, fees, compensation or otherwise) or sum received or receivable by, such Affected Person hereunder (whether of principal, interest, fees, compensation or otherwise), then the Borrower will pay to such Affected Person from time to time after receipt of a written demand by a Responsible Officer of such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered within ten (10) Business Days of receipt of such demand. If a Lender requests compensation by the Borrower under this Section 2.09, the Borrower may, by notice to such Lender, suspend the obligation of such Lender to make or continue Advances by reference to the applicable Benchmark, until the event or condition giving rise to such request ceases to be in effect (in which case (x) all Advances of such Lender shall be made or continued by reference to the Base Rate and (y) such Lender shall have no obligation to make any Advances by reference to the applicable Benchmark); provided that such suspension shall not affect the right of such Lender to receive the compensation required in accordance with this Agreement.

(b) Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have (but for the operation of this Section 2.09) the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement (or arising in connection herewith) or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy or liquidity coverage) by an amount deemed to be material by such Affected Person, then any such Affected Person shall give the Borrower (and the Servicer) prompt notice thereof and from time to time after written demand by such Affected Person, the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered or charge imposed on the Payment Date after the Borrower’s receipt of such demand.

(c) Calculation. In determining any amount provided for in this Section 2.09, the Affected Person may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Person making a claim under this Section 2.09, shall submit to the Borrower and the Servicer a certificate of a Responsible Officer of the Affected Person setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error; provided that no Lender shall be requested to disclose confidential or price sensitive information or any other information, to the extent prohibited by Applicable Law. The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof.

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(d) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Affected Person right to demand such compensation; provided that the Borrower shall not be required to compensate an Affected Person pursuant to this Section 2.09 for any increased costs or reductions incurred more than six months prior to the date that such Affected Person notifies the Borrower and the Servicer of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six‑month period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Lending Office. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clause (a) or (b) of this Section 2.09, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no material unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

Section 2.10 [Reserved].

Section 2.11 Illegality; Inability to Determine Rates

(a) Notwithstanding any other provision in this Agreement, in the event of a Disruption Event, the affected Lender shall promptly notify the Agents and the Borrower thereof (or, if such Lender is a Conduit Lender, the related Lender Agent shall provide such notice to the Collateral Agent and the Borrower on behalf of such Conduit Lender), and such Lender’s obligation to make or maintain Advances hereunder based on the applicable Benchmark shall be suspended until such time as such Lender may again make and maintain Advances based on the applicable Benchmark.

(b) Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the applicable Benchmark pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on such Benchmark; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c) If, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, either (i) the Administrative Agent reasonably determines that for any reason adequate and reasonable means do not exist for determining the applicable Benchmark, or (ii) the Required Lenders determine and notify the Administrative Agent that such Benchmark with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of

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funding such Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances based on such Benchmark shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

(d) Upon receipt of any notice described in Section 2.11(a) or (c), the Borrower may revoke any pending request for the making or continuation of an Advance based on the Benchmark or, failing that, will be deemed to have converted such request into a request for an Advance based on the Base Rate. For the avoidance of doubt, no Advances shall be required to be repaid as a result of any circumstance or determination made pursuant to this Section 2.11.

Section 2.12 Fees

(a) Undrawn Fee. On each Payment Date, the Borrower shall pay to the Administrative Agent (for the account of the Lenders on a pro rata basis) the Undrawn Fee in the amount set forth in the Lender Fee Letter.

(b) Prepayment Fee. If, at any time prior to the two-year anniversary of the A&R Effective Date, the Facility Amount is reduced in whole or in part at the option or election of the Borrower, the Borrower shall pay to the Administrative Agent (for the account of the Lenders on a pro rata basis), a prepayment fee in the amount set forth in the Lender Fee Letter.

(c) Agent Fees. The Borrower agrees to pay to the Agents such fees as are mutually agreed to in writing from time to time by the Borrower and the Agents, including the fees set forth in the Agent Fee Letter.

(d) Collateral Administrator, Custodian and Securities Intermediary Fees. The Borrower agrees to pay to the Collateral Administrator, the Custodian and the Securities Intermediary such fees as are mutually agreed to in writing from time to time by the Borrower and the Collateral Administrator, the Custodian and the Securities Intermediary, including the fees set forth in the Collateral Administration and Agency Fee Letter.

Section 2.13 Rescission or Return of Payment

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.14 Default Interest

During the existence and continuance of an Event of Default, at the election of the Administrative Agent or Required Lenders (or, in the case of Section 6.01(h), automatically), all

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Obligations (other than the Advances, where the default rate is reflected in the Applicable Margin) shall bear interest at the Default Rate until rescinded by the Administrative Agent or the Required Lenders. Interest payable at the Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15 Payments Generally

(a) All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid on behalf and at the direction of the Borrower (or the Servicer on behalf of the Borrower) by the Collateral Agent to the applicable recipient in an Eligible Currency in immediately available funds, on each Payment Date in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment; provided that any amounts payable to the Lenders under this Agreement or any other Facility Document shall be paid on behalf and at the direction of the Borrower (or the Servicer on behalf of the Borrower) to the Administrative Agent for the account of the Lenders on a pro rata basis. Each Lender shall provide wire instructions to the Borrower and the Administrative Agent. Other than with respect to payments on a Payment Date, payments must be received by the Administrative Agent on or prior to 3:00 p.m. on a Business Day to be remitted by the Administrative Agent on such Business Day to the Lenders; provided that payments received by the Administrative Agent after 3:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day. At no time will the Administrative Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.

(b) Except as otherwise expressly provided herein, all computations of Interest, the Interest Rate, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed; provided that, for any Advances other than Advances funded by any Conduit Lender, all computations based on (x) Daily Compounded CORRA shall be based on a year consisting of 365 days and (y) the Base Rate shall be based on a year consisting of 365 days or 366 days, as applicable. In computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by the Collateral Agent, the Collateral Administrator or the Administrative Agent under this Agreement or any other Facility Document shall be conclusive absent manifest error.

(c) Eligible Currency.

(i) For purposes of Section 9.01(a), any amounts on deposit in the Collection Account denominated in any Eligible Currency shall be applied on any Payment Date (i) first, to make payments in such Eligible Currency and (ii) second, to make payments in any other Eligible Currency (pro rata based on available amounts from each other Eligible Currency), as converted by the Servicer using the Applicable Conversion Rate; provided, that such payments shall be subject to availability of such funds pursuant to Section 9.01(a).

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(ii) The Servicer shall instruct the Collateral Agent (who shall forward such instruction to the Securities Intermediary), no later than the Determination Date immediately preceding each Payment Date, to convert amounts on deposit in the Collection Account into Dollars or any other Eligible Currency to the extent necessary to make payments pursuant to Section 9.01(a), as applicable (as determined by the Servicer using the Applicable Conversion Rate).

(iii) Any Principal Proceeds on deposit in the Collection Account denominated in an Eligible Currency may be converted by the Servicer into another Eligible Currency on any Business Day (other than a Payment Date) using the Applicable Conversion Rate so long as such conversion does not cause Advances outstanding in any Eligible Currency to exceed the applicable Borrowing Base for such Eligible Currency immediately after giving effect thereto. The Servicer shall provide no less than one (1) Business Day’s prior written notice to the Administrative Agent and the Collateral Agent of any such conversion.

Section 2.16 Defaulting Lenders

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender pursuant to Section 2.16(b), to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default has occurred and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; provided that if an Event of Default has occurred and is continuing, such amounts shall be applied to reduce the outstanding Obligations in accordance with the Priority of Payments; and sixth, to such Defaulting Lender or as otherwise directed by a

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court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.12(a) for any period during which that Lender is a Defaulting Lender and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances Outstanding to be held on a pro rata basis by the Lenders in accordance with their Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17 Right of Setoff

The Borrower agrees that, in addition to (and without limitation of) any right of set‑off that the Agents or any Lender may otherwise have, after the occurrence and during the continuance of an Event of Default each of the Agents and the Lenders shall be entitled, at its option, to offset amounts owing by the Agents or such Lender, as the case may be, to the Borrower, in Dollars or in any other currency (irrespective of the place of payment or booking office of the obligation and regardless of whether such amounts are then due to the Borrower), against any amount payable by the Borrower to the Agents or such Lender, as the case may be, under this Agreement that is not paid when due; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agents a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. For this purpose, any amount owing by the Agents or any Lender to the Borrower may be converted

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by the Agents or such Lender, as the case may be, into the currency in which the amount payable by the Borrower to the Agents or such Lender, as the case may be, under this Agreement is denominated at the rate of exchange at which the Agents or such Lender, as the case may be, would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

Section 2.18 Lending Offices; Changes Thereto

Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule 1, one or more domestic or foreign lending offices (which, for this purpose, may include branches or Affiliates of the respective Lender) for the various Advances made by such Lender (including by designating a separate lending office (or Affiliate) to act as such); provided that, for designations made after the A&R Effective Date to the extent such designation shall result in increased costs under Section 2.09 or additional amounts under Section 12.03 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrower shall not be obligated to pay such excess increased costs or additional amounts (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs or additional amounts which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes in law after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder) and any designation of a lending office pursuant to this Section 2.18 shall not affect the obligation of the Borrower to repay any Obligations in accordance with the terms of this Agreement.

Section 2.19 Recourse Against Certain Parties

Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower (and not any of its Affiliates or any other party) payable solely from the Collateral in accordance with the Priority of Payments and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section 2.13, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this Section 2.19 shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any Indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this Section 2.19 shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

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Notwithstanding anything to the contrary in this Agreement or in any of the Facility Documents, the parties hereto acknowledge that the obligations of any Conduit Lender arising hereunder are limited recourse obligations payable solely from the unsecured assets of such Conduit Lender subject to the immediately succeeding paragraphs (the “Available Funds”) and, following the application of such Available Funds or the proceeds thereof, any claims of the parties hereto (and the obligations of such Conduit Lender) shall be extinguished. No recourse shall be had for the payment of any amount owing under this Agreement against any officer, member, director, employee, security holder or incorporator of any Conduit Lender or its successors or assigns, and no action may be brought against any officer, member, director, employee, security holder or incorporator of any Conduit Lender personally. The parties hereto agree that they will not petition a court, or take any action or commence any proceedings, for the liquidation or the winding-up of, or the appointment of an examiner to, any Conduit Lender, as provided in Section 12.16, or any other bankruptcy or insolvency proceedings with respect to such Conduit Lender; provided that nothing in this sentence shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this sentence that was instituted against any Conduit Lender by any Person other than such party. The provisions of this paragraph shall survive the termination of this Agreement.

Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Lender shall, nor shall any Conduit Lender be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Lender has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such Conduit Lender could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing its securitization program or (y) all of such Conduit Lender’s commercial paper notes are paid in full. Any amount which any Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the United States Bankruptcy Code) against or obligation of such Conduit Lender for any such insufficiency unless and until such Conduit Lender satisfies the provisions of clauses (i) and (ii) above. The provisions of this Section shall survive the termination of this Agreement.

Section 2.20 Replacement of Lenders.

(a) Notwithstanding anything to the contrary contained herein, in the event that (i) any Affected Person shall request reimbursement for amounts owing pursuant to Section 2.09, (ii) the Borrower shall be required to reimburse any Affected Person for any Non-Excluded Taxes or pay any additional amounts to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 12.03, (iii) any Lender is a Defaulting Lender (any such Lender under clause (i), (ii) or (iii) above that is not affiliated with the Administrative Agent, a “Potential Terminated Lender”), (iv) any Lender does not give or approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms hereof and has been approved by the Required Lenders or (v) during the Reinvestment Period, has become the subject of a Bail-In Action (such non-consenting Lender, also, a “Potential Terminated Lender”), the Borrower, at its sole expense and effort, shall be permitted, upon written notice to the Administrative Agent and the Collateral Agent and such Potential Terminated Lender, to require such Potential Terminated Lender to (x) assign and

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delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.09 and 12.03) and obligations under this Agreement and the related Facility Documents to an assignee permitted pursuant to Section 12.06 (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment) or (y) terminate all of its interests, rights and obligations under this Agreement and the Facility Documents and reduce the aggregate Commitments outstanding; provided that:

(A) such Potential Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents (including any amounts under Section 2.10 but subject to Section 2.17) from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(B) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or 12.03, such assignment will result in a reduction in such compensation or payments thereafter;

(C) such assignment does not conflict with Applicable Laws; and

(D) in the case of an assignment based on clause (iv) above, the Replacement Lender shall have consented to the applicable amendment, waiver or consent.

(b) Each Potential Terminated Lender hereby agrees to take all actions reasonably necessary, at the sole expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder. Upon the effectiveness of any such assignment to a Replacement Lender, (i) such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Facility Documents, (ii) the applicable Potential Terminated Lender shall have no further Commitment hereunder (such Person, a “Terminated Lender”) and (iii) such Replacement Lender shall have a Commitment in the amount not less than the Terminated Lender’s Commitment assumed by it.

(c) No Lender shall be required to make any assignment or delegation pursuant to Section 2.20(a) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.21 Contractual Currency

To the fullest extent permitted by Applicable Law, if any judgment or order expressed in a currency other than the currency in which a payment is required by this Agreement is to be made by the Borrower (the “Contractual Currency”) is rendered:

(a) for the payment of any amount owing in respect of this Agreement; or

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(b) in respect of a judgment or order of another court for the payment of any amount described in the foregoing clause (a),

the recipient of such payment, after recovery in full of the aggregate amount to which the recipient of such payment is entitled pursuant to the judgment or order, will be entitled to receive promptly from the Borrower the amount of any shortfall of the Contractual Currency received by the recipient of such payment as a consequence of sums being paid in such other currency if such shortfall arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which the recipient of such payment is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by the recipient of such payment. The term “rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

To the fullest extent permitted by Applicable Law, the obligations in this Section constitute separate and independent obligations from the other obligations in this Agreement and any related document, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the recipient of such payment and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement or any related document. To the extent permitted by Applicable Law, the Borrower hereby waives the right to invoke any defense of payment impossibility.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to A&R Effective Date

The occurrence of the A&R Effective Date shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the A&R Effective Date the following, each in form and substance reasonably satisfactory to the Administrative Agent, or, as applicable, the events set forth below shall have occurred (or such applicable conditions precedent have been waived by the Administrative Agent):

(a) each of the Facility Documents (other than the Collateral Administration and Agency Fee Letter) duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b) true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement and the other Facility Documents;

(c) each of the representations and warranties of the Borrower, the Servicer and the Equityholder contained in the Facility Documents shall be true and correct as of the A&R

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Effective Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(d) one or more certificates of a Responsible Officer of each of the Borrower, the Equityholder and the Servicer certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its general partner, board of directors or board of managers or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) that each of such Person’s representations and warranties made by such Person in the Facility Documents to which it is a party are true and correct as of the A&R Effective Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (iv) that no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e) proper financing statements, in acceptable form for filing on the A&R Effective Date, under the UCC with the Secretary of State of the State of Delaware and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems reasonably necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and such further instruments and such further actions that the Administrative Agent deems reasonably necessary or desirable in order to perfect the Collateral Agent’s first-priority security interest in the Collateral;

(f) legal opinions (addressed to each of the Secured Parties) of (i) counsel to the Borrower, the Servicer and the Equityholder, covering customary corporate matters (including opinions regarding no conflict with covered Laws and non‑contravention with organizational documents and the status of the Borrower under the Investment Company Act), substantive non-consolidation of the Borrower with the Equityholder, the true sale nature of any transfers to the Borrower of Collateral Loans from the Equityholder, perfection of the Collateral Agent’s security interest in the Collateral and such other matters as the Administrative Agent and its counsel shall reasonably request and (ii) counsel to the Collateral Administrator and the Custodian, covering corporate and enforceability matters, and such other matters as the Administrative Agent and its counsel shall reasonably request;

(g) all of the Covered Accounts shall have been established and shall be subject to the Account Control Agreement;

(h) evidence reasonably satisfactory to it that (i) all fees (to the extent invoiced at least two (2) Business Days prior to the A&R Effective Date) and expenses due and owing to the Administrative Agent on or prior to the A&R Effective Date have been received or will be received contemporaneously with the A&R Effective Date; and (ii) the reasonable and documented fees and expenses of counsel to the Administrative Agent and the Lenders, and of counsel to the Custodian, the Securities Intermediary and the Collateral Administrator in connection with the transactions contemplated hereby, shall have been paid by the Borrower.

Section 3.02 Conditions Precedent to Subsequent Advances

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The obligation of each Lender to make each Advance to be made by it on each Borrowing Date shall be subject to the fulfillment (or waiver by the Required Lenders) of the following conditions; provided that the conditions described in clauses (c) and (d) (other than a Default or Event of Default described in Section 6.01(h)) below need not be satisfied if the proceeds of the Borrowing are used to fund Delayed Drawdown Collateral Loans or Revolving Collateral Loans then owned by the Borrower or to fund the Unfunded Reserve Account to the extent required under Section 8.04:

(a) the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.02;

(b) immediately after the making of such Advance on the applicable Borrowing Date, each Collateral Quality Test shall be satisfied (or, if any such Collateral Quality Test was not satisfied immediately before the making of such Advance, such Collateral Quality Test is maintained or improved) (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing);

(c) each of the representations and warranties of the Borrower, the Servicer and the Equityholder contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent (x) such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date and (y) such representations and warranties are already qualified as to materiality or similar, in which case such representations and warranties shall be true and correct in all respects);

(d) no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(e) after the making of such Advance and the deposit of any portion thereof into the Unfunded Reserve Account, the amount on deposit therein is at least equal to the Unfunded Reserve Required Amount;

(f) if the proceeds of the Advance will be used to acquire a Collateral Loan, such Advance shall be denominated in the same Eligible Currency as such Collateral Loan;

(g) immediately after the making of such Advance on the applicable Borrowing Date, the Borrowing Base Test is satisfied; and

(h) if more than forty-five (45) days have elapsed since the A&R Effective Date (or such later date as agreed between the Borrower, each applicable Lender and the Administrative Agent), the Borrower, each applicable Lender and the Administrative Agent shall have entered into a risk retention letter relating to the European Union and the United Kingdom.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date (other than Measurement Dates specified in clauses (c), (g) and (h) of the definition thereof) and each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a) Due Organization; Power and Authority. The Borrower is a limited liability company, duly formed under the laws of its jurisdiction of formation, with full power and authority to own and operate its assets and properties and to conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. The Borrower is validly existing and in good standing under the Laws of its jurisdiction of formation. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Non‑Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any material indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, constitute a default under, or permit the acceleration of any obligation or liability in, any material contractual obligation or

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any material agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and has made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents to which it is a party, other than such filings to be made in connection with the execution and delivery of the Facility Documents, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied with all Applicable Laws, except where the failure to so observe or comply would not reasonably be expected to have a Material Adverse Effect. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(g) Location. The Borrower’s office in which the Borrower maintains its corporate books and records is located at the address for notices to the Borrower as set forth on Schedule 5 (as such location may change from time to time as notified to the Administrative Agent in accordance with Section 12.02).

(h) Investment Company Act. Neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act. Each Advance hereunder and each Collateral Loan acquired by the Borrower is an “eligible asset” as defined under Rule 3a-7 under the Investment Company Act.

(i) Taxes. The Borrower has filed all U.S. federal income Tax returns and all other material Tax returns which are required to be filed by it, if any, and has paid all U.S. federal income Taxes and all other material Taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(j) Tax Status. For U.S. federal income tax purposes, the Borrower is disregarded as an entity separate from its sole owner for U.S. federal income tax purposes, the Equityholder, within the meaning of Treasury Regulation Section 301.7701‑3. The Equityholder is a United States Person within the meaning of Section 7701(a)(30) of the Code.

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(k) ERISA. Except as would not constitute a Material Adverse Effect, neither (i) the Borrower nor (ii) any member of its ERISA Group has, or during the past five (5) years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(l) Plan Assets. The assets of the Borrower are not and, during the term of this Agreement and any transaction hereunder, will not be treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not and, during the term of this Agreement and any transaction hereunder, will not be deemed to be “plan assets” for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which could result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or, assuming that no portion of any Advance is funded with “plan assets” for purposes of Section 3(42) of ERISA, unless the applicable Lender is relying on a statutory or administrative or individual exemption pursuant to Section 408 of ERISA, the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(m) Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(n) Material Adverse Effect. Since its date of formation, no event or condition has occurred with respect to the Borrower that constitutes a Material Adverse Effect unless notified to (and waived by) the Administrative Agent.

(o) Special Purpose Provision. The Borrower has complied in all material respects with (i) its Constituent Documents and the activities described in Section 5.05 hereof and (ii) each of the representations and warranties contained in the Opinion of Counsel with respect to the substantive non-consolidation of the Borrower with the Equityholder and the true contribution nature of any transfers to the Borrower of Collateral Loans from the Seller, delivered by Latham & Watkins LLP on the Original Closing Date.

(p) Exchange Act Compliance; Regulations T, U and X; Margin Regulations. None of the transactions contemplated herein or in the other Facility Documents (including, without limitation, the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(q) No Proceedings. There are no proceedings or investigations pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against it, before any Governmental Authority having jurisdiction over it or its properties (i) asserting the invalidity of any of the Facility Documents, (ii) seeking to prevent the making of the Advances or the consummation of any of the transactions contemplated by the Facility Documents or (iii) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.

(r) Bulk Sales. The grant of the security interest in the Collateral by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this

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Agreement, and the execution, delivery and performance of this Agreement and the other Facility Documents, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(s) Indebtedness. The Borrower has no Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (a) Indebtedness incurred under the terms of the Facility Documents and (b) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Facility Documents.

(t) Collections. The Borrower acknowledges that (a) except in connection with a Participation Interest (to the extent permitted hereunder and only while pending elevation to full assignment) all Obligors (and any related agents) have been directed to make all payments directly to the Collection Account and (b) all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the appropriate Collection Account in accordance with this Agreement.

(u) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. Neither (i) the Borrower nor any of its Subsidiaries or any of their respective directors, officers or employees, nor (ii) to the knowledge of the Borrower, any of their respective agents (other than an Agent) or any respective Subsidiary is a Sanctioned Person or, to their knowledge, is under investigation for an alleged breach of Sanctions by a Governmental Authority that enforces Sanctions. The Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. The Borrower will notify the Lenders and the Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of this Section 4.01(u).

(v) Environmental. With respect to each item of Related Security as of the date such Collateral Loan related to such Related Security was included in the Collateral, to the actual knowledge of a Responsible Officer of the Borrower: (i) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; and (ii) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment other than as materially mitigated by remediation reserves, indemnities, guaranties, acceptance into state-sponsored cleanup funds or other sources. As of the applicable date such Collateral Loan related to such Related Security was included in the Collateral, the Borrower has not received any written notice of, or inquiry from any Governmental Authority regarding, any material violation, alleged material violation, material noncompliance, material liability or potential material liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Related Security.

(w) No Fraud. To the actual knowledge of any Responsible Officer of the Borrower, each Collateral Loan was originated without any fraud or material misrepresentation on the part of any party thereto.

(x) Broker/Dealer. The Borrower is not a broker/dealer or subject to the Securities Investor Protection Act of 1970.

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(y) Ordinary Course. Each repayment of principal or interest in respect of the Advances under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

(z) Beneficial Ownership Certification. As of the A&R Effective Date, to the extent required to be delivered pursuant to Section 3.01(m), the information included in the Beneficial Ownership Certification is true and correct in all respects.

(aa) Volcker Rule. The transactions contemplated by this Agreement and the other Facility Documents do not result in the Lenders holding an “ownership interest” in a “covered fund” for purposes of the Volcker Rule.

Section 4.02 Additional Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of each Measurement Date (other than Measurement Dates specified in clauses (c), (g) and (h) of the definition thereof) and each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a) Information.

(i) Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement, Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby, in each case, is true, complete and correct in all material respects as of the date such information is stated or certified.

(ii) All Collateral Loans included as Eligible Collateral Loans in the most recent calculation of the Borrowing Base Test required to be determined hereunder were Eligible Collateral Loans as of the date of such calculation and any other information contained in each Notice of Borrowing is an accurate and complete listing of all the Collateral Loans contained in the Collateral as of the related date such Collateral Loan was included in the Collateral and the information contained therein with respect to the identity of such item of Collateral and the amounts owing thereunder is true, complete and correct as of the related date such Collateral Loan was included in the Collateral.

(b) Representations Relating to the Collateral.

(i) The Borrower owns and has good and marketable and the sole legal title to all Collateral Loans and other Collateral free and clear of any Lien claim or encumbrance of any Person, other than Permitted Liens;

(ii) the Borrower has acquired its ownership in the Collateral Loans and other Collateral in good faith without notice of any adverse claim, other than Permitted Liens;

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(iii) other than Permitted Liens, the Borrower has not pledged, assigned or sold (except as otherwise permitted under the Facility Documents), granted a security interest in, or otherwise conveyed (except as otherwise permitted under the Facility Documents) any of the Collateral;

(iv) the Borrower has full right to grant a security interest in and assign and pledge the Collateral to the Collateral Agent for the benefit of the Secured Parties (and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party have been duly authorized by it by all necessary action);

(v) other than the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as expressly permitted hereunder, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral; the Borrower has not authorized the filing of and is not aware of any financing statements or any equivalent filing in any applicable jurisdiction against the Borrower that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Collateral Agent hereunder, and the Borrower is not aware of any judgment, PBGC liens or Tax lien filings against the Borrower or any of its assets;

(vi) the Collateral constitutes Money, Cash, accounts (as defined in Section 9‑102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9‑102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities, “securities accounts” under Section 8-501(a) of the UCC, “deposit accounts” (as defined in Section 9-102 of the UCC) or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC) or supporting obligations;

(vii) all Covered Accounts constitute “securities accounts” under Section 8‑501(a) of the UCC or “deposit accounts” as defined in Section 9‑102 of the UCC;

(viii) this Agreement creates a valid, continuing and, upon Delivery of Collateral, execution of the Account Control Agreement and filing of the financing statements referenced in clause (xi) below, perfected security interest (as defined in Section 1‑201(35) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens and claims (other than Permitted Liens) and is enforceable as such against creditors of and purchasers from the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(ix) the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

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(x) with respect to the Collateral that constitutes Security Entitlements:

(A) all such Collateral has been and will have been credited to the applicable Covered Account;

(B) the Securities Intermediary for each Covered Account has agreed to treat all assets credited to the Covered Accounts as Financial Assets; and

(C) (x) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing) and (y)(A) the Borrower has delivered to the Collateral Agent a fully executed Account Control Agreement pursuant to which the Securities Intermediary has agreed to comply with all instructions originated by the Collateral Agent relating to the Covered Accounts without further consent of the Borrower or (B) the Borrower has taken all steps necessary to cause the Securities Intermediary to identify in its records the Collateral Agent as the Person having a Security Entitlement against the Securities Intermediary in each of the Covered Accounts; and

(xi) with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder.

(c) Value Given. The Borrower has acquired each Collateral Loan in the ordinary course of its business and has given fair consideration and reasonably equivalent value to the seller of each Collateral Loan in exchange for the purchase or contribution of each such Collateral Loan. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to such seller and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 4.03 Representations and Warranties of the Equityholder and the Servicer

The Servicer and the Equityholder, as applicable, each represents and warrants to each of the Secured Parties on and as of each Measurement Date (other than Measurement Dates specified in clauses (c), (g) and (h) of the definition thereof) and as of each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a) Due Organization. The Servicer is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party. The Equityholder is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation, with full power and authority to own

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and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b) Due Qualification and Good Standing. Each of the Servicer and the Equityholder is in good standing in its jurisdiction incorporation. Each of the Servicer and the Equityholder is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby, are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Non‑Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any material indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clause (ii) or (iii) above, where such conflicts, breaches, violations or defaults would not reasonably be expected to have a Material Adverse Effect.

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, other than financing statements and other perfection matters to be effected in connection with the execution and delivery of the Facility Documents, and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility

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Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Taxes. It has filed all U.S. federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all U.S. federal income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person, other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(g) Compliance with Laws, Etc. It has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to so observe or comply would not reasonably be expected to have a Material Adverse Effect. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h) Eligibility. Each Collateral Loan included in a Monthly Report or a Borrowing Base Calculation Statement required to be delivered by it under this Agreement as an Eligible Collateral Loan was, in fact, an Eligible Collateral Loan at such time.

(i) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. Neither it nor, to its knowledge, any of its Affiliates is a Sanctioned Person or, to its knowledge, is under investigation for an alleged breach of Sanctions by a Governmental Authority that enforces Sanctions. It is in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

(j) Asset Coverage and Other Leverage Limits. The Equityholder complies in all respects with applicable asset coverage and other leverage limits under the Investment Company Act.

Section 4.04 Representations and Warranties of the Custodian and the Collateral Administrator.

Each of the Custodian and the Collateral Administrator represents and warrants in its individual capacity and as Custodian or Collateral Administrator, as applicable, as follows (and any successor Custodian or Collateral Administrator appointed in accordance with this Agreement represents and warrants as follows in its individual capacity and as Custodian or Collateral Administrator, as applicable):

(a) Organization and Corporate Power. It is a duly organized and validly existing national banking association in good standing under the Laws of the United States. It has full power, authority and legal right to execute, deliver and perform its obligations as Custodian or Collateral Administrator, as applicable, under this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary

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action on its part, either in its individual capacity or as Custodian or Collateral Administrator, as the case may be.

(c) No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which it is a party or by which it or any of its property is bound.

(d) No Violation. Its execution and delivery of this Agreement, its performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Custodian or the Collateral Administrator required in connection with the execution and delivery of this Agreement, the performance by the Custodian or the Collateral Administrator, as applicable, of the transactions contemplated hereby and the fulfillment by the Custodian or the Collateral Administrator, as applicable, of the terms hereof have been obtained.

(f) Validity, etc. This Agreement constitutes the legal, valid and binding obligation of the Custodian or the Collateral Administrator, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws or general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants of the Borrower.

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out its business

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and the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party.

(b) Enforcement.

(i) It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments, consents, waivers and other modifications of Collateral Loans in accordance with the Servicing Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Servicer required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii) It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons (other than the Servicer and the Collateral Administrator) for the performance of actions and obligations to be performed by the Borrower or the Servicer hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect to any such obligations. The Borrower will promptly perform, and use commercially reasonable efforts to cause the Servicer to perform, all of their obligations and agreements contained in this Agreement or any other Facility Document to which such Person is a party.

(c) Further Assurances. It shall promptly upon the reasonable request of the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first‑priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of the Required Lenders (through the Administrative Agent), the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d) Financial Statements; Other Information. It (or the Servicer on its behalf) shall provide to the Administrative Agent:

(i) within one hundred twenty (120) days (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority) after the end of each fiscal year of the Equityholder (commencing with the fiscal year ending 2024), an annual report of the Equityholder and its Subsidiaries, on a consolidated basis, containing an audited consolidated statement of assets and liabilities as of the end of such fiscal year, and audited consolidated statements of operations, changes in net assets and cash flows, for the fiscal year then ended, prepared in accordance with GAAP, each reported on by independent

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public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated Subsidiaries on a consolidated basis;

(ii) within sixty (60) days (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority) after the end of each of the first three quarters of each fiscal year of the Equityholder, an unaudited financial report of the Equityholder and its Subsidiaries, on a consolidated basis, containing a consolidated statement of assets and liabilities, consolidated statements of operations, changes in net assets, and cash flows, and a condensed schedule of investments regarding the Equityholder’s investments, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year‑end audit adjustments and the absence of footnotes;

(iii) within five (5) Business Days after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default, or (B) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower or the Servicer is taking or proposes to take with respect thereto;

(iv) to the extent reasonably available (and, if requested by the Administrative Agent, the Borrower shall request such information and use commercially reasonable efforts to obtain the same) to the Servicer (on behalf of the Borrower) pursuant to the Related Documents, on or prior to the related Acquisition Date, audited financial statements of the related Obligor for the three (3) year period most recently ended prior to such Acquisition Date with respect to the related Obligor;

(v) (A) copies of the underwriting and credit memos prepared by the Servicer with respect to such Collateral Loan on or prior to the related Acquisition Date, and copies of any updates or amendments thereto, within ten (10) Business Days after such updates or amendments become available; (B) each quarterly and annual financial reporting package received by the Borrower with respect to such Obligor and with respect to each Collateral Loan (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Collateral Loan), which delivery shall be made within the longer of (x) twenty (20) Business Days after receipt by a Responsible Officer of the Borrower or the Servicer (on behalf of the Borrower) as specified in the Related Documents or (y) six (6) Business Days after such quarterly and annual financial reporting package is finalized and (C) the quarterly portfolio summary and quarterly internal valuations prepared by the Servicer with respect to each Collateral Loan and Obligor, which delivery shall be made within thirty (30) days after the preparation thereof by the Servicer and which shall reflect the most current financial information received with respect to each Collateral

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Loan and Obligor at the time such portfolio summary or internal valuation is prepared (which shall include covenant and financial covenant testing as required pursuant to the related Underlying Loan Agreements);

(vi) within five (5) Business Days after the related Acquisition Date, financial reporting packages with respect to each Obligor thereof including (A) each Obligor’s (1) legal name and address, (2) jurisdiction, (3) audited financial statements delivered under clause (iv) above and unaudited interim financial statements for the most recent fiscal year, (4) any internal credit memos produced by the Servicer and (5) company forecasts including plans related to capital expenditures, (B) to the extent not otherwise included in clause (A) above, each Obligor’s (1) business model, company strategy and names of known peers and (2) debt maturity schedule and any banking facility details with respect to other facilities and (C) to the extent available to the Servicer, such other information as any Lender may reasonably require for regulatory purposes relating to the Collateral Loans or the transactions contemplated hereby and so notified in writing to the Borrower;

(vii) to the extent reasonably available to the Servicer (on behalf of the Borrower) pursuant to the Related Documents, copies of any material amendment, restatement, supplement, waiver or other modification to the Related Documents of any Collateral Loan within ten (10) Business Days following the effectiveness of such amendment, restatement, supplement, waiver or other modification;

(viii) together with each Monthly Report and Payment Date Report delivered in accordance with Section 8.08, a Borrowing Base Calculation Statement;

(ix) such other information as any Lender may reasonably require for regulatory purposes relating to the Collateral Loans or the transactions contemplated hereby and so notified in writing to the Borrower and the Servicer; provided that such information is in the possession of the Borrower or the Servicer, as applicable, or reasonably obtainable thereby without undue burden or expense and not subject to any applicable confidentiality restrictions prohibiting such disclosure to the Administrative Agent;

(x) promptly after written request therefor, such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of compliance or noncompliance with the Borrowing Base Test, the Collateral Quality Test or any Concentration Limitation) as the Required Lenders (through the Administrative Agent) may reasonably request;

(xi) promptly after a Responsible Officer of the Borrower, the Equityholder, or the Servicer obtains actual knowledge thereof, notice of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim with respect to (x) the Borrower, the Equityholder, or the Servicer or (y) any Collateral that (A) is asserted by an Obligor with respect to such Obligor’s obligations under any Related Document with respect to any Collateral (or portion thereof) or (B) could reasonably be expected to have a Material Adverse Effect;

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(xii) promptly after a Responsible Officer of the Borrower, the Equityholder, or the Servicer obtains actual knowledge thereof, notice of the occurrence of any ERISA Event that would reasonably be expected to result in material liability to the Borrower, and, upon request of the Administrative Agent, copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event;

(xiii) promptly after a Responsible Officer of the Borrower, the Equityholder, or the Servicer obtains actual knowledge thereof, notice of any Asset Value Adjustment Event;

(xiv) on each Business Day, a trade blotter, cash flow and position report of the Borrower; and

(xv) to the extent not filed publicly and on a quarterly basis, the Updated Asset Value for each Collateral Loan.

(e) Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its designees; provided, further, that an officer or employee of the Borrower or the Servicer shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Borrower’s accountants, on the other hand. The Administrative Agent shall provide two (2) Business Days’ prior notice to the Borrower and the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f) Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i) to fund or pay the purchase price of Eligible Collateral Loans or Eligible Investments owned or acquired by the Borrower in accordance with the terms and conditions set forth herein;

(ii) to fund additional extensions of credit under Delayed Drawdown Collateral Loans and Revolving Collateral Loans held by the Borrower, in each case in accordance with the terms of this Agreement;

(iii) to fund the Unfunded Reserve Account on or prior to the Commitment Termination Date to the extent the Unfunded Reserve Account is required to be funded pursuant to Section 8.04 (and the Borrower shall submit a Notice of Borrowing for a Borrowing Date falling no more than five and no less than one Business Day prior to the

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Commitment Termination Date with a Requested Amount sufficient to fully fund the Unfunded Reserve Account to the extent required under Section 8.04);

(iv) to make Restricted Payments to the extent permitted by Section 5.02(q); and

(v) to pay fees and expenses in connection with this Agreement and the other Facility Documents in accordance with the terms thereof;

provided that, Advances denominated in an Eligible Currency (other than Dollars) shall only be used to fund or pay the purchase price of Eligible Collateral Loans denominated in such Eligible Currency.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X. Further, the Borrower shall not use the proceeds of any Advance in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W (12 C.F.R. Part 223), including any transaction where the proceeds of any Advance are used for the benefit of, or transferred to, a Person that the Borrower knows to be an “affiliate” (as defined in Regulation W) of a Lender.

(g) Information and Reports. Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified and the delivery by or on behalf of the Borrower of any such Notice of Borrowing, Monthly Report, Payment Date Report, Borrowing Base Calculation Statement or other written information, reports, certificates and statements shall be deemed to be a representation and warranty by the Borrower that such information is true, complete and correct in all material respects as of the date such information is stated or certified.

(h) No Other Business. The Borrower shall not engage in any business or activity other than (i) borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement and (ii) other activities that are incidental to the activities specified in clause (i).

(i) Tax Matters.

(i) The Borrower and each Lender hereby agree to treat the Advances and any Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the IRS or a non-appealable judgment of a court of competent jurisdiction.

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(ii) The Borrower shall pay and discharge when due all Taxes imposed on it or on its income or profits or any of its property, except for any Tax the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(iii) For U.S. federal income tax purposes, the Borrower shall (A) treat itself as a disregarded entity separate from its sole owner for U.S. federal income tax purposes, the Equityholder, within the meaning of Treasury Regulation Section 301.7701‑3, and the Equityholder will remain as a United States Person within the meaning of Section 7701(a)(30) of the Code and (B) the Borrower shall not make an election or permit any other action that would cause itself to be treated as other than a disregarded entity for U.S. federal income tax purposes.

Notwithstanding any contrary agreement or understanding, the Equityholder, the Borrower, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local Law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local Law.

(j) Collections. The Borrower (or the Servicer on its behalf) shall direct any agent or administrative agent for any Collateral Loan or in the case of the Participation Interests (to the extent not elevated to a full assignment), the participation sellers, to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor or participation seller with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account. The Borrower shall transfer, or cause to be transferred, all Collections to the appropriate Collection Account by the close of business on the Business Day following the date such Collections are received by the Borrower, the Equityholder, the Servicer or any of their respective Affiliates.

(k) Priority of Payments. The Borrower shall instruct in writing (or cause the Servicer to instruct in writing) the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(l) Acquisition of Collateral Loans from the Equityholder. Any acquisition of Collateral Loans by the Borrower from the Equityholder shall be effected pursuant to the Contribution Agreement.

(m) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. The Borrower shall comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws and shall maintain policies and procedures reasonably designed to ensure

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compliance therewith. The Borrower shall ensure that it does not use the proceeds of or fund the repayment of any Advance in violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

(n) Access to Data Site. The Borrower shall, or shall cause the Servicer to, (a) maintain the Data Site and (b) grant access to the Data Site to the Administrative Agent, the Collateral Agent, the Custodian, the Collateral Administrator and each Lender or prospective Lender; provided that the Borrower shall not be required to grant access to the Data Site to any Person that has not agreed to be bound by confidentiality requirements that are consistent with Section 12.09 or are otherwise satisfactory to the Borrower and the Servicer. The Borrower shall, or shall cause the Servicer to, to the extent posting such information would not result in a breach by the Borrower or the Servicer of its respective confidentiality obligations, post the Required Loan Documents and the information required to be delivered in accordance with Section 5.01(d)(v) for each Collateral Loan to the Data Site.

(o) Delivery of Loan Files. The Borrower shall comply, or cause the Servicer on behalf of the Borrower to comply, with its obligations under Section 13.03.

(p) Beneficial Ownership Regulation. Promptly following any request therefor, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver to the Administrative Agent information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

(q) Appraised Value. In connection with the acquisition of each Asset Based Loan and within the time periods set forth below, the Borrower or the Servicer (on behalf of the Borrower) shall have retained or shall have caused the related Obligor to retain an Approved Valuation Firm to calculate the Appraised Value of (A) with respect to any such Collateral Loan that has intellectual property, equipment or real property, as the case may be, in its borrowing base, the collateral securing such Collateral Loan within twelve (12) months prior to the acquisition of such Collateral Loan by the Borrower and (B) otherwise, the collateral securing such Collateral Loan within six (6) months prior to the acquisition of such Collateral Loan by the Borrower (in each case, subject to a forty-five (45) day grace period). The Servicer shall report the Approved Valuation Firm, appraisal metric and Appraised Value for such Collateral Loan to the Administrative Agent (with a copy to each Lender) in the Notice of Borrowing related to such Collateral Loan.

Section 5.02 Negative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a) Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure

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its obligations under the Facility Documents other than this Agreement and the other Facility Documents or to perform its obligations under the Facility Documents to which it is a party.

(b) Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets (other than dispositions permitted under this Agreement), or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the Payment in Full of the Obligations).

(c) Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent, it shall not (i) amend or modify its Constituent Documents, (ii) take any action inconsistent with its Constituent Documents and (iii) amend, modify or waive any non-ministerial term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders).

(d) Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(e) Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of Regulation U or Regulation X.

(f) Changes to Filing Information. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives not less than ten (10) days’ (or such shorter period as the Administrative Agent shall agree) prior written notice to the Administrative Agent and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral.

(g) Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s‑length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision). The foregoing covenant (i) shall not apply to the execution, delivery and performance of the Facility Documents or the Borrower’s Constituent Documents, (ii) shall not prohibit the Borrower from making Restricted Payments permitted under Section 5.02(q) and (iii) shall not prohibit the Equityholder from transferring Collateral Loans, Cash or other assets to the Borrower in whole or in part as a capital contribution to the Borrower.

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(h) No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any Taxes levied or assessed upon any part of the Collateral.

(i) Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any Indebtedness, obligations (including contingent obligations) or other liabilities, or issue any additional securities, whether debt or equity, in each case other than (i) the Obligations pursuant to or as expressly permitted by this Agreement and the other Facility Documents, (ii) pursuant to customary indemnification, expense reimbursement, funding obligations and similar provisions under the Related Documents or (iii) the issuance of additional Capital Stock to the Equityholder. The Borrower shall not acquire any Collateral Loan or other property other than as expressly permitted hereunder.

(j) Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenant or obligation with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first‑priority perfected security interest (subject to Permitted Liens) in the Collateral.

(k) Subsidiaries. It shall not have or permit the formation of any Subsidiaries; provided that this clause shall not apply to any Obligor that becomes a Subsidiary of the Borrower in connection with a work-out or restructuring of a Collateral Loan or a bankruptcy of the related Obligor.

(l) Name. It shall not conduct business under any name other than its own.

(m) Employees. It shall not have any employees (other than any Responsible Officers and other officers and directors to the extent they are employees).

(n) ERISA. Except as would not constitute a Material Adverse Effect, the Borrower shall not establish or contribute to, or otherwise have any liability with respect to, any Plan or Multiemployer Plan. Neither the Borrower’s underlying assets nor the Collateral shall constitute “plan assets” (within the meaning of Section 3(42) of ERISA).

(o) Non‑Petition. The Borrower shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non‑petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Collateral Loan which contain customary (as determined by the Servicer) purchase or sale terms or which are documented using customary (as determined by the Servicer) loan trading documentation, customary service contracts and engagement letters entered into in connection with the Collateral Loans and any agreement that

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does not impose a material obligation on the Borrower and that is of a type that customarily does not include “non‑petition” or “limited recourse” provisions.

(p) Certificated Securities. The Borrower shall not acquire or hold any Certificated Securities in bearer form (other than securities not required to be in registered form under Section 163(f)(2)(A) of the Code) in a manner that does not satisfy the requirements of United States Treasury Regulations section 1.165‑12(c) (as determined by the Servicer).

(q) Restricted Payments. The Borrower shall not make any Restricted Payment other than (i) with respect to amounts received by the Borrower in accordance with Section 9.01 (in the case of Interest Proceeds and Principal Proceeds) or any other provision of this Agreement or the Facility Documents which expressly requires or permits payments to be made to or amounts to be reimbursed to the Equityholder, (ii) amounts distributed by the Borrower in connection with the acquisition of Collateral Loans from the Equityholder in accordance with Article X, (iii) using the proceeds of an Advance or any other amounts on deposit in the Collection Account, so long as any amounts that will remain on deposit in the Collection Account, together with the excess, if any, of the Borrowing Base over the Advances Outstanding (after giving effect to such Advance and Restricted Payment), will be sufficient to make all required payments pursuant to Section 9.01 on the next succeeding Payment Date and (iv) amounts distributed by the Borrower in connection with a Permitted RIC Distribution.

(r) Amendments to Collateral Loans. The Borrower (and the Servicer on its behalf) shall not consent to any amendment or waiver of or supplement to any Collateral Loan or any Related Document for any Collateral Loan (i) that would result in a Default or an Event of Default, (ii) after the occurrence and during the continuance of an Event of Default or (iii) that would cause any Collateral Loan to become an Ineligible Collateral Loan. The Borrower (and the Servicer on its behalf) shall not consent to any extension or postponement of the maturity date with respect to any Collateral Loan without the prior written consent of the Administrative Agent; provided that the prior written consent of the Administrative Agent shall not be required if, after giving effect to such extension or postponement, the Maximum Weighted Average Life Test is satisfied.

(s) Obligor Payment Instructions. The Borrower shall not make any change, or permit the Servicer to make any change, in its instructions to Obligors, agent banks or administrative agents on the Collateral Loans regarding payments to be made with respect to the Collateral Loans to the Collection Account, unless the Administrative Agent has consented to such change. The Borrower further agrees that it shall (or it shall cause the Servicer to) provide prompt notice to the Administrative Agent of any misdirected or errant payments made by any Obligor with respect to any Collateral Loan and direct such Obligor to make payments as required hereunder to the extent a Responsible Officer of the Borrower or the Servicer, as applicable, has actual knowledge of such misdirected or errant payments.

(t) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. It shall not (nor shall it permit any other Person directly or (to the knowledge of the Borrower) indirectly Controlling the Borrower nor any Person directly or (to the knowledge of the Borrower) indirectly Controlled by the Borrower to) use the proceeds of any Advance directly or, to the knowledge of the Borrower, indirectly in any way that would breach or contravene any Sanctions

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imposed by the United Nations, the European Union (including any member state thereof), the State Secretariat for Economic Affairs of Switzerland, OFAC, the United Kingdom, the Government of Canada, the Hong Kong Monetary Authority, the Monetary Authority of Singapore or any other body notified in writing by the Administrative Agent (acting on behalf of any Lender) to the Borrower from time to time, in each case if and to the extent that such bodies have jurisdiction over such Borrower or such Sanctions are binding on such Borrower or, upon prior written notice to the Borrower from the Administrative Agent, such Sanctions are binding on any Lender and materially impact the ability of such Lender to comply with its respective obligations under this Agreement. It shall not (nor shall it permit any other Person to) use the proceeds of any Advance directly or, to the knowledge of the Borrower, indirectly in any way that would be in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The Borrower shall not fund the repayment of any Advance with proceeds derived from any transaction that would be prohibited by Sanctions or would be in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 5.03 Affirmative Covenants of the Equityholder and the Servicer

The Servicer, on behalf of itself and the Equityholder, covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out (A) its business and (B) the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except, in the case of clause (v)(A), where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Information and Reports.

(i) Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement, each Payment Date Report and, to the knowledge of the Servicer, all other written information, reports, certificates and statements furnished by the Servicer to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby shall be true, complete and correct in all material respects as of the date such information is stated or certified.

(ii) The Servicer shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender) from

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time to time such additional information regarding the Collateral (including reasonably detailed calculations of the Borrowing Base Test and the Collateral Quality Test) as the Required Lenders (through the Administrative Agent) may reasonably request in writing.

(iii) The Servicer shall provide to the Collateral Administrator any information that the Servicer is expressly required to provide to the Collateral Administrator under this Agreement in connection with the Collateral Administrator’s preparation of each Monthly Report or Payment Date Report and, to the extent reasonably available to the Servicer, any other information that the Collateral Administrator may reasonably require in connection with the Collateral Administrator’s preparation of each Monthly Report or Payment Date Report.

(iv) The Servicer shall comply (or cause the Borrower to comply) with its obligations under Section 13.03.

(c) Notice of Default. Within three (3) Business Days after a Responsible Officer of the Servicer or the Equityholder obtains actual knowledge of the occurrence and continuance of any (A) Default or (B) Event of Default, the Servicer shall deliver to the Administrative Agent (who shall provide notice to the Lenders of such occurrence) a certificate of a Responsible Officer of the Servicer setting forth the details thereof and the action which the Servicer is taking or proposes to take with respect thereto; provided that the Servicer shall not be obligated to deliver such certificate to the extent that a Responsible Officer of the Borrower delivers a certificate with respect to such Default or Event of Default pursuant to Section 5.01(d)(iii).

(d) Access to Records and Documents. It shall permit the Administrative Agent (or, if Independent Accountants are not engaged by the Servicer or the Borrower, a nationally recognized audit firm selected by the Administrative Agent with prior notice to the Borrower and subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred and is continuing in the applicable fiscal year, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its respective designees up to an aggregate maximum of $50,000 in any one fiscal year; provided, further, that an officer or employee of the Servicer shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Servicer’s accountants, on the other hand. The Administrative Agent shall provide two (2) Business Days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit. Any such visit and inspection shall be made simultaneously with any visit and inspection pursuant to Section 5.01(e).

(e) Notice of Material Modification. Within three (3) Business Days after a Responsible Officer of the Servicer obtains actual knowledge of the occurrence of a Material

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Modification, the Servicer shall deliver to the Administrative Agent (with a copy to the Collateral Administrator) a notice setting forth the details thereof and attaching a copy of the related amendment or waiver.

(f) Collections. The Servicer shall direct any agent or administrative agent in respect of any Collateral Loan (or in connection with any Participation Interest to the extent not elevated to full assignment, any participation seller) to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account.

(g) Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. It shall comply with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws and shall maintain policies and procedures reasonably designed to ensure compliance therewith. It shall ensure that it does not cause the Borrower to use the proceeds of or fund the repayment of any Advance in violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

(h) Asset Coverage and Other Leverage Limits. The Equityholder will comply in all respects with applicable asset coverage and other leverage limits under the Investment Company Act.

Section 5.04 Negative Covenant of the Equityholder and the Servicer

The Servicer, on behalf of itself and the Equityholder, covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full), it shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to perform its obligations under the Facility Documents to which it is a party.

Section 5.05 Certain Undertakings Relating to Separateness

Without limiting any, and subject to all, other covenants of the Borrower, Servicer and Equityholder contained in this Agreement, the Borrower, the Servicer (acting on behalf of or for the benefit of the Borrower), and the Equityholder (acting on behalf of the Borrower as the member of the Borrower) shall each comply, or cause the Borrower to comply, as applicable, with Section 9(j) of the Borrower’s limited liability company agreement.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default

“Event of Default”, wherever used herein, means the occurrence of any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative body or Governmental Authority):

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(a) a default in the payment, when due and payable, of any Interest, Undrawn Fee or other Obligations not specified in clause (b) below and such default has not been cured within two (2) Business Days; provided that, to the extent of any such default resulting solely from an administrative error or omission by the Administrative Agent, the Collateral Agent, the Securities Intermediary or any paying agent, such default continues for a period of five (5) Business Days after the Administrative Agent, the Collateral Agent or the Securities Intermediary receives written notice or a Responsible Officer of such party has actual knowledge of such administrative error or omission;

(b) (i) the Borrower fails to repay the Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been asserted) in full on the Final Maturity Date or (ii) the failure to make a payment in an amount necessary to satisfy the Mandatory Amortization Amount on the applicable Payment Date;

(c) the Borrower or the pool of Collateral becomes, or becomes subject to regulation as, an “investment company” under Section 8 of the Investment Company Act;

(d) a default in any respect in the performance, or breach in any respect, of any covenant or agreement of the Borrower, the Equityholder or the Servicer (as applicable) under Section 5.01(a)(ii), 5.01(d)(i), (ii) or (iii) (in each case of Section 5.01(d), subject to a five (5) day grace period), 5.01(f), 5.01(h), 5.01(j), 5.01(p), 5.02 (other than 5.02(b) and (c)(i)), 5.03(a)(ii), or 5.03(f);

(e) except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Borrower or the Equityholder under this Agreement or the other Facility Documents to which it is a party, or the failure of any representation or warranty of the Borrower or the Equityholder made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (i) written notice to the Borrower, the Servicer and the Equityholder by the Administrative Agent, and (ii) actual knowledge of a Responsible Officer of the Borrower, the Equityholder or the Servicer, as applicable; provided that the existence of a Borrowing Base Deficiency shall be subject to clause (n) below;

(f) the rendering of one or more final judgments, decrees or orders against the Borrower or the Equityholder by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $1,000,000 (in the case of the Borrower) or $25,000,000 (in the case of the Equityholder) (in each case exclusive of judgment amounts to the extent covered by applicable insurance), and the Borrower or the Equityholder, as applicable, shall not have either (x) satisfied, discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof;

(g) the Borrower shall have made payments of amounts in excess of $1,000,000 in settlement of any litigation, claim or dispute (exclusive of settlement amounts fully covered by insurance);

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(h) an Insolvency Event relating to the Borrower or the Equityholder occurs;

(i) (i) any Facility Document or any material provision thereof shall (except in accordance with its terms) terminate, cease to be effective or cease to be legally valid, binding and enforceable, (ii) the Borrower, the Equityholder, the Servicer or any Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first‑priority perfected security interest of the Collateral Agent, except as otherwise expressly permitted in accordance with the applicable Facility Document;

(j) (i) the IRS shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any asset of the Borrower, and such Lien shall not have been released within five (5) Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower, and such Lien shall not have been released within five (5) Business Days;

(k) a Change of Control occurs;

(l) a Servicer Termination Event occurs;

(m) (i) failure of the Borrower to maintain at least one (1) Independent Director (it being understood that the Borrower shall not be in violation of the requirement to have at least one (1) Independent Director after the earlier of an Independent Director resigning or becoming deceased, incapacitated or disabled so long as a new Independent Director is appointed within thirty (30) days after a Responsible Officer of the Borrower has actual knowledge or receives written notice thereof), (ii) the removal of any Independent Director of the Borrower without “Cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower or (iii) the Borrower shall otherwise fail to qualify as a bankruptcy‑remote entity based upon the criteria set forth in this Agreement, such that reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect to the Borrower, on the one hand, and the Equityholder and the Servicer, on the other hand (it being understood and agreed that no such nonconsolidation opinion need to be delivered to satisfy this clause (m)(iii));

(n) a Borrowing Base Deficiency shall occur and be continuing for two (2) Business Days, or, if the Servicer has, within two (2) Business Days, provided evidence satisfactory to the Administrative Agent, in its sole discretion that the Borrower will satisfy the Borrowing Base Test in its entirety by depositing cash in an Eligible Currency into the Collection Account, within ten (10) Business Days; provided that, during the period of time that such event remains unremedied, any payments required to be made by the Servicer on a Payment Date shall be made under Section 9.01(a)(iii);

(o) subject in each case to Section 9.01, the failure of the Borrower on any date to maintain an amount equal to the Unfunded Reserve Required Amount on deposit in the Unfunded Reserve Account in accordance with this Agreement and, solely during the Reinvestment Period, such failure shall continue for fifteen (15) days;

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(p) the failure of the Borrower or the Equityholder to make any payment when due (after giving effect to any related notice period or requirement or grace period) under one or more agreements for borrowed money to which it is a party and the Indebtedness for borrowed money thereunder is in an amount in excess of $1,000,000 (in the case of the Borrower) or $25,000,000 (in the case of the Equityholder), individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such Indebtedness;

(q) the Equityholder shall fail to maintain Unencumbered Liquidity in an amount equal to 3.00% of the Facility Amount; or

(r) the Equityholder fails to maintain its status as a “business development company” under the Investment Company Act.

With respect to any notice that may be furnished by an Agent to the Borrower pursuant to Section 6.01(e), upon written request therefor to the applicable Agent, the Required Lenders may direct such Agent to provide such notice to the Borrower. Such Agent shall promptly thereafter provide such notice to the Borrower.

Section 6.02 Remedies

(a) Upon the occurrence and during the continuance of any Event of Default, subject to Section 6.04(e) in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including (and subject to) Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent may, or shall, at the request of the Required Lenders, by notice to the Borrower (with a copy to the Collateral Agent), do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, (2) declare the Final Maturity Date to have occurred, and (3) declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (h) of Section 6.01 with respect to the Borrower, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action or notice by any party.

(b) Upon the occurrence and during the continuance of an Event of Default, subject to Section 6.04(e) the Administrative Agent may, or shall upon the direction of the Required Lenders, exercise (or direct the Collateral Agent, as applicable, to exercise) any and all rights with respect to the Collateral, including: (u) the exercise of the Servicer’s rights and obligations under the Facility Documents (including the right to direct the Servicer to exercise such rights), including its unilateral power to (A) consent to modifications to Collateral Loans, (B) take any discretionary action with respect to Collateral Loans and (C) direct the sales and other dispositions of Collateral Loans; (v) the termination of the Servicer’s rights to exercise any rights or take any action with respect to the Collateral; (w) the transfer of the Servicer’s rights and obligations under the Facility Documents to a successor Servicer; (x) requiring the Servicer to obtain the consent of the Administrative Agent before agreeing to any modification of any

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Collateral Loan, taking any discretionary action with respect to any Collateral Loan or causing the Borrower to sell or otherwise dispose of any Collateral Loan; (y) requiring the Servicer to cause the Borrower to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent pursuant to Section 7.03, and (z) with respect to any specific Collateral Loan, to require the Servicer to take such discretionary action with respect to such Collateral Loan as directed by the Administrative Agent.

Section 6.03 Power of Attorney

(a) The Borrower hereby irrevocably appoints the Administrative Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, during the continuance of an Event of Default, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Facility Document, (v) to give notice to the Obligors and related agents of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Administrative Agent, and (vi) to exercise directly the Servicer’s rights and obligations under this Agreement, including the exercise of rights set forth in Section 6.02(b), if and to the extent that the Servicer has not complied with any direction given by the Administrative Agent in accordance with this Agreement within three (3) Business Days after the Business Day on which such direction was given to the Servicer; provided that no such direction or lapse of time shall be required after the occurrence and during the continuance of a Servicer Termination Event. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b) No person to whom this power of attorney is presented as authority for the Administrative Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower as to the authority of the Administrative Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Administrative Agent unconditionally the authority to take and perform the actions contemplated herein, and to the extent permitted by Applicable Law, the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Facility Documents have been Paid in Full and the Administrative Agent has provided its written consent thereto.

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(c) Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 6.03 shall only be exercisable after the occurrence and during the continuance of an Event of Default.

Section 6.04 Sales

(a) Each of the Borrower and the Servicer recognizes that an Agent may be unable to effect a public sale of any or all of the Collateral and may be compelled to resort to one or more private sales thereof. Each of the Borrower and the Servicer acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale.

(b) Each of the Borrower and the Servicer further agrees that a breach of any of their covenants contained in this Section 6.04 will cause irreparable injury to the Agents, that the Agents have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.04 shall be specifically enforceable against the Borrower and the Servicer, and each of the Borrower and the Servicer hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that there has been a Payment in Full.

(c) Pursuant to the UCC, each of the Borrower and the Servicer hereby specifically agrees (x) that it shall not raise any objection to a Secured Party’s purchase of the Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the principles set forth in various no action letters promulgated by the SEC staff (1) shall be considered to be a “public” sale for purposes of the UCC and (2) shall be considered to be commercially reasonable notwithstanding that a Secured Party purchases the Collateral at such a sale.

(d) Each of the Borrower and the Servicer agrees that the Servicer shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Collateral sold by the Servicer pursuant to this Agreement. The Servicer may, at the direction of the Administrative Agent, among other things, accept the first bid received, or decide to approach or not approach any potential purchasers. Each of the Borrower and the Servicer hereby agrees that the Servicer (at the direction of the Administrative Agent) shall have the right to conduct, and shall not incur any liability as a result of, the sale of any Collateral, or any part thereof, at any sale conducted in a commercially reasonable manner, it being agreed by the parties hereto that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value. The Borrower and the Servicer hereby waive any claims against the Secured Parties arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower’s obligations under this Agreement, even if the Servicer accepts the first bid received and does not offer any Collateral to more than one bidder. Without in any way limiting the Servicer’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, each of the Borrower and the Servicer hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially

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reasonable sale, and each of the Borrower and the Servicer hereby irrevocably waives any right to contest any such sale conducted in accordance with the following provisions:

(i) the Servicer conducts such foreclosure sale in the State of New York;

(ii) such foreclosure sale is conducted in accordance with the Laws of the State of New York; and

(iii) not more than thirty (30) days before, and not less than ten (10) days in advance of such foreclosure sale, the Servicer notifies the Borrower at the address set forth herein of the time and place of such foreclosure sale.

(e) Notwithstanding anything to the contrary herein or in any Facility Document, in connection with any liquidation or disposition of the Collateral, including without limitation, upon the termination of the Commitments following the occurrence and during the continuation of an Event of Default, the Equityholder and/or any of its Affiliates or managed funds shall have the right to purchase the Collateral subject to such liquidation or at a purchase price at least equal to the sum of the then accrued and outstanding Obligations, as reasonably determined by the Administrative Agent. Any such party may exercise such right by delivering written notice to the Administrative Agent (an “Exercise Notice”), which shall include a proposed purchase price and be delivered not later than two (2) Business Days after the date on which the Borrower receives notice from the Administrative Agent of the occurrence of such Event of Default and termination of the Commitments, as applicable, and the intent of the Administrative Agent to liquidate or dispose of the Collateral, and which Exercise Notice shall set forth evidence reasonably satisfactory to the Administrative Agent that the Equityholder or any such Affiliate or managed fund has access to sufficient capital to consummate such purchase in accordance with this clause (e). Once an Exercise Notice is delivered to the Administrative Agent, the delivering party (or its designated Affiliate or managed fund) shall be obligated, irrevocably and unconditionally, to purchase the Collateral, at the price referenced above, for settlement within the normal settlement period for such Collateral. The cash purchase price must be received no later than five (5) Business Days following delivery of the Exercise Notice. Neither the Collateral Agent, the Administrative Agent nor any Lender shall assert any right or remedy in respect of the Collateral, including any right described in Section 6.02(b) or Section 7.03, or cause the removal of the Servicer pursuant to Section 14.08, or cause the liquidation or disposition of the Collateral Loans to occur, in each case during the time that the Equityholder, its Affiliates and managed funds are entitled to provide an Exercise Notice and purchase the Collateral pursuant to this Section 6.04(e).

ARTICLE VII

PLEDGE OF COLLATERAL;
RIGHTS OF THE COLLATERAL AGENT

Section 7.01 Grant of Security

(a) The Borrower hereby grants, pledges and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to

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and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i) all Collateral Loans and Related Documents, both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii) each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii) all interest, dividends, stock dividends, stock splits, distributions and other Money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of all Collateral Loans;

(iv) each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v) all Cash or Money;

(vi) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter‑of‑credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(vii) all securities, loans and investments, and all other property of any type or nature in which the Borrower has an interest (including the equity interests of each Subsidiary of the Borrower), and all property of the Borrower which is delivered to the Custodian by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

(viii) all Liens, Related Security, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix) all Proceeds of any and all of the foregoing.

(b) All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

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Section 7.02 Release of Security Interest

If and only if all Obligations have been Paid in Full, the Administrative Agent shall provide notice of the same to the Collateral Agent, the Collateral Agent’s Lien over the Collateral on behalf of the Secured Parties shall be automatically terminated and the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and authorize for filing such instruments as the Borrower shall prepare and reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral; provided that the Collateral Agent shall also promptly release or terminate the Secured Parties’ security interest in the Collateral in connection with any sale of Collateral permitted under this Agreement. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately and automatically terminate without further act, the Administrative Agent shall promptly provide notice of the same to the Collateral Agent, and the Collateral Agent shall, on behalf of the Secured Parties and at the expense of the Borrower, execute, deliver and authorize for filing such instruments as the Borrower shall prepare and reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03 Rights and Remedies

(a) The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, and subject to Section 6.04(e), the Collateral Agent or its designees shall, acting solely at the written direction of the Administrative Agent or the Required Lenders acting through the Administrative Agent, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower promptly take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. In the absence of written direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), the Collateral Agent shall take no action. The Collateral Agent shall not be liable to the Administrative Agent, the Required Lenders or any other party for any action taken or omitted to

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be taken at the direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent) or any inaction in the absence thereof.

(b) The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, and subject to Section 6.04(e), at the request of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in this Section 7.03, the Borrower hereby irrevocably appoints the Collateral Agent as its attorney‑in‑fact (which appointment being coupled with an interest and is irrevocable until the Obligations are Paid in Full), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower. Such appointment shall in no way impose upon the Collateral Agent any obligation to take any such action unless specifically directed to do so and subject to the receipt of an indemnity from the Lenders reasonably satisfactory to it.

Section 7.04 Remedies Cumulative

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05 Related Documents

(a) Each of the Borrower and the Servicer hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent all material information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) upon the written request of the Administrative Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee. In addition, in accordance with this Agreement, promptly (and in any event within five (5) Business Days) following its

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acquisition of any Collateral Loan, the Borrower shall deliver (or cause to be delivered) to the Custodian the Required Loan Documents (to the extent in the possession of the Servicer or the Borrower, or otherwise available to the Servicer on the relevant deal site).

Section 7.06 Borrower Remains Liable

(a) Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements to which it is a party included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b) No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent, any Liquidity Bank or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Law, the Administrative Agent, any Liquidity Bank and the other Secured Parties expressly disclaim any such assumption.

Section 7.07 Protection of Collateral

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC‑1 financing statements and continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary to secure the rights and remedies of the Secured Parties hereunder and to:

(a) grant security more effectively on all or any portion of the Collateral;

(b) maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first‑priority nature of the Lien (subject to Permitted Liens) or carry out more effectively the purposes hereof;

(c) perfect or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in Applicable Law);

(d) enforce any of the Collateral or other instruments or property included in the Collateral;

(e) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the other Secured Parties in the Collateral against the claims of all third parties; and

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(f) pay or cause to be paid any and all Taxes levied or assessed upon all or any part of the Collateral (other than Taxes which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP).

If the Borrower fails to prepare and file any instrument or to take any action required pursuant to this Section 7.07 within ten (10) Business Days after the Administrative Agent’s request and written instruction therefor, the Borrower hereby designates the Collateral Agent as its agent to prepare and file such instrument and take such action required pursuant to this Section 7.07. The Borrower further authorizes, but does not obligate, the Collateral Agent to file UCC‑1 financing statements and continuation statements therefor, that name the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” (or words of similar effect) as the Collateral in which the Collateral Agent has a grant of security hereunder. Such designation shall not impose upon the Collateral Agent or the Administrative Agent or any other Secured Party, or release or diminish, the Borrower’s obligations under this Section 7.07.

Notwithstanding the generality of the foregoing, the Borrower shall, not earlier than six (6) months and not later than one (1) month prior to the fifth (5th) anniversary of the date of filing of any financing statement filed pursuant to this Agreement authorize, deliver and file or cause to be filed an appropriate continuation statement with respect to each such financing statement.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01 Collection of Money

Except as otherwise expressly provided herein, the Administrative Agent may and the Collateral Agent shall at the direction of the Administrative Agent (or the Required Lenders acting through the Administrative Agent) demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the Account Control Agreement with a Qualified Institution; provided that, for the avoidance of doubt, Computershare Trust Company, National Association, in its capacity as Securities Intermediary shall not be required to satisfy the definition of “Qualified Institution” so long as the assets credited to each Covered Account are deposited and held by an institution that meets such requirements. Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Servicer for convenience in administering the Covered Accounts or the Collateral.

Section 8.02 Collection Account

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(a) In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the A&R Effective Date, establish at the Securities Intermediary two (2) segregated non-interest bearing accounts (including any sub-accounts deemed appropriate or necessary by the Securities Intermediary for convenience in administering such accounts) for each Eligible Currency and in the name of the Borrower, one of which will be designated as the “Interest Collection Account” for each such Eligible Currency (collectively, the “Interest Collection Account”) and one of which designated as the “Principal Collection Account” for each such Eligible Currency (collectively, the “Principal Collection Account” and, together with the Interest Collection Account, the “Collection Account”), which shall be maintained by the Borrower with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The Collateral Agent shall from time to time deposit into the Interest Collection Account promptly upon receipt thereof all Interest Proceeds received by the Collateral Agent and identified as such by the Servicer. The Collateral Agent shall from time to time deposit into the Principal Collection Account promptly upon receipt thereof all Principal Proceeds (unless simultaneously reinvested in additional Collateral Loans in accordance with Article X or required to be deposited in the Unfunded Reserve Account pursuant to Section 8.04) received by the Collateral Agent and identified as such by the Servicer. All funds deposited from time to time in the Collection Account pursuant to this Agreement shall be held on behalf of the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided.

(b) At any time when reinvestment is permitted pursuant to Article X, the Servicer on behalf of the Borrower (subject to compliance with Article X) may, by delivery of written instructions (which may be a .pdf or similar file sent by email) of a Responsible Officer of the Servicer to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such instructions the Collateral Agent shall, withdraw funds on deposit in the Collection Account representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan) and reinvest such funds in additional Collateral Loans in accordance with such instructions. If at any time the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount, the Servicer (on behalf of the Borrower) may, by delivery of written instructions (which may be a .pdf or similar file sent by email) of a Responsible Officer of the Servicer to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such instructions the Collateral Agent shall, withdraw funds on deposit in the Collection Account representing Principal Proceeds and remit such funds as so directed by the Servicer to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans or Revolving Collateral Loans.

(c) The Collateral Agent shall transfer from the Collection Account for application pursuant to Section 9.01(a), on each Payment Date, the amount set forth to be so transferred in the Payment Date Report for such Payment Date.

Section 8.03 The Payment Account

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the A&R Effective Date, establish at the Securities Intermediary one (1) segregated account, which shall be designated as the “Payment Account”,

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which shall be maintained by the Borrower with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Payment Account shall be in accordance with the provisions of this Agreement. All funds on deposit in the Payment Account shall be investable at the direction of the Borrower. The Borrower hereby directs that all funds on deposit in the Payment Account will remain in uninvested.

Section 8.04 The Custodian Account

(a) In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the A&R Effective Date, establish at the Securities Intermediary one (1) segregated account with respect to each Eligible Currency, which shall be designated as the “Custodian Account” for each such Eligible Currency (collectively, the “Custodian Account”), which shall be maintained by the Borrower with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent.

Section 8.05 The Unfunded Reserve Account; Fundings

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the A&R Effective Date, establish at the Securities Intermediary one (1) segregated non-interest bearing account for each Eligible Currency in the name of the Borrower, which shall be designated as the “Unfunded Reserve Account” for each such Eligible Currency (collectively, the “Unfunded Reserve Account”), which shall be maintained by the Borrower with the Securities Intermediary in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Unfunded Reserve Account shall be in accordance with the provisions of this Agreement.

On the Acquisition Date of any Delayed Drawdown Collateral Loan, Revolving Collateral Loan, and on any Payment Date, the Servicer shall instruct the Collateral Agent to withdraw funds from the Collection Account for deposit into the Unfunded Reserve Account, to the extent required so that the amount of funds on deposit in the Unfunded Reserve Account is equal to the Unfunded Reserve Required Amount.

During the Reinvestment Period, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the Unfunded Reserve Account (in an amount equal to the amount on deposit therein with respect to such Delayed Drawdown Collateral Loan or Revolving Collateral Loan), then available Principal Proceeds and finally, borrowing of Advances under Section 2.01.

During the Amortization Period, Principal Proceeds received by the Borrower (or the Servicer on its behalf) in respect of Revolving Collateral Loans (to the extent not accompanied by a permanent reduction in the related commitments) shall be deposited by the Borrower (or the Servicer on its behalf) into the Unfunded Reserve Account to the extent the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount.

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Amounts on deposit in the Unfunded Reserve Account will be available solely to cover drawdowns on Delayed Drawdown Collateral Loans and Revolving Collateral Loans; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Unfunded Reserve Required Amount, the Collateral Agent shall remit such excess to the Collection Account.

Section 8.06 Account Control Agreement

The provisions of Sections 8.02, 8.03 and 8.04 are subject to the terms of the Account Control Agreement.

Section 8.07 Funds in Covered Accounts; Reports by Collateral Agent

(a) By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Servicer on behalf of the Borrower) shall at all times direct the Collateral Agent to, and, upon receipt of such certificate, the Collateral Agent shall, invest all funds on deposit in the Collection Account and the Unfunded Reserve Account in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein), as specified by the Borrower (or the Servicer on behalf of the Borrower). If no Event of Default has occurred and is continuing and the Borrower shall not have given any such investment directions, the Collateral Agent shall seek instructions from the Servicer within three (3) Business Days after transfer of any funds to such accounts and such funds shall remain un-invested until it shall receive written instructions from the Servicer. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest such funds as fully as practicable as directed by the Servicer and such funds shall remain un-invested until it shall receive written instructions from the Servicer. Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Collection Account. Absent its timely receipt of such instruction from the Servicer or Administrative Agent, as applicable, in accordance with the foregoing, the Collateral Agent shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment.

(b) The Collateral Agent agrees to give the Borrower and the Servicer prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Custodian or any sub-custodian of the Custodian.

(c) The Collateral Administrator shall supply, in a timely fashion, to the Borrower and the Servicer any information regularly maintained by the Collateral Administrator that the Borrower or the Servicer may from time to time reasonably request with respect to the Collateral Loans, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Administrator and required to be provided by Section 8.08 or to permit the Servicer to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Servicer. The Collateral Administrator shall

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promptly forward to the Servicer copies of notices, periodic financial reports and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan.

Section 8.08 Accountings

(a) Monthly. As used herein, the “Monthly Report Determination Date” with respect to any calendar month will be the last calendar day of the prior calendar month. Not later than fifteen (15) days following each Monthly Report Determination Date, the Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent, each Lender Group Agent, any Liquidity Bank and the Equityholder a monthly report (which includes a Borrowing Base Calculation Statement prepared by the Servicer and provided to the Collateral Administrator for inclusion in the Monthly Report) (each, a “Monthly Report”) in accordance with this Section 8.08. The Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent and the Collateral Administrator a loan data file (the “Data File”) for the monthly period ending on the Monthly Report Determination Date (containing such information agreed upon by the Borrower (or the Servicer on its behalf), the Collateral Administrator and the Administrative Agent). The Borrower shall provide (or cause to be provided) the Data File no later than five (5) days following the Monthly Report Determination Date. The first Monthly Report shall be delivered not later than fifteen (15) days following August 31, 2024. The Monthly Report for a calendar month shall be in substantially the form attached hereto as Exhibit H and shall contain the information with respect to the Collateral Loans and Eligible Investments included in the Collateral set forth in Schedule 2, and shall be determined as of the Monthly Report Determination Date for such calendar month.

(b) Payment Accounting. The Borrower shall compile and provide (or cause to be compiled and provided) an accounting report (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Date Report to the Agents, the Borrower and the Servicer the earlier of (i) fifteen (15) Business Days following such Determination Date and (ii) two (2) Business Days prior to the applicable Payment Date. The Payment Date Report shall contain the information set forth in Schedule 3 hereto.

In addition, the Borrower shall provide (or cause to be provided) in each Monthly Report a statement notifying of any amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification that became effective since the immediately preceding Payment Date Report unless previously disclosed under Section 5.01(d)(vii) or 8.08(a).

Each Payment Date Report shall constitute instructions to the Collateral Agent to withdraw funds from the Payment Account and pay or transfer such amounts set forth in the Payment Date Report in the manner specific and in accordance with the Priority of Payments.

(c) Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.08 on the first Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the

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Borrower, who shall use reasonable efforts to obtain such accounting by the applicable Payment Date.

For the avoidance of doubt, the Borrower has engaged the Collateral Administrator pursuant to Article XV hereof to compile and provide the information and reports to be provided in this Section 8.08; provided, however, that the Collateral Administrator’s obligation to compile and provide such information and reports is subject to the receipt of the information necessary to do so from the Servicer and the Administrative Agent.

Section 8.09 Release of Collateral

(a) If no Event of Default has occurred and is continuing, the Borrower may, by delivery of a certificate of a Responsible Officer of the Servicer delivered to the Collateral Agent and the Custodian on the Business Day prior to the settlement date for any sale of any item of Collateral certifying that the sale of such Collateral is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01 (which certificate shall be deemed delivered upon delivery by the Borrower or the Servicer of a trade ticket or other instruction), direct the Collateral Agent (or the Custodian at the direction of the Collateral Agent) to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate, the Collateral Agent (or Custodian, as applicable) shall deliver any such item, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Servicer in such certificate; provided that the Collateral Agent (or the Custodian at the direction of the Collateral Agent) may deliver any such item in physical form for examination in accordance with street delivery custom; provided, further, that neither the Collateral Agent nor the Custodian will be deemed to have notice of an Event of Default unless it has received notice thereof. Notwithstanding the foregoing, a trade ticket or other confirmation of trade in respect of such sale of Collateral delivered by the Borrower (or the Servicer on its behalf) to the Collateral Agent and the Custodian shall constitute certification as to the matters described in this Section 8.09, and the Collateral Agent and the Custodian may conclusively rely on such certification.

(b) The Collateral Agent (or the Custodian at the direction of the Collateral Agent) shall, upon the receipt of a certificate of a Responsible Officer of the Servicer (which certificate shall be deemed delivered upon delivery by the Borrower or the Servicer of a trade ticket or other instruction), deliver any Collateral in accordance with such certificate, and execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c) As provided in Section 8.02(a), the Collateral Agent (and its designees) shall deposit any proceeds received by it from the disposition of a Collateral Loan in the Collection Account as instructed by the Servicer, unless simultaneously applied to the purchase of additional Collateral Loans as permitted under and in accordance with the requirements of this Article VIII and Article X.

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(d) The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower certifying that there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been satisfied (other than unasserted contingent obligations), execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e) Any security, Collateral Loan or amounts that are released pursuant to Section 8.08(a) or (b) shall be automatically released from the Lien of this Agreement.

(f) Any direction received by the Collateral Agent or the Custodian, as applicable, on or prior to 4:00 p.m. on any Business Day shall be effective on such Business Day and any direction received by the Collateral Agent or the Custodian, as applicable, after 4:00 p.m. on any Business Day, or at any time on any day that is not a Business Day, shall be effective in each case on the next succeeding Business Day.

Section 8.10 Reports by Independent Accountants

(a) The Servicer will appoint an independent audit or consulting firm specializing in securitization transactions (together with its successors, the “Independent Accountants”) reasonably acceptable to the Administrative Agent to review and deliver the reports of such accountants required by this Agreement. The fees of such Independent Accountants and any successor shall be payable by the Borrower.

(b) The Servicer shall cause the Independent Accountants to furnish to the Administrative Agent (with a copy to the Collateral Agent) within one hundred twenty (120) days following the end of each fiscal year beginning with the fiscal year ending on June 30, 2025 (each such date, a “Report Date”), a report relating to a selection of Monthly Reports (as agreed by the Servicer and the Administrative Agent), delivered during the twelve (12) months immediately preceding such Report Date, to the effect that such firm has applied certain agreed‑upon procedures approved by the Administrative Agent as of the A&R Effective Date (it being understood that the Borrower shall cause such Independent Accountants to comply with updates to such agreed‑upon procedures from time to time in response to reasonable requests of the Administrative Agent to the extent such the Borrower is able in good faith to cause such compliance without undue burden or expense) with respect to such reports from the related period and, with respect to the Servicer’s performance hereunder, to assist the Administrative Agent in determining that the Monthly Reports for the related period were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report (including, with respect to any such exceptions, an explanation of how each such exception arose and reflecting the input/explanation of the Servicer thereto). Such reports pursuant to this clause (b) shall be at the expense of the Borrower. Each such report pursuant to this clause (b) shall include a certification by the Servicer as to whether a Servicer Termination Event occurred during the related testing period and, if any occurred, an explanation as to its resolution.

(c) In the event the Independent Accountants require the Collateral Agent or the Collateral Administrator, as applicable, to agree to the procedures performed by such Independent Accountants with respect to any of the reports, statements of such Independent

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Accountants, or sign any agreement in connection therewith, the Collateral Agent or the Collateral Administrator, as applicable, is hereby directed by the Borrower, to so agree to the terms and conditions requested by such Independent Accountants as a condition to receiving documentation required by this Agreement; it being understood and agreed that the Collateral Agent and the Collateral Administrator shall deliver such agreement in conclusive reliance on such direction and shall make no inquiry or investigation as to, and shall have no obligation or responsibility in respect of, the terms of the engagement of such Independent Accountants by the Borrower or the sufficiency, validity or correctness of the agreed upon procedures in respect of such engagement. The Collateral Agent and the Collateral Administrator may require the delivery of additional written direction to the execution of any such agreement required for the delivery of any report or statement of such Independent Accountants to the Collateral Agent and the Collateral Administrator under this Agreement. The Collateral Agent and the Collateral Administrator are hereby authorized, without liability on their part, to execute and deliver any such agreement with such Independent Accountants, which agreement, to the extent so directed by the Borrower (or the Servicer on behalf of the Borrower), may include, amongst other things, (i) an acknowledgement that the Borrower has agreed that the procedures by such Independent Accountants are sufficient for the relevant purposes, (ii) releases by the Collateral Agent and the Collateral Administrator of any claims, liabilities and expenses arising out of or relating to such Independent Accountant’s engagement, agreed‑upon procedures or any report or statement issued by such Independent Accountants under any such engagement and acknowledgement of other limitations of liability in favor of such Independent Accountants and (iii) restrictions or prohibitions on the disclosure of any such reports, statements or other information or documents provided to it by such Independent Accountants.

ARTICLE IX

APPLICATION OF FUNDS

Section 9.01 Disbursements of Funds from Collection Account

(a) Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, the Collateral Agent, based solely upon the Payment Date Report, shall disburse amounts from the Payment Account pursuant to Section 8.02 in accordance with the following priorities (the “Priority of Payments”):

(i) On each Payment Date, so long as no Event of Default has occurred and is continuing or would result therefrom, Interest Proceeds on deposit in the Interest Collection Account, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account and on each Payment Date will be applied from the Payment Account in the following order of priority:

(A) pro rata to each applicable Person, to pay Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the amount in this clause (A) shall not exceed the Administrative Expense Cap for such Payment Date;

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(B) to the Servicer to pay the Senior Servicing Fee, plus any Senior Servicing Fee that remains due and unpaid in respect of any prior Payment Dates as a result of waiver or insufficient funds, except, in each case, to the extent that the Servicer elects to waive or defer such current or previously due Senior Servicing Fee pursuant to this Agreement;

(C) (1) first, to the Administrative Agent, to pay any fees, expenses, indemnities and other amounts payable to the Administrative Agent pursuant to the Agent Fee Letter and any other Facility Documents and (2) second, to the Administrative Agent (for the account of the Lenders on a pro rata basis based on such Lender’s Percentage), to pay accrued and unpaid Interest on the Advances, Undrawn Fees and Prepayment Fees, if any, and other fees, expenses, indemnities and amounts due to each such Lender under the Facility Documents;

(D) to the Administrative Agent (for the account of the Lenders on a pro rata basis based on such Lender’s Percentage) to pay principal of the Advances in an aggregate amount required to cure any Borrowing Base Deficiency;

(E) during the Amortization Period, to the Administrative Agent (for the account of the Lenders on a pro rata basis based on such Lender’s Percentage) to pay principal of the Advances in an amount equal to any outstanding Mandatory Amortization Amount on such applicable Payment Date;

(F) during the Amortization Period, pro rata to each Lender (based on such Lender’s Percentage) to pay principal of the Advances in an amount equal to any outstanding Mandatory Amortization Amount on such applicable Payment Date;

(G) for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the Unfunded Reserve Required Amount;

(H) to the Servicer to pay (1) any Senior Servicing Fee not paid pursuant to clause (B) above and (2) the Subordinated Servicing Fee, plus any Subordinated Servicing Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds, except, in each case, to the extent that the Servicer elects to waive or defer such current or previously due Subordinated Servicing Fee pursuant to this Agreement;

(I) (1) first, to any applicable Persons, to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause; and (2) second, to any applicable Persons, to pay all other Obligations then due and owing (other than Advances Outstanding); and

(J) (1) if a Default has occurred and is continuing, or would result therefrom, to remain in the Interest Collection Account or (2) otherwise, to be allocated at the discretion of the Servicer (as set forth in the Payment Date Report) to any one or more of the following payments: (1) to prepay the Advances, (2)

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during the Reinvestment Period, to the Principal Collection Account as Principal Proceeds for the purchase of additional Collateral Loans and the funding of Delayed Drawdown Collateral Loans and Revolving Collateral Loans, or (3) to the Borrower or its designee, which amounts may be distributed to the Equityholder; provided, that if any such Default is subsequently cured prior the next Payment Date, such amounts held under clause (J)(1) as a result of an inability to distribute under clause (J)(2)(3) may be distributed pursuant to clause (J)(2)(3) prior to the next Payment Date so long as no other Default or Event of Default has occurred and is continuing.

(ii) On each Payment Date, so long as no Event of Default has occurred and is continuing or would result therefrom, Principal Proceeds on deposit in the Principal Collection Account (excluding any amounts necessary to fund the acquisition of any Collateral Loan that the Borrower has committed to purchase and with respect to which the trade date has occurred) to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account and on each Payment Date will be applied from the Payment Account in the following order of priority:

(A) to the payment of unpaid amounts under clauses (A) through (H) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

(B) during the Amortization Period, to the Administrative Agent (for the account of the Lenders on a pro rata basis based on such Lender’s Percentage) to pay principal of the Advances until the Advances are paid in full; provided that if the amount on deposit in the Unfunded Reserve Account equals or exceeds the amount of outstanding Advances, the Borrower (or the Servicer on its behalf) may elect to withdraw such amounts from the Unfunded Reserve Account and repay the Advances pursuant to this clause (B);

(C) to the payment of unpaid amounts under clause (I) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and

(D) during the Reinvestment Period, (1) if a Default has occurred and is continuing, or would result therefrom, to remain in the Principal Collection Account or (2) otherwise at the discretion of the Servicer, all remaining amounts shall be allocated to any one or more of the following payments: (1) to the Principal Collection Account for the purchase of additional Collateral Loans and the funding of Delayed Drawdown Collateral Loans and Revolving Collateral Loans, (2) for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the Unfunded Reserve Required Amount or (3) to the Borrower or its designee, which amounts may be distributed to the Equityholder; provided, that if any such Default is subsequently cured prior the next Payment Date, such amounts held under clause (D)(1) as a result of an inability to distribute under clause (D)(2)(3) may be distributed pursuant to clause (D)(2)(3) prior to the next Payment Date so long as no other Default or Event of Default has occurred and is continuing.

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(iii) On each Payment Date after the occurrence and during the continuance of an Event of Default, or if an Event of Default would result from the application of Collections pursuant to the preceding clause (i) or (ii), all Collections on deposit in the Collection Account (excluding any amounts necessary to fund the acquisition of any Collateral Loan that the Borrower has committed to purchase and with respect to which the trade date has occurred), to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account and on each Payment Date will be applied from the Payment Account in the following order of priority:

(A) pro rata to each applicable Person, to pay Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that the amount in this clause (A) shall not exceed the Administrative Expense Cap for such Payment Date;

(B) to the Servicer to pay the Senior Servicer Fee, plus any Senior Servicer Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds, except, in each case, to the extent that the Servicer elects to waive or defer such current or previously due Senior Servicer Fee pursuant to this Agreement;

(C) (1) first, to the Administrative Agent, to pay any fees, expenses, indemnities and other amounts payable to the Administrative Agent pursuant to the Agent Fee Letter and any other Facility Documents and (2) second, to the Administrative Agent (for the account of the Lenders on a pro rata basis based on such Lender’s Percentage), to pay accrued and unpaid Interest on the Advances, Undrawn Fees and Prepayment Fees, if any, and other fees, expenses, indemnities and amounts due to each such Lender under the Facility Documents;

(D) to the Administrative Agent (for the account of the Lenders on a pro rata basis based on such Lender’s Percentage) to pay principal of the Advances until the Advances are paid in full;

(E) to the Equityholder as a Permitted RIC Distribution as directed by the Servicer;

(F) for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the Unfunded Reserve Required Amount;

(G) to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause;

(H) to the Servicer to pay the Subordinated Servicing Fee, plus any Subordinated Servicing Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds, except, in each case, to the extent that the Servicer elects to waive or defer such current or previously due Subordinated Servicing Fee pursuant to this Agreement;

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(I) (1) first, to the applicable Person, to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause; and (2) second, to the applicable Person, to pay all other Obligations then due and owing; and

(J) to the Borrower or its designee, which amounts may be distributed to the Equityholder.

(b) If on any Payment Date the amount available in the Collection Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

(c) On the A&R Effective Date, the Borrower shall pay pro rata to the Lenders all accrued and unpaid Interest on the Advances, Undrawn Fees and Prepayment Fees (as incurred under the Existing Agreement and set forth in a flow of funds circulated to each of the parties hereto prior to the A&R Effective Date).

ARTICLE X

SALE OF Collateral Loans;
PURCHASE OF ADDITIONAL Collateral Loans

Section 10.01 Sales of Collateral Loans

(a) Sales of Collateral Loans. Subject to the satisfaction (or waiver, by the Administrative Agent) of the conditions specified in Section 10.04, the Borrower may, but will not be required to, sell any Collateral Loan if such sale meets each of the requirements set forth below:

(i) no Default or Event of Default is continuing or would result upon giving effect thereto, to all other sales or purchases of Collateral Loans previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Loans, unless consented to by the Administrative Agent in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed) or unless such Default or Event of Default will be cured upon giving effect to such transactions and the application of the proceeds thereof; provided that, notwithstanding the foregoing, this clause (i) shall not prohibit (x) any sale of a Collateral Loan the trade date of which was prior to the occurrence of a Default or Event of Default, and the settlement date of which is scheduled to occur on a date following such Default or Event of Default, or (y) any sale of a Collateral Loan at a price at least equal to par;

(ii) upon giving effect thereto, to all other sales or purchases of Collateral Loans previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Loans and to the application of the proceeds thereof, each of the Collateral Quality Tests and the Concentration Limitations is satisfied or, if it is not satisfied, it is maintained or improved;

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(iii) such sale is made for Cash;

(iv) if such sale is made to an Affiliate of the Borrower, the Equityholder or the Servicer, either (a) such sale is for a price at least equal to the Asset Value of such Collateral Loan or (b) the Administrative Agent has provided its prior written consent to such sale in its sole discretion;

(v) no adverse selection procedures were employed by the Borrower or the Servicer in selecting such Collateral Loan for sale; and

(vi) upon giving effect thereto, to all other sales or purchases of Collateral Loans previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Loans and to the application of the proceeds thereof, the Borrowing Base Test is satisfied, unless consented to by the Administrative Agent in its sole discretion.

(b) Sales of Equity Securities. The Borrower may sell any Equity Security at any time without restriction, and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price, within forty-five (45) days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or contract. The Borrower may also sell any Ineligible Collateral Loan or any portion of any Collateral Loan that is allocated to the Excess Concentration Amount at any time unless an Event of Default has occurred and is continuing (but otherwise without restriction).

(c) Application of Proceeds of Sales. The Servicer on behalf of the Borrower shall deposit the proceeds of any sale effected pursuant to this Section 10.01 into the Collection Account for disbursement in accordance with Section 9.01 or reinvestment in additional Collateral Loans in accordance with Section 10.02.

(d) Collateral Loan Dividend. The Borrower may, on any Collateral Loan Dividend Date, distribute by dividend to the Equityholder a portion of the Collateral Loans (each, a “Collateral Loan Dividend”), without the consent of the Administrative Agent; so long as (i) the Borrower shall have provided to the Administrative Agent (with a copy to the Collateral Agent) at least twenty (20) days and not more than forty-five (45) days prior written notice of its intent to effect a Collateral Loan Dividend on the Collateral Loan Dividend Date, (ii) no event has occurred and is continuing, or would result from such Collateral Loan Dividend, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Collateral Loan Dividend, which constitutes a Borrowing Base Deficiency, and (iii) at least two (2) days and not more than five (5) days prior to the related Collateral Loan Dividend Date the Borrower and the Servicer shall have delivered to the Administrative Agent (with a copy to the Collateral Agent) a written certificate (a “Collateral Loan Dividend Certificate”) that (x) lists all Collateral Loans to be subject to the Collateral Loan Dividend, and (y) certifies on a pro forma basis as of the Collateral Loan Dividend Date after giving effect to such Collateral Loan Dividend, that (1) each Collateral Quality Test is improved and (2) clause (c) of the Borrowing Base (Aggregate) minus the Advances Outstanding is at least equal to the Minimum Equity Amount.

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(e) Optional Sales. The Borrower may, on any Optional Sale Date, prepay all or portion of the Advances Outstanding in connection with the sale of all or a portion of the Collateral Loans in connection with a Permitted Securitization or a Permitted Refinancing (each, an “Optional Sale”), without the consent of the Administrative Agent; so long as (i) the Borrower shall have provided to the Administrative Agent (with a copy to the Collateral Agent) at least twenty (20) days and not more than forty-five (45) days prior written notice of its intent to effect an Optional Sale on the Optional Sale Date, (ii) the purchase price in cash deposited in the Collection Account with respect to the Optional Sale is at least equal to the Aggregate Outstanding Loan Balance of the Collateral Loans being sold and purchased in connection therewith, and otherwise complies with the pricing requirements set forth in clause (f) below, (iii) 100% of the net proceeds of such Optional Sale shall be deposited into the Collection Account to be disbursed in accordance with Section 9.01 hereof, and (iv) no event has occurred and is continuing, or would result from such Optional Sale, which constitutes an Event of Default and no event has occurred and is continuing, or would result from such Optional Sale, which constitutes an Event of Default or a Borrowing Base Deficiency.

(f) Conditions to Optional Sales and Collateral Loan Dividends. Any Collateral Loan Dividend or Optional Sale effected pursuant to Sections 10.01(d) or (e) shall be subject to the satisfaction of the following conditions (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower):

(i) the Borrower shall deliver a Borrowing Base Calculation Statement to the Administrative Agent in connection with (and reflecting) such sale demonstrating that no Borrowing Base Deficiency will exist following such sale, substitution or repurchase;

(ii) the Borrower shall deliver a list of all Collateral Loans to be sold or subject to dividend;

(iii) no selection procedures adverse to the interests of the Administrative Agent or the Lenders were utilized by the Borrower in the selection of the Collateral Loans to be sold or subject to dividend;

(iv) the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any sale, substitution or repurchase;

(v) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date;

(vi) any repayment of Advances Outstanding in connection with any sale of Collateral Loans hereunder shall comply with the requirements set forth in Section 2.05(a) and (b); and

(vii) the Borrower and the Servicer (on behalf of the Borrower) shall pay the reasonable legal fees and expenses of the Administrative Agent, the Collateral Agent, the Collateral Agent, the Collateral Administrator and the Custodian in connection with any such sale or dividend (including, but not limited to, expenses incurred in connection with

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the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, and any other party having an interest in the Collateral Loan in connection with such sale or dividend).

Section 10.02 Purchase of Additional Collateral Loans

During the Reinvestment Period, the Servicer on behalf of the Borrower may, if the conditions specified in this Section 10.02 and Section 10.05 are met (or waived by the Administrative Agent), invest Principal Proceeds (and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans) in additional Collateral Loans; provided that no Collateral Loan may be purchased unless each of the following conditions is satisfied as of the date such Collateral Loan is added to the Collateral:

(i) such obligation is an Eligible Collateral Loan;

(ii) upon giving effect thereto, to all other sales or purchases of Collateral Loans previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Loans and to the application of the proceeds thereof, the Borrowing Base Test is satisfied;

(iii) upon giving effect thereto, to all other sales or purchases of Collateral Loans previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Loans and to the application of the proceeds thereof, each Collateral Quality Test and Concentration Limitation is satisfied or, if it is not satisfied, maintained or improved;

(iv) no Default or Event of Default is continuing or would result upon giving effect thereto, to all other sales or purchases of Collateral Loans previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Loans, unless such Default or Event of Default will be cured upon giving effect to such transactions and the application of the proceeds thereof; provided that, notwithstanding the foregoing, this clause (iv) shall not prohibit any purchase of a Collateral Loan the trade date of which was prior to the occurrence of a Default or Event of Default, and the settlement date of which is scheduled to occur on a date following such Default or Event of Default; and

(v) such Principal Proceeds shall be denominated in the same Eligible Currency (or converted to such Eligible Currency pursuant to Section 2.15(c)(iii)) as the Collateral Loan acquired.

The Borrower shall deliver to the Administrative Agent (with a copy to the Collateral Agent) on the date of such purchase a Borrowing Base Calculation Statement.

Section 10.03 Substitution and Transfer of Loans

(a) Substitutions. The Borrower may replace any Collateral Loan with another Collateral Loan (a “Substitute Loan”), subject to the satisfaction (or waiver, by the Administrative Agent) of the conditions set forth in clause (b) below and in Section 10.05.

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(b) Conditions to Substitution. No substitution of a Collateral Loan with a Substitute Loan shall occur unless each of the following conditions is satisfied (or waived by the Administrative Agent) as of the date of such substitution, after giving effect to such substitution, all other substitutions of Collateral Loans occurring substantially concurrently and all sales or purchases of Collateral Loans previously or substantially concurrently committed to:

(i) such Substitute Loan is an Eligible Collateral Loan;

(ii) each Collateral Quality Test is satisfied or, if it is not satisfied, maintained or improved and (y) the Borrowing Base Test is satisfied;

(iii) the sum of the Asset Values of such Substitute Loans shall be equal to or greater than the sum of the Asset Values of the Collateral Loans being substituted for;

(iv) no Default or Event of Default has occurred and is continuing (before or after giving effect to such substitution of Collateral Loans, all other substitutions occurring substantially concurrently and all sales or purchases of Collateral Loans previously or substantially concurrently committed to), unless such Default or Event of Default will be cured upon giving effect to such transactions and the application of the proceeds thereof;

(v) the Borrower (or the Servicer acting on its behalf) shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution and shall deliver to the Custodian the Required Loan Documents for such Substitute Loan;

(vi) upon confirmation of the delivery of a Substitute Loan for each applicable Collateral Loan being substituted for (the date of such confirmation or delivery, the “Retransfer Date”), each applicable Collateral Loan being substituted for shall be removed from the Collateral and the applicable Substitute Loan(s) shall be included in the Collateral. On the Retransfer Date of a Collateral Loan, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release and transfer to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under such Collateral Loan being substituted for. The Collateral Agent, for the benefit of the Secured Parties, shall, at the direction and sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Servicer, on behalf of the Borrower, and take such other actions as shall reasonably be requested by the Borrower to effect the release and transfer of such Collateral Loan pursuant to this Section 10.03; and

(vii) the Borrower shall deliver to the Administrative Agent on the date of such substitution a Borrowing Base Calculation Statement.

Section 10.04 Limitations on Sales and Substitutions

(a) The Principal Balance of all Collateral Loans (other than Warranty Collateral Loans) sold pursuant to Section 10.01(a) or substituted pursuant to Section 10.03 to the Equityholder or an Affiliate thereof or released to the Equityholder pursuant to a Collateral Loan Dividend in accordance with Section 10.01(d) during any 12-month period immediately preceding

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the proposed date of sale, dividend or substitution (or such lesser number of months as shall have elapsed as of such date) shall not exceed 20% of the highest aggregate Principal Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date); provided that the requirements of Section 10.04(a) may be waived by the Administrative Agent in its sole discretion.

(b) The Principal Balance of all Eligible Collateral Loans subject to clause (a) or (b) of the definition of “Asset Value Adjustment Event” (other than Warranty Collateral Loans) sold or transferred to the Equityholder (or an Affiliate thereof) or substituted pursuant to Section 10.03(a) during the 12-month period immediately preceding the proposed date of sale or substitution (or such lesser number of months as shall have elapsed as of such date) does not exceed 10% of the highest aggregate Principal Balance of any month during such 12-month period (or such lesser number of months as shall have elapsed as of such date); provided that the requirements of Section 10.04(b) may be waived by the Administrative Agent in its sole discretion.

Section 10.05 Conditions Applicable to All Sale and Purchase Transactions

(a) Any transaction effected under this Article X or in connection with the acquisition of additional Collateral Loans if effected with the Equityholder or a Person that is an Affiliate of the Equityholder (or with an account or portfolio for which the Equityholder or any of its Affiliates serves as investment adviser), shall be, in each case except as otherwise expressly permitted under the Facility Documents, (i) for fair market value, (ii) on terms no less favorable to the Borrower than would be the case if such Person were not an Affiliate or as otherwise expressly permitted in this Agreement, (iii) effected in accordance with all Applicable Laws, and (iv) no adverse selection procedures shall be employed by the Borrower (or the Servicer on behalf of the Borrower) in selecting the Collateral Loans for acquisition.

(b) Upon each acquisition by the Borrower of a Collateral Loan (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Custodian on behalf of the Collateral Agent.

(c) For purposes of this Article X, the term “substantially concurrent” or similar phrase shall include, without limitation, any sale, purchase or substitution (each, a “reference transaction”), any other sale, purchase or substitution occurring within the cure period for a Borrowing Base Deficiency as set forth in Section 6.01(n).

(d) Any Proper Instructions provided to the Collateral Agent in respect of any acquisition or sale shall be deemed to be a certification by the Borrower that the conditions to such acquisition, sale or substitution are satisfied.

Section 10.06 Additional Equity Contributions

The Equityholder may, but shall have no obligation to, at any time or from time to time, make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default or Event of Default, satisfying the Borrowing Base Test, enabling the acquisition or sale of any Collateral Loan, satisfying the Mandatory Amortization Amount on the applicable Payment Date or satisfying any conditions under Section 3.02. Each contribution shall

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either be made (a) in Cash, (b) by assignment and contribution of an Eligible Investment and/or (c) by assignment and contribution of an Eligible Collateral Loan. All Cash contributed or loaned to the Borrower shall be treated as Principal Proceeds, except to the extent that the Equityholder specifies that such Cash shall constitute Interest Proceeds, and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Equityholder.

Section 10.07 Transfer of Warranty Collateral Loans

The Borrower may transfer any Warranty Collateral Loan to the Equityholder, or to any third party at the Equityholder’s direction, to consummate the sale or substitution of such Warranty Collateral Loan pursuant to, and in accordance with the terms of, Article VI of the Contribution Agreement.

ARTICLE XI

THE AGENTS

Section 11.01 Authorization and Action

(a) Each Lender (and, in the case of the Collateral Agent, the Administrative Agent) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b) Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice

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given by the Administrative Agent or the Required Lenders pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Administrative Agent or the Required Lenders or Persons purporting to be the Administrative Agent or the Required Lenders are not entitled to give such notice, unless a Responsible Officer of the Collateral Agent shall have actual knowledge of the same or unless the Collateral Agent acts in breach of its standard of care hereunder. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(c) If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

(d) Instructions to Collateral Agent.

(i) The Collateral Agent shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Servicer on the Borrower’s behalf) the Required Lenders or the Administrative Agent, as applicable, as it reasonably deems necessary. In the absence of gross negligence, fraud or willful misconduct by the Collateral Agent, the Collateral Agent shall have no liability for any action (or forbearance from action) taken pursuant to the terms of this Agreement or any other Facility Document or pursuant to any Proper Instruction of the Borrower, the Servicer, the Required Lenders or the Administrative Agent, as applicable.

(ii) Whenever the Collateral Agent is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Collateral Agent it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii) In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, so long as no Event of Default has occurred and is continuing, request written instructions from the Servicer and may, after the occurrence and during the continuance of an Event of Default, request written instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received written instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall, in the absence of gross negligence, fraud or willful misconduct by the Collateral Agent, have no liability, risk or cost for any action taken pursuant to and in compliance with the written instruction of the Administrative Agent or the Servicer.

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(e) General Standards of Care for the Collateral Agent. Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Agent of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i) The Collateral Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Agent or unless (and then only to the extent) received in writing by the Collateral Agent and specifically referencing this Agreement. The Collateral Agent shall not be charged with knowledge of any notices, documents, instruments or reports delivered or prepared by the Collateral Administrator. The Collateral Agent is not responsible for or chargeable with knowledge of any terms or conditions contained in any other agreement to which it is not a party referred to herein. It is hereby acknowledged that the Collateral Agent shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document.

(ii) No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Agent to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(iii) The permissive right of the Collateral Agent to take any action hereunder shall not be construed as a duty.

(iv) The Collateral Agent may act or exercise its duties or powers hereunder through agents or attorneys‑in‑fact, and the Collateral Agent shall not be liable or responsible for the actions, omissions, negligence or misconduct of any such agent or attorney‑in‑fact selected by it with reasonable care.

(v) The Collateral Agent shall have no obligation to determine the Interest Rate or whether an asset is an Eligible Collateral Loan or otherwise satisfies any eligibility requirements hereunder. None of the Collateral Agent, the Custodian or the Collateral Administrator shall be under any obligation to (i) monitor, determine or verify the unavailability or cessation of the applicable Benchmark or Benchmark Replacement, the Prime Rate, Federal Funds Rate or other Base Rate, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date, (ii) select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or determine whether any conditions to the designation of such a rate have been satisfied, or (iii) determine whether or what Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. None of the Collateral Agent, the Custodian or the Collateral Administrator shall be liable for any inability, failure or delay on its part to

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perform any of its duties set forth in this Agreement or other Facility Document to the extent such inability, failure or delay is a result of the unavailability of any Benchmark (or other applicable rate) and absence of a designated Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement or other Facility Document and reasonably required for the performance of such duties.

(vi) If at any time the Collateral Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Collateral Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Collateral Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Collateral Agent shall not be liable to any of the parties hereto or to any other person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(vii) The Collateral Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement. The Collateral Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Collateral Agent or for any third person or dealing as principal for its own account. The Collateral Agent shall not be deemed to be providing any investment supervision, recommendations, or advice.

(viii) The Collateral Agent may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(ix) If the Collateral Agent has been requested or directed by the Administrative Agent or the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. No provision of this Agreement or any other Facility Document shall otherwise be construed to require the Collateral Agent to expend or risk its own funds or to take any action that could in its judgment cause it to incur any cost, expenses or liability, unless it is provided indemnity acceptable to it against any such expenditure, risk, costs, expense or liability. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any action to exercise or enforce any power, right or remedy related to foreclosure on the

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Collateral available to it under this Agreement or any other Facility Document or any Related Document unless and until directed by the Required Lenders (or the Administrative Agent on their behalf).

(x) Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Securities Account Control Agreement in such capacity.

Section 11.02 Delegation of Duties

(a) Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through Affiliates, agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties; provided that, so long as no Event of Default has occurred and is continuing, the Administrative Agent may not execute any of its duties under this Agreement or any other Facility Document by or through a Disqualified Institution. No Agent shall be responsible for the negligence or misconduct of any non-Affiliated agents or attorneys‑in‑fact selected by it with reasonable care.

(b) Without limiting the generality of Section 11.02(a), the Administrative Agent may at any time or from time to time designate one or more of its Affiliates to execute any of its duties under this Agreement and each other Facility Document.

Section 11.03 Agents’ Reliance, Etc.

(a) Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence, fraud or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Servicer or any of their Affiliates) and independent public accountants and other experts selected by it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by such Agent in good faith in accordance with such opinion and shall not be liable for any action taken, suffered or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain, or investigate as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents, any Related Document or any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing on the part of the Borrower, the Servicer or any other Person or to inspect the property (including the books and records) of the Borrower or the Servicer; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the

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Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction, electronic communication or other instrument or writing (which may be delivered by email, if acceptable to it) reasonably believed by it to be genuine and believed by it to be signed or sent by the proper party or parties; (vi) shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default; and (vii) shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto. No Agent shall have any liability to the Borrower, any Lender or any other Person for the Borrower’s, the Servicer’s, any Lender’s, or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b) No Agent shall be liable for the actions or omissions of any other Agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders (or with respect to the Collateral Agent, the Administrative Agent) to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders (or with respect to the Collateral Agent, the Administrative Agent), as applicable). No Agent shall be liable for any error of judgment made in good faith unless it is proven by a non-appealable court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts or engaged in fraud or willful misconduct. Nothing herein or in any Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special, punitive or consequential damages (including lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter (including any Default,

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Event of Default or Servicer Termination Event) unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 12.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper, electronic communication or document. Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(c) No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that such Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to maintain performance, and, if necessary, resume performance as soon as practicable under the circumstances. Such acts shall include acts of God, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, any provision of any present or future law or regulation or act of any governmental authority, labor dispute, disease, epidemic or pandemic, quarantine, national emergency, malware or ransomware attack, communications system failure, unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, or unavailability of any securities clearing system.

(d) The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement.

(e) Each Lender acknowledges that, except as expressly set forth in this Agreement, neither Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any Secured Party as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Servicer, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations,

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property, financial and other condition and creditworthiness of the Borrower and the Servicer. Neither Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or Servicer which may come into the possession of such Agent.

Section 11.04 Indemnification

Each of the Lenders (on a pro rata basis based on its percentage of the Commitments) agrees to indemnify and hold the Administrative Agent harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Facility Document or any Related Document; provided that no Lender shall be liable to the Administrative Agent for any portion of such Liabilities resulting from the Administrative Agent’s gross negligence or willful misconduct; provided, further, that each Lender shall be fully liable to the Administrative Agent for gross negligence and willful misconduct. The rights of the Administrative Agent and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the Administrative Agent hereunder.

Section 11.05 Successor Agents

(a) Subject to the terms of this Section 11.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or the Collateral Agent, as applicable. If an Agent shall resign or be removed, then the Required Lenders shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation or removal, such Agent may appoint, or petition a court of competent jurisdiction at the Borrower’s expense to appoint, a successor agent; provided that no such successor agent may be a Defaulting Lender without the prior written consent of the Borrower.

(b) Any successor Administrative Agent and any successor Collateral Agent shall be a U.S. Person (within the meaning of Section 7701(a)(30) of the Code) and shall be a bank with an office in the United States of America or an Affiliate of such bank and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 (as in effect on the date hereof). The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if an Event of Default shall have occurred and is continuing. Any resignation or removal of an Agent shall be effective upon the appointment of a successor agent pursuant to this Section 11.05. After the effectiveness of any retiring or removed Agent’s resignation or removal hereunder as Agent, the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XI shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents.

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(c) Subject to the terms of this Section 11.05(c) the Administrative Agent may, upon thirty (30) days’ notice to the Servicer, the Equityholder, the Collateral Agent, the Lenders and the Borrower, remove and discharge the Collateral Agent from the performance of its obligations under this Agreement and under the other Facility Documents without cause at any time. If the Collateral Agent shall be removed pursuant to this Section 11.05(c), then the Administrative Agent during such thirty (30) day period shall appoint a successor Collateral Agent. The appointment of any successor Collateral Agent pursuant to this Section 11.05(c) shall be subject to the prior written consent of the Borrower (provided that no Event of Default has occurred and is continuing) and the Required Lenders. If the Collateral Agent is removed pursuant to this Section 11.05(c), the Collateral Agent shall be removed in all other capacities in which it serves under this Agreement and under any of the other Facility Documents (including in its capacity as Custodian), but not in its capacities as Administrative Agent or Lender, if applicable. Any removal of the Collateral Agent pursuant to this Section 11.05(c) shall be effective upon the appointment of a successor Collateral Agent pursuant to this Section 11.05(c) and the acceptance of such appointment by such successor. After the effectiveness of any removal of the Collateral Agent pursuant to this Section 11.05(c), the Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacities as Administrative Agent or Lender, if applicable) and the provisions of this Article XI and Section 11.05(c) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and under the other Facility Documents. In the event a successor Collateral Agent shall not be appointed within such thirty (30) day period, the Collateral Agent may petition a court of competent jurisdiction at the Borrower’s expense for the appointment of a successor Collateral Agent.

Section 11.06 Merger, Conversion, Consolidation or Succession to Business of Agents

Any organization or entity into which any Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of such Agent, shall be the successor of such Agent hereunder and any other Facility Document to which it is a party, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 11.07 Erroneous Payments

(a) (i) If the Administrative Agent notifies a Lender, Secured Party or other recipient that the Administrative Agent has determined in its sole discretion that any funds received by such recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient) (any such funds whether as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise; individually and collectively, a “Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such

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Unintended Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(ii) To the extent permitted by applicable law, each party hereto and each Secured Party shall not assert any right or claim to the Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(iii) A notice of the Administrative Agent to any Unintended Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) If an Unintended Recipient receives a Payment from the Administrative Agent (or any of its Affiliates):

(i) that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”),

(ii) that was not preceded or accompanied by a Payment Notice, or

(iii) that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or mistake (in whole or in part) or such Payment is otherwise inconsistent with such recipient’s or market expectations, in each case, an error shall be presumed to have been made with respect to such Payment absent written confirmation from the Administrative Agent to the contrary. Upon demand from the Administrative Agent, such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

ARTICLE XII

MISCELLANEOUS

Section 12.01 No Waiver; Modifications in Writing

(a) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower, the Servicer or the Equityholder in any case shall

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entitle the Borrower, the Servicer or the Equityholder to any other or further notice or demand in similar or other circumstances.

(b) No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Servicer, the Equityholder, the Administrative Agent and the Required Lenders; provided that:

(i) except for an amendment pursuant to clause (c) below, any Fundamental Amendment shall require the written consent of each Lender directly affected thereby; and

(ii) no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent, the Custodian or the Collateral Administrator hereunder without the prior written consent of such Agent, the Custodian or the Collateral Administrator, as the case may be.

(c) Benchmark Replacement.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Facility Document, upon the occurrence of a Benchmark Transition Event with respect to any then-current Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has provided notice of such proposed amendment to the Servicer and each Lender so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 12.01(c)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Conforming Changes. In connection with the implementation and administration of any Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 12.01(c) may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 12.01(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain

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from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 12.01(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Facility Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if a then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent, in consultation with the Borrower, in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any then-current Benchmark, (A) the Borrower may, notwithstanding anything herein to the contrary, revoke any pending request for an Advance in the applicable currency during any Benchmark Unavailability Period and (B) all Advances in such currency shall bear interest at the Base Rate. During a Benchmark Unavailability Period for any then-current Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon such Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi) Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (A) the administration, submission or any other matter related to Term SOFR or other rates in the definition of “Applicable Reference Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (B) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to Term SOFR or any other Benchmark or have the same volume or liquidity as did Term SOFR or any other Benchmark, (C) any actions or use of its discretion or other

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decisions or determinations made with respect to any matters covered by this Section 12.01(c) including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Conforming Changes, the delivery or non-delivery of any notices required by clause (iv) above or otherwise in accordance herewith, and (D) the effect of any of the foregoing provisions of this Section 12.01(c). The Administrative Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of any interest rate under this Agreement, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Disruption Event, Benchmark Transition Event, Benchmark Unavailability Period or a Benchmark Replacement Date, (ii) to select, determine or designate any Base Rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any adjustment or other modifier to any replacement or successor index, or (iv) to determine whether or what conforming changes or amendments (including any Conforming Changes) are necessary or advisable, if any, in connection with any of the foregoing. The Administrative Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Facility Documents as a result of the unavailability of any interest rate hereunder and absence of a designated Base Rate or Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, in providing any direction, instruction, notice or information required or contemplated by the terms of the Facility Documents and reasonably required for the performance of such duties.

Section 12.02 Notices, Etc.

(a) Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing, unless otherwise expressly specified herein, and shall be (i) personally delivered or sent by registered, certified or express mail or postage prepaid, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address and provides a return receipt to the sender of any such notice, demand, instruction or other communication) to the address or email address, as applicable, set forth with respect to such party on Schedule 5 (or, if not provided on Schedule 5 with respect to any party, such address or email address provided by such party in writing to the Administrative Agent), or (ii) in the case of notices to any Lender, posted to an electronic system approved by or set up by or at the direction of the Administrative Agent, and shall in each case be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof or posted in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective email addresses) indicated in Schedule 5 (or, if not provided on Schedule 5 with respect to any party, such address or email address provided in writing by such party to the Administrative Agent), and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 5 (or, if not provided on Schedule 5 with respect to any party, such telephone number or numbers provided in writing by such party to the Administrative Agent). Each party shall notify the Administrative

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Agent in writing of any changes in the address, telephone number or email address to which notices to such Person should be directed, and of such other administrative information as the Administrative Agent shall reasonably request. Notwithstanding anything herein to the contrary, when any notice is sent or delivered to the Borrower in accordance with this Agreement, reasonable efforts shall be made to also send a copy of such notice to the Servicer.

(b) Each of the Collateral Agent, the Custodian and the Collateral Administrator hereby agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e‑mail (or .pdf files of executed documents) or other similar unsecured electronic methods; provided that any person providing such instructions or directions shall provide to any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, an incumbency certificate listing such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If any party hereto elects to give any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable or e‑mail (or .pdf files of executed documents), the Collateral Agent’s, the Custodian’s or the Collateral Administrator’s understanding of such instructions actually received by any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, shall be deemed controlling in the event that such instructions are ambiguous; provided that prior to acting in response to any such instructions that it deems to be ambiguous, the Collateral Agent, Custodian or Collateral Administrator shall use commercially reasonable efforts to contact the instructing party and obtain from such instructing party any necessary clarifications with respect to such instructions. Each of the other parties hereto understands and agrees that none of the Collateral Agent, the Custodian or the Collateral Administrator can determine the identity of the actual sender of such instructions and that the Collateral Agent, the Custodian or the Collateral Administrator shall conclusively presume that directions that purport to have been sent by an officer listed on the incumbency certificate provided to it have been sent by such officer. The other parties hereto shall be responsible for ensuring that only authorized officers transmit such instructions to the Collateral Agent, the Custodian or the Collateral Administrator and that each such party is solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by it. None of the Collateral Agent, the Custodian or the Collateral Administrator shall be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s, the Custodian’s or the Collateral Administrator’s, as applicable, reasonable, good faith reliance upon and compliance with such instructions, notwithstanding that such directions conflict with or are inconsistent with a subsequent written instruction, subject to the duty of care applicable to such Person acting in such capacity. Each of the other parties hereto agrees (i) to assume all risks arising out of its respective use of such electronic methods to submit instructions and directions to any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, including without limitation the risk of any of the Collateral Agent, the Custodian or the Collateral Administrator, as applicable, acting on unauthorized instructions, and the risk of interception and misuse by third parties, (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Collateral Agent, the Custodian or the Collateral Administrator and that there may be more secure methods of transmitting instructions than the method(s) selected by it, (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances and (iv) to notify the Collateral Agent, the Custodian or the Collateral

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Administrator immediately upon learning of any compromise or unauthorized use of the security procedures.

(c) By executing this Agreement, the parties hereto hereby acknowledge and agree, and direct the Collateral Agent, the Custodian and the Collateral Administrator to acknowledge and agree and the Collateral Agent, the Custodian and the Collateral Administrator do hereby acknowledge and agree, that execution of this Agreement, any instruction, direction, notice, form or other document executed by any party to this Agreement or the Facility Documents in connection with this Agreement or such other Facility Documents, by electronic signatures (whether by Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign, or any other similar platform identified by such party and reasonably available at no undue burden or expense to the Collateral Agent, the Custodian or the Collateral Administrator) shall be permitted hereunder notwithstanding anything to the contrary herein and such electronic signatures shall be legally binding as if such electronic signatures were handwritten signatures. Any electronically signed document delivered via email from a person purporting to be a Responsible Officer shall be considered signed or executed by such Responsible Officer on such party’s behalf. To the extent received from a Responsible Officer, the parties hereto also hereby acknowledge and agree that the Collateral Agent, the Custodian and the Collateral Administrator shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 12.03 Taxes

(a) Any and all payments by, or on account of any obligation of the Borrower under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by the Borrower, the Collateral Agent or the Administrative Agent, then the Borrower, the Collateral Agent or the Administrative Agent (as applicable) shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is a Non‑Excluded Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Secured Party receives an amount (such amount, an “Additional Amount”) equal to the sum it would have received had no such deduction or withholding been made. In no event shall the Collateral Agent be responsible for the calculation or withholding of any taxes.

(b) In addition, the Borrower agrees to timely pay (or at the option of the Administrative Agent, timely reimburse it for the payment of) any present or future stamp, court or documentary, intangible, recording or filing Taxes or any other or similar Taxes that arise from any payment made hereunder, under the Notes or under any other Facility Document, or from the execution, delivery, performance, enforcement or registration of from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (collectively, the “Other Taxes”).

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(c) The Borrower agrees to indemnify, within ten (10) days after demand therefor, each Secured Party for (i) the full amount of Non‑Excluded Taxes (including any Non‑Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section 12.03) paid or payable by any Secured Party (or required to be withheld or deducted from payments to a Secured Party) and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Non‑Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability will be promptly delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or other Secured Party and shall be conclusive absent manifest error.

(d) As soon as practicable after the date of any payment of Taxes pursuant to this Section 12.03, the Borrower will furnish to each Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Agent).

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund (for this purpose, including credits elected by such party in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 12.03 (including by the payment of Additional Amounts pursuant to this Section 12.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Each Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any Facility Document shall deliver to the Borrower and each Agent, at the time or times reasonably requested by the Borrower or such Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Secured Party, if reasonably requested by the Borrower or any Agent, shall deliver such other documentation reasonably requested by the Borrower or such Agent as will enable the Borrower or such Agent to determine whether or not such Secured Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the

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completion, execution and submission of such documentation (other than such documentation set forth in Sections 12.03(f)(i)(A), (B) and (D)) shall not be required if, in the Secured Party’s reasonable judgment, such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party.

(i) Without limiting the generality of the foregoing:

(A) any Secured Party that is a United States Person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Agents on or prior to the date on which such Secured Party becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agents), executed copies of IRS Form W‑9 certifying that such Secured Party is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a “United States person” under Section 7701(a)(30) of the Code (a “Non‑U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non‑U.S. Lender becomes a party to under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or an Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W‑8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(C)(3)(A) of the Code, a “10 percent shareholder” of the Borrower (or to the extent the Borrower is disregarded for U.S. federal tax purposes, its regarded owner) within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” related to the Borrower (or to the extent the Borrower is disregarded for U.S. federal tax purposes, its regarded owner) as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax

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Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Non‑U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non‑U.S. Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agents), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agents to determine the withholding or deduction required to be made; and

(D) if a payment made to a Secured Party under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Secured Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code as applicable), such Secured Party shall deliver to the Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agents such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agents as may be necessary for the Borrower and the Agents to comply with their obligations under FATCA and to determine that such Secured Party has complied with such Secured Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Secured Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect it shall update such form or certification or promptly notify the Borrower and the Agents in writing of its legal inability to do so.

(g) Nothing in this Section 12.03 shall be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

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(h) Each Lender shall severally indemnify each Agent, within ten (10) days after demand therefor, for (i) any Non‑Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent for such Non‑Excluded Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this clause (h).

(i) Each party’s obligations under this Section 12.03 shall survive the resignation or replacement of an Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Facility Documents.

(j) For purposes of this Section, the term “Applicable Law” includes FATCA.

Section 12.04 Costs and Expenses; Indemnification

(a) The Borrower agrees to promptly pay on written demand all reasonable and documented out‑of‑pocket costs and expenses of the Agents, the Custodian, the Securities Intermediary and the Collateral Administrator in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including (but limited, in the case of legal fees and expenses, to) the reasonable and documented fees and disbursements of one outside counsel for the Administrative Agent and the Collateral Agent plus, if necessary, one additional local counsel, one outside counsel for the Custodian, the Securities Intermediary and the Collateral Administrator (unless one counsel shall not be able to represent such parties due to an actual or perceived conflict of interest, in which case one additional counsel for each party affected by such conflict), costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, UCC filing fees, and the equivalent thereof in any foreign jurisdiction, and all other related fees and expenses in connection therewith, and in connection with the administration and any modification or amendment of this Agreement, the Notes or any other Facility Document and advising the Agents, the Custodian, the Securities Intermediary and the Collateral Administrator as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on written demand all reasonable and documented out-of-pocket costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement (including the enforcement of this Section 12.04), the Notes or any other Facility Document, including all reasonable and documented out-of-pocket costs and expenses incurred by any Secured Party in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of any Secured Party or in connection with the

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collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim based upon the Obligations in any insolvency proceeding, including all reasonable and documented fees and disbursements of attorneys (subject to the limitations set forth in the first sentence of this clause (a)), accountants, auditors, consultants, appraisers, rating agencies and other professionals engaged by any Secured Party. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable insolvency Law.

(b) The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party (including reasonable and documented attorneys’ fees and expenses for each Indemnified Party and limited, solely in the case of Liabilities owing to the Administrative Agent in respect of attorney’s fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one outside counsel and one local counsel in each applicable jurisdiction), in each case arising out of or in connection with or by reason of the execution, delivery, enforcement (including the enforcement of this Section 12.04), performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby or the use of proceeds of any Advance (and regardless of whether or not any such transactions are consummated) and regardless of whether or not arising out of a suit, claim or other action brought by the Borrower, the Servicer, the Equityholder or any third party, except (A) to the extent any such Liability is found in a final, non‑appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing or (B) in the case of any Indemnified Party other than the Collateral Agent, the Collateral Administrator, the Custodian and the Securities Intermediary (or their respective Affiliates, officers, directors, employees, agents, managers or controlling Persons), to the extent any such Liability results from a claim brought by the Borrower against an Indemnified Party for a material breach of such Indemnified Party’s obligations hereunder or under any other Facility Document, if the Borrower has obtained a final, non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of the Borrower’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Borrower shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party or (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. This Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non‑Tax claim.

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Section 12.05 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Signature pages provided in the form of a “pdf” or similar imaged document transmitted by electronic transmission (including .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Collateral Administrator, Custodian or Collateral Agent) shall be deemed original signatures for all purposes hereunder. Any electronically signed document delivered via email from a person purporting to be an Authorized Person shall be considered signed or executed by such Authorized Person on behalf of the applicable Person. To the extent received by a Responsible Officer, none of the Collateral Administrator, Custodian or Collateral Agent shall have a duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 12.06 Assignability

(a) Subject to the conditions set forth in this Section 12.06, each Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) and the Administrative Agent, assign to any Person all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances Outstanding or interests therein owned by it, together with ratable portions of its Commitment); provided that such consent shall be deemed to have been granted by the Borrower if the Borrower shall not have objected in writing within five (5) Business Days of receipt of any such request for consent; provided, further, that:

(i) neither the Borrower’s nor the Administrative Agent’s consent to any such assignment shall be required if the assignee is (A) a Lender or any of its Affiliates or (B) managed by a Lender or any of its Affiliates;

(ii) the Borrower’s consent to any such assignment pursuant to this Section 12.06(a) shall not be required if an Event of Default shall have occurred and be continuing; and

(iii) notwithstanding anything herein to the contrary, each Lender may make an assignment to any Person with notice to, but without the consent of, the Borrower or the Administrative Agent if such Lender makes a reasonable determination that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law; provided that, to the extent not prohibited by applicable law, obligation of privilege or a binding confidentiality agreement (not entered into in contemplation of such assignment), such notice shall identify the material regulatory reasons necessitating such assignment or participation; provided, further, that, prior to approaching any such prospective assignee or making any such assignment under this clause (iii), such Lender will use reasonable efforts

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to consult in good faith with the Borrower to designate an assignee that is not a Disqualified Institution.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Section 12.03(f), together with administrative details for the applicable assignee (if such assignee is not a current Lender or an Affiliate of Citibank, N.A.). Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.06(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement, and to the extent of the interest assigned by such assigning Lender, have the rights and obligations of a Lender under this Agreement. Notwithstanding any other provision of this Section 12.06, (x) no assignment may be made to the Borrower, the Servicer, the Equityholder or any of their respective Affiliates, (y) no assignment shall be made to any Defaulting Lender, a natural person or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y) and (z) unless an Event of Default has occurred and is continuing, no assignment may be made to a Disqualified Institution without the prior written consent of the Borrower.

(b) The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

(c) (i) Any Lender may, without the consent of (but with notice to) the Borrower, sell participations to Participants (x) during an Event of Default or (y) at any time to any Person other than a Disqualified Institution (unless the Borrower has consented (such consent not to be unreasonably withheld or delayed, provided that such consent shall be deemed fifteen (15) Business Days following notice of such sale)) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents, the Collateral Administrator, the Custodian and the Securities Intermediary and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 12.06(c), Section 12.06(e), Section 12.09 and Section 12.16. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09 and 12.03 (subject to the requirements and limitations therein, including the requirements under Section 12.03(f) (it being understood that the documentation required under Section 12.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment under clause (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.09 or 12.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

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(ii) In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as non-fiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide). No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any rights and obligations hereunder) to any Person except to the extent necessary to establish that such rights and obligations are in registered form under Section 5f.103-1 and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) The Administrative Agent, on behalf of and acting solely for this purpose as the non-fiduciary agent of the Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement, each signature page hereto, each Assignment and Acceptance delivered to and accepted by it, and a register (the “Register”) for the recordation of the names, addresses and wiring instructions of the Lenders and the aggregate outstanding principal amount of the Advances Outstanding maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Agents, the Collateral Administrator, the Custodian, the Securities Intermediary and the Lenders shall treat each Person whose name is recorded in the Register as a Lender and the owner of the amounts owing to it under the Facility Documents as reflected in the Register for all purposes of the Facility Documents. The Register shall be available for inspection by the Borrower, the Servicer, the Collateral Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note with respect to the Advances, if any, shall expressly so provide) and compliance with this Section 12.06.

(e) Notwithstanding anything to the contrary set forth herein or in any other Facility Document and each Lender hereunder, and each Participant, must at all times be an “accredited investor” as defined in paragraphs (1), (2), (3), and (7) of Rule 501(a) under the Securities Act (an “Accredited Investor”) and a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”). Each Lender severally represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is an Accredited Investor and a Qualified Purchaser.

(f) Notwithstanding any other provision of this Section 12.06, (i) any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including

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rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, and (ii) each Conduit Lender may at any time pledge or grant a security interest or Lien in all or any portion of its rights under this Agreement to secure any obligations of such Conduit Lender, in each case without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

(g) Nothing in this Agreement shall restrict or delay (x) a Conduit Lender’s ability to assign its interests hereunder to its Liquidity Bank or an Affiliate or to any other Conduit Lender in its Lender Group or to grant a security interest in its interests hereunder to a Conduit Trustee or (y) any Lender in a Lender Group from assigning its Advances to another Lender in such Lender Group.

(h) Each Lender, without the consent of the Borrower, may assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement. The parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (provided that in the event that the assignment is between Conduit Lenders or a Conduit Lender and the Committed Purchaser or the Committed Purchaser and one of its Affiliates (including a Conduit Lender), the assigning entity will be permitted to use its internal form of assignment instead of the Assignment and Acceptance attached hereto and each such assignment shall be recorded on the books and records of the relevant Lenders, without the need to execute and deliver an Assignment and Acceptance, and for all purposes of this Agreement and all related documents, the relevant Lenders shall be deemed to have the benefit of an executed, delivered, accepted and recorded Assignment and Acceptance relating to such assignment.

Section 12.07 Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 12.08 Severability of Provisions

Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.09 Confidentiality

The Borrower, the Equityholder and the Servicer, shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement except they may disclose such information (i) to their officers, directors, employees, agents, rating agencies, counsel, accountants, auditors, advisors, prospective lenders, equity investors (including the Equityholder and its direct or indirect equity investors) or

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representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, (iv) to the extent the Borrower, the Equityholder or the Servicer or any Affiliate of any of them should be required by any law or regulation applicable to it (including securities laws) or requested by any Governmental Authority to disclose such information, or (v) solely with respect to the existence of this Agreement and the identity of the parties hereto and other information necessary to effect the transfer of assets and the administration of its financing facilities (but for the avoidance of doubt, not any economic terms hereof), to current or prospective lenders to the Equityholder or its subsidiaries.

Each Secured Party agrees to keep confidential all information provided to it by the Borrower, the Servicer or the Equityholder with respect to the Borrower, its Affiliates, the Collateral, the Related Documents, the Obligors, the Servicer, the Equityholder or any other information furnished to such Secured Party under or in connection with this Agreement (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) as reasonably required to comply with the provisions of this Agreement and the other Facility Documents (i) to any Secured Party or any Affiliate of a Secured Party or (ii) any of their respective Affiliates, employees, officers, directors, auditors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section and to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bona fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement (including in connection with any pledge or grant of a security interest permitted pursuant to Section 12.06(f)) or any actual or prospective party (or its Secured Party Representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (c) to any Governmental Authority with jurisdiction over any Secured Party or its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative in violation of this Agreement, (f) in connection with the performance of the terms of this Agreement and the exercise of any remedy hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (g) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Secured Party Representatives (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (h) on a confidential basis to (i) (x) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder, (y) any rating agency then rating the commercial paper notes of any Conduit Lender or (z) any other rating agencies as required by any Conduit Lender for purposes of complying with such Conduit Lender’s obligations under Rule 17g-5 of the Exchange Act or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (i) with the written consent of the Borrower and the Servicer or (j) to any commercial

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paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or Conduit Trustee or any Person providing financing to, or holding equity interests in, any Conduit Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing.

Section 12.10 Merger

This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders (or any other Secured Party, as applicable) taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 12.11 Survival

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.09, 2.10, 2.12, 2.19, 12.03, 12.04, 12.09, 12.16, 12.17, 12.18, 13.09(d), 14.06(b), and this Section 12.11 shall survive the termination of this Agreement in whole or in part, the Payment in Full of the principal of and interest on the Advances, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents and the resignation or replacement of any Agent; provided that the agreements in Section 12.09 shall survive for a period of one year following the termination of this Agreement.

Section 12.12 Submission to Jurisdiction; Waivers; Etc.

(a) The Borrower, the Servicer and the Equityholder each hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York County, New York in any action or proceeding arising out of or relating to any Facility Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The Custodian, Collateral Agent, Securities Intermediary, the Collateral Administrator, the Administrative Agent and the Lenders each hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York County, New York in any action or proceeding arising out of or relating to any Facility Document or for recognition or enforcement of any judgment. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Facility Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Facility Document against the Borrower, the Servicer or the Equityholder or its respective properties in the courts of any jurisdiction.

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(b) Each party hereto hereby irrevocably and unconditionally consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

(c) Each party hereto other than the Collateral Administrator, the Securities Intermediary and the Custodian agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 12.02 or at such other address as may be permitted hereunder. Each party hereto hereby also agrees that nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(d) Each party hereto waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 12.13 IMPORTANT WAIVERS

(a) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE SERVICER, THE BORROWER, THE EQUITYHOLDER, THE AGENTS, THE COLLATERAL ADMINISTRATOR, THE CUSTODIAN, THE SECURITIES INTERMEDIARY OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER FACILITY DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER FACILITY DOCUMENT.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION; PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE BORROWER OR THE SERVICER

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PURSUANT TO THE FACILITY DOCUMENTS. NO PARTY OR INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY FACILITY DOCUMENT OR THE TRANSACTIONS.

(c) EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY OR AN INDEMNIFIED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR AN INDEMNIFIED PARTY WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 12.13 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL—ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE FACILITY DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.

(d) EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 12.13 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE FACILITY DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE FACILITY DOCUMENTS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW, IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(e) THE WAIVERS IN THIS SECTION 12.13 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE FACILITY DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(f) THE PROVISIONS OF THIS SECTION 12.13 SHALL SURVIVE TERMINATION OF THE FACILITY DOCUMENTS AND THE INDEFEASIBLE PAYMENT IN FULL OF THE OBLIGATIONS.

Section 12.14 PATRIOT Act Notice

Each Agent, the Collateral Administrator, the Custodian, the Securities Intermediary and each Lender hereby notifies the Borrower, the Servicer and each other Agent and Lender that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify, update and record information that identifies the Borrower, the Servicer and each other Agent and Lender, which information includes the name and address of the Borrower and other information that will allow such Agent, the Collateral Administrator, the Custodian, the Securities Intermediary

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or such Lender to identify the Borrower, the Servicer and each other Agent and Lender in accordance with the PATRIOT Act. The Borrower, the Servicer and each other Agent and Lender shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or any Agent in order to assist such Lender, the Collateral Administrator, the Custodian, the Securities Intermediary or such Agent, as applicable, in maintaining compliance with the PATRIOT Act or any other laws, regulations and execute orders of the United States or any state or political subdivision thereof as are in effect from time to time applicable to financial institutions relations to the funding of terrorist activities and money laundering.

Section 12.15 Legal Holidays

In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.16 Non‑Petition

Each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy, insolvency or similar Laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the Payment in Full of all outstanding Obligations and the termination of all Commitments; provided that nothing in this Section 12.16 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy, insolvency or similar Laws.

Section 12.17 Waiver of Setoff

To the extent permitted by Applicable Law, each of the Borrower, the Servicer and the Equityholder hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 12.18 Recognition of the U.S. Special Resolution Regimes

To the extent that the Facility Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such

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support, “QFC Credit Support” and each such QFC a “Supported QFC”) the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Lender that is party to a Supported QFC (each a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in the property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Facility Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Facility Documents were governed by the laws of the United States or a state of the United Sates. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 12.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

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(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.20 Amendment and Restatement

(a) This Agreement is an amendment and restatement of the Existing Agreement. The parties hereto acknowledge and agree that the indebtedness evidenced by the Existing Agreement constitutes the same indebtedness evidenced by this Agreement. This Agreement is in no way intended to constitute a novation of the Existing Agreement or indebtedness thereunder. The Borrower confirms its obligations under each other Facility Document after giving effect to the amendment and restatement of the Existing Agreement contemplated hereby, and each reference in any other Facility Document to the “Loan and Servicing Agreement” or words of similar import shall be a reference to this Agreement as the same may be amended, supplemented and otherwise modified and in effect from time to time.

ARTICLE XIII

THE CUSTODIAN

Section 13.01 Appointment of Custodian

(a) Appointment and Acceptance. The Borrower and the Administrative Agent each hereby appoints the Custodian as Custodian of any Loan Files delivered to it for all Collateral Loans owned by the Borrower at any time during the term of this Agreement, on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it, subject to and in accordance with the provisions hereof. The Custodian’s services hereunder shall be conducted through its CCT division (including, as applicable, any agents or Affiliates utilized thereby).

(b) Instructions. The Borrower agrees that it shall from time to time provide, or cause to be provided, to the Custodian all necessary instructions and information, and shall respond promptly to all inquiries and requests of the Custodian as may reasonably be necessary to enable the Custodian to perform its duties hereunder.

(c) Custodian. The Custodian shall take and retain custody of the Loan Files delivered by the Borrower hereunder in accordance with the terms and conditions of this Agreement, all for the benefit of the Collateral Agent and the other Secured Parties, in order to perfect under the UCC the Collateral Agent’s security interest therein for the benefit of the Secured Parties. In taking and retaining custody of the Loan Files, the Custodian shall be deemed to be

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acting as the agent of Collateral Agent for the benefit of the Secured Parties; provided that the Custodian makes (a) no warranty or representation and shall have no responsibility for the enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Loans and (b) no representation as to the existence, perfection or priority of any lien on the Collateral Loans or the Required Loan Documents. It is expressly agreed and acknowledged that the Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Loans.

Section 13.02 Duties of Custodian

(a) Segregation. All Loan Files held by the Custodian for the account of the Borrower hereunder shall be (a) subject to the lien of the Collateral Agent on behalf of the Secured Parties, (b) physically segregated from other loans and non‑cash property in the possession of the Custodian and (c) identified by the Custodian as subject to this Agreement.

(b) Register. The Custodian shall maintain a register of the Collateral Loans for which it holds Loan Files under this Agreement containing such information as the Borrower and the Custodian may reasonably agree; provided that, with respect to such Collateral Loans, all Loan Files shall be held in safekeeping by the Custodian, individually segregated from the securities and investments of any other Person and marked so as to clearly identify such Loan Files as the property of the Borrower as set forth in this Agreement.

Section 13.03 Delivery of Collateral Loans to Custodian

(a) The Servicer (on behalf of the Borrower) shall deliver, or cause to be delivered (which may be via email, except for the original Underlying Note, if any) promptly to the Custodian all of the Loan Files for each Collateral Loan owned by the Borrower at any time during the term of this Agreement at the address identified herein; provided, however, that all documents (other than the original Underlying Notes) shall be transmitted in electronic format and the Custodian shall only be required to retain the original Underlying Note, if any. The Custodian shall not be responsible for any Collateral Loan or related Loan File until actually received by it. The Custodian shall notify the Collateral Administrator of the Custodian’s receipt of any sealed envelopes described in Section 5.01(o) purporting to contain any original assignment of any Collateral Loan or any original executed Underlying Note with respect to any Collateral Loan.

(b) Notwithstanding anything herein to the contrary, delivery of the Collateral Loans acquired by the Borrower which constitute Noteless Loans or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8‑102 and Section 9‑102(a)(47) of the UCC, respectively, shall be made by delivery to the Custodian of a copy of the loan register with respect to such Noteless Loan evidencing registration of such Collateral Loan on the books and records of the applicable Obligor or bank agent to the name of the Borrower (or its nominee) or a copy (which may be an email copy) of an assignment agreement in favor of the Borrower as assignee. Any duty on the part of the Custodian with respect to the custody of such Collateral Loans shall be limited to the exercise of reasonable care by the Custodian in the physical custody of the related Loan Files delivered to it.

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(c) In the absence of gross negligence, fraud or willful misconduct of the Custodian, the Custodian may assume the genuineness of any document in a Loan File it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each document it may receive is what it purports to be on its face. If an original “security” or “instrument” as defined in Section 8‑102 and Section 9‑102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral Loan to be held by the Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Custodian, and the Custodian shall not be under any obligation at any time to determine whether any such original “security” or “instrument” has been or is required to be issued or made available in respect of any Collateral Loan or to compel or cause delivery thereof to the Custodian.

Section 13.04 Release of Documents/Control By Agents

(a) The Custodian shall release and ship for delivery, or direct its agents or sub‑custodians to release and ship for delivery, as the case may be, Loan Files of the Borrower held by the Custodian, its agents or its sub‑custodians from time to time upon receipt of a Request for Release and Receipt (substantially in the form of Exhibit G and specifying, among other things, the Collateral Loans and Loan Files to be released and delivery instructions and other information as may be necessary to enable the Custodian to release and ship such Loan Files), which may be standing instructions (in a form acceptable to the Custodian) in accordance with this Agreement.

(b) Upon receipt by the Custodian from the Administrative Agent or the Collateral Agent (acting at the direction of the Administrative Agent), of written notice of the occurrence of an Event of Default that is continuing and indicating the Administrative Agent’s intent to prohibit the Custodian from accepting instructions from or on behalf of the Borrower (each such notice, a “Block Notice”), the Custodian shall no longer accept or act upon any Request for Release and Receipt, Proper Instructions or other instructions from the Borrower (or the Servicer on its behalf) hereunder with respect to the Collateral Loans or the Loan Files. From and after its receipt of a Block Notice, the Custodian shall only comply with Requests for Release and Receipt and Proper Instructions from the Collateral Agent (acting at the direction of the Administrative Agent) or Administrative Agent.

Section 13.05 Records

The Custodian shall create and maintain complete and accurate records relating to its activities under this Agreement with respect to the Collateral Loans or other property of the Borrower held for the benefit of the Collateral Agent and the other Secured Parties under this Agreement. All such records shall be the property of the Borrower and, upon reasonable advance notice, shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Borrower, the Collateral Agent and the Administrative Agent.

Section 13.06 Reporting

(a) If requested by the Borrower, the Collateral Agent or the Administrative Agent, the Custodian shall render an itemized report of the Loan Files held pursuant to this

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Agreement as of the end of each month and such other matters as the parties may agree from time to time in form and substance reasonably satisfactory to the Borrower, the Collateral Agent and the Administrative Agent.

(b) The Custodian shall have no duty or obligation to undertake any market valuation of the Collateral Loans under any circumstance.

Section 13.07 Certain General Terms

(a) No Duty to Examine Related Documents. Nothing herein shall obligate the Custodian to review or examine the terms of any underlying instrument, certificate, credit agreement, indenture, loan agreement, promissory note or any other document contained in the Loan Files evidencing or governing any Collateral Loan to determine the validity, sufficiency, marketability or enforceability of any Collateral Loan (and shall have no responsibility for the genuineness or completeness thereof) or otherwise.

(b) Resolution of Discrepancies. In the event of any discrepancy between the information set forth in any report provided by the Custodian to the Borrower and any information contained in the books or records of the Borrower, the Borrower (or the Servicer, on behalf of the Borrower) shall promptly notify the Custodian thereof and the parties shall cooperate to diligently resolve the discrepancy.

(c) Improper Instructions. Notwithstanding anything herein to the contrary, the Custodian shall not be obligated to take any action (or forebear from taking any action), which it reasonably determines to be contrary to the terms of this Agreement or Applicable Law. In no instance shall the Custodian be obligated to provide services on any day that is not a Business Day.

(d) Proper Instructions.

(i) Each of the Administrative Agent, the Servicer and the Borrower will give a notice to the Custodian, specifying the names and specimen signatures of Persons authorized to give Proper Instructions (collectively, “Authorized Persons” and each, an “Authorized Person”) which notice shall be signed by an Authorized Person set forth on Schedule 6 or otherwise previously certified to the Custodian. The Custodian shall be entitled to rely upon the identity and authority of such Persons until it receives written notice from an Authorized Person of the Borrower, the Administrative Agent or the Servicer, as applicable, to the contrary. The initial Authorized Persons are set forth on Schedule 6 (as such Schedule 6 may be modified from time to time by written notice from the Borrower, the Administrative Agent and the Servicer as applicable, to the Custodian).

(ii) The Custodian shall have no responsibility or liability to the Borrower (or any other Person) and shall be indemnified and held harmless by the Borrower in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Custodian. The Custodian shall not have an obligation to act in accordance with purported instructions to the extent that they conflict with Applicable Law or regulations. The Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instruction.

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(e) Evidence of Authority. The Custodian shall be protected in acting upon any instruction, notice, request, consent, certificate instrument or paper reasonably believed by it to be genuine and to have been properly executed or otherwise given by or on behalf of the Borrower, the Servicer or Administrative Agent, as applicable, by an Authorized Person thereof. The Custodian may receive and accept a certificate signed by any Authorized Person as conclusive evidence of:

(i) the authority of any Person to act in accordance with such certificate; or

(ii) any determination or of any action by such Person as described in such certificate;

and such certificate may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary from an Authorized Person of the Borrower, the Servicer or Administrative Agent, as applicable.

(f) Receipt of Communications. Any communication received by the Custodian on a day which is not a Business Day or after 4:00 p.m. (or such other time as is agreed by the Borrower and the Custodian from time to time) on a Business Day will be deemed to have been received on the next Business Day; provided that in the case of communications so received after 4:00 p.m. on a Business Day the Custodian will use its commercially reasonable efforts to process such communications as soon as possible after receipt.

(g) In the event that (i) the Borrower, the Administrative Agent, the Servicer, the Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan File or a document included within a Loan File or (ii) a third party shall institute any court proceeding by which any Loan File or a document included within a Loan File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by Law, continue to hold and maintain all the Loan Files that are the subject of such proceedings pending a final, non-appealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Custodian shall dispose of such Loan File or a document included within such Loan File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Custodian incurred as a result of such proceedings shall be borne by the Borrower.

Section 13.08 Compensation and Reimbursement of Custodian

(a) Fees. The Custodian shall be entitled to compensation for its services in accordance with the terms of the Collateral Administration and Agency Fee Letter.

(b) Expenses. The Borrower agrees to pay or reimburse to the Custodian upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (but limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one firm of outside legal counsel, plus, if necessary, one additional local counsel) incurred in

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connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Custodian of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Custodian to collect any amounts owing to it under this Agreement).

(c) Priority of Payments. Amounts owing to the Custodian hereunder shall be payable in accordance with the Priority of Payments.

Section 13.09 Responsibility of Custodian

(a) General Duties. The Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to the Collateral Loans, except for such duties as are expressly and specifically set forth in this Agreement, and the duties and obligations of the Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Custodian.

(b) Instructions.

(i) The Custodian shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Servicer on the Borrower’s behalf), the Administrative Agent or the Collateral Agent, as applicable, as it reasonably deems necessary, and shall be entitled to require, upon notice to the Borrower, the Administrative Agent or the Collateral Agent, as applicable, that Proper Instructions to it be in writing. In the absence of gross negligence, fraud, bad faith or willful misconduct of the Custodian, the Custodian shall have no liability for any action (or forbearance from action) taken pursuant to this Agreement or any other Facility Document or pursuant to any Proper Instruction of the Borrower, the Servicer, the Administrative Agent or the Collateral Agent, as applicable, except in the case of the Custodian’s own gross negligence, fraud or willful misconduct.

(ii) Whenever the Custodian is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Custodian it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii) In case any reasonable question arises as to its duties hereunder, the Custodian may, so long as no Event of Default has occurred and is continuing, request instructions from the Servicer and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Custodian shall in all

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events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(c) General Standards of Care. Notwithstanding any terms herein contained to the contrary, the acceptance by the Custodian of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i) The Custodian may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document furnished to it (including any of the foregoing provided to it by telecopier or electronic means), not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by the proper person (which in the case of any instruction from or on behalf of the Borrower shall be an Authorized Person); and the Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon. The Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided that if the form thereof is specifically prescribed by the terms of this Agreement, the Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof.

(ii) Neither the Custodian nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or Law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, fraud or willful misconduct on its part and in breach of the terms of this Agreement. Subject to the foregoing, the Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(iii) In no event shall the Custodian be liable for any indirect, special, punitive or consequential damages (including lost profits) whether or not it has been advised of the likelihood of such damages.

(iv) The Custodian may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Section 13.08(b) and (c) above.

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(v) The Custodian shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Custodian or unless (and then only to the extent) received in writing by a Responsible Officer of the Custodian and specifically referencing this Agreement.

(vi) No provision of this Agreement shall require the Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(vii) The permissive right of the Custodian to take any action hereunder shall not be construed as a duty.

(viii) The Custodian may act or exercise its duties or powers hereunder through Affiliates, agents or attorneys, and the Custodian shall not be liable or responsible for the actions, omissions, negligence or misconduct of any such non-Affiliated agent or attorney selected by it with reasonable care.

(ix) The Custodian shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that the Custodian shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to maintain performance, and, if necessary, resume performance as soon as practicable under the circumstances. Such acts shall include acts of God, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, any provision of any present or future law or regulation or act of any governmental authority, labor dispute, disease, epidemic or pandemic, quarantine, national emergency, malware or ransomware attack, communications system failure, unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, or unavailability of any securities clearing system.

(x) All indemnifications contained in this Agreement in favor of the Custodian shall survive the termination of this Agreement and the resignation or removal of the Custodian.

(xi) Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI shall be afforded to the Custodian.

(xii) The Custodian shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Custodian shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any

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responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Custodian shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Custodian shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

(d) Collateral Agent’s Lien.

Each of the Borrower, the Collateral Agent and the Custodian hereby agrees that the Loan Files in respect of the Collateral Loans are being held by the Custodian hereunder to perfect the lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral Loans in accordance with this Agreement.

Section 13.10 Resignation and Removal; Appointment of Successor

(a) Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Custodian and no appointment of a successor Custodian pursuant to this Article XIII shall become effective until the acceptance of such appointment by the successor Custodian under Section 13.11 and the assumption by such successor Custodian of the duties and obligations of the Custodian hereunder.

(b) The Custodian may, at any time, resign under this Agreement by giving not less than thirty (30) days advance written notice thereof to the Borrower, the Servicer, the Collateral Agent and the Administrative Agent.

(c) The Custodian may be removed at any time by the Administrative Agent (i) upon thirty (30) days’ notice (with the prior written consent of the Servicer) or (ii) at any time if (A) an Event of Default shall have occurred and be continuing or (B) the Custodian shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Administrative Agent to the Custodian, the Borrower, the Lenders and the Servicer.

(d) If the Custodian shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Custodian for any reason (other than resignation with no replacement within sixty (60) days), the Borrower shall, promptly after becoming aware of such

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resignation, removal, incapacity or vacancy, appoint a successor Custodian by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Custodian and one copy to the successor Custodian, together with a copy to the Administrative Agent and the Lenders; provided that such successor Custodian shall be appointed only upon the prior written consent of the Administrative Agent and, if no Event of Default or Servicer Termination Event has occurred and is continuing, the Servicer (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by (or removal of) the Custodian, if no successor Custodian shall have been appointed and an instrument of acceptance by a successor Custodian shall not have been delivered to the resigning or removed Custodian and the Administrative Agent within thirty (30) days after the giving of such notice of resignation or removal, the Administrative Agent may appoint a successor Custodian or the resigning or removed Custodian may petition any court of competent jurisdiction at the expense of the Borrower to appoint a successor Custodian.

(e) Upon termination of this Agreement or resignation of the Custodian, the Borrower shall pay to the Custodian such compensation, and shall likewise reimburse the Custodian for its reasonable and documented costs, expenses and disbursements, as may be due as of the date of such termination or resignation (or removal, as the case may be) all in accordance with the Priority of Payments. All indemnifications in favor of the Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Custodian.

(f) In the event of any resignation or removal of the Custodian, the Custodian shall provide to the Borrower a complete final report or data file transfer of any confidential information as of the date of such resignation or removal.

Section 13.11 Acceptance and Appointment by Successor

Each successor Custodian appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Servicer, the Administrative Agent, the Lenders and the retiring Custodian an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Custodian shall become effective and such successor Custodian, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Custodian; but, on request of the Borrower, the Servicer, the Administrative Agent or the successor Custodian, such retiring Custodian shall (i) execute and deliver an instrument transferring to such successor Custodian all the rights and powers and trusts of the retiring Custodian and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Custodian hereunder. Upon request of any such successor Custodian, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Custodian all such rights, powers and trusts.

Section 13.12 Merger, Conversion, Consolidation or Succession to Business of Custodian

Any organization or entity into which the Custodian may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger,

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conversion or consolidation to which the Custodian shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Custodian, shall be the successor of the Custodian hereunder and any other Facility Document to which the Custodian is a party, without the execution or filing of any document or any further act on the part of any of the parties hereto.

ARTICLE XIV

THE SERVICER

Section 14.01 Designation of the Servicer

(a) Initial Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Servicer in accordance with the Facility Documents (such Person, the “Servicer”). SLR Investment Corp. is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities, of Servicer pursuant to the terms hereof.

(b) Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent (which consent shall not be required in the case of Affiliates of the Servicer), subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be subject to the provisions hereof.

Section 14.02 Duties of the Servicer

(a) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following (it being understood that the following shall not be construed to expand the scope of any express covenant of the Servicer set forth in the Facility Documents, and shall be subject to all exceptions and qualifications set forth in such express covenants):

(i) directing the acquisition, sale or substitution of Collateral in accordance with Article X;

(ii) supervising the Collateral, including (A) communicating with Obligors or, if applicable, the administrative agents on the Collateral Loans; (B) subject to the provisos to this subclause (B), executing amendments or other modifications, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral; provided that the Servicer shall not consent to any amendment or other modification of any Collateral Loan or any Related Document for any Collateral Loan that would violate the provisions of Section 5.02(r); and (C) otherwise managing the Collateral on behalf of the Borrower;

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(iii) preparing and submitting claims to Obligors, or if applicable, the administrative agents on the Collateral Loans, on each Collateral Loan;

(iv) maintaining appropriate books of account and servicing records with respect to the Collateral (including copies of the Related Documents) reasonably necessary or advisable for the services to be performed hereunder;

(v) promptly delivering to the Administrative Agent or the Collateral Agent, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent or the Collateral Agent may from time to time reasonably request;

(vi) notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is or is threatened to be asserted by an Obligor with respect to any Collateral Loan (or portion thereof) of which it has actual knowledge or has received notice; or (B) that could reasonably be expected to have a Material Adverse Effect:

(vii) using commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(viii) instructing the Obligors or, if applicable, the administrative agents on the Collateral Loans to make payments directly into the Collection Account;

(ix) complying with such other duties and responsibilities as required of the Servicer by this Agreement;

(x) providing to the Borrower, each Lender, the Administrative Agent, the Collateral Administrator and the Collateral Agent the reports required to be delivered by the Servicer under this Agreement; and

(xi) directing the Collateral Agent to convert amounts denominated in any Eligible Currency to any other Eligible Currency for any permitted purpose hereunder.

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Collateral Loans and the underlying assets securing such Collateral Loans under the Related Documents as have been transferred to the Borrower with respect to the related Collateral Loan, and therefore, for all purposes under this Agreement, the Servicer shall perform its administrative and management duties hereunder only to the extent that, as a lender under the Related Documents, the Borrower has the right to do so.

(b) The Administrative Agent, each Lender, the Collateral Agent and the other Secured Parties shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(c) The Servicer shall not be responsible or liable for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war, epidemics,

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governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 14.03 Authorization of the Servicer

The Borrower hereby authorizes the Servicer to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the pledge of the Collateral by the Borrower to the Collateral Agent, on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Servicer could have done if it owned such Collateral. In furtherance of the foregoing, the Borrower hereby irrevocably appoints the Servicer as its true and lawful agent and attorney‑in‑fact (with full power of substitution) in its name, place and stead and at its expense, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Servicer reasonably deems appropriate or necessary in connection with the performance of its duties provided for herein. The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Servicer be entitled to make the Collateral Agent, the Administrative Agent, any Lender or any other Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent. Following the occurrence and during the continuance of an Event of Default (unless otherwise waived by the Lenders in accordance with Section 12.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Servicer (with a copy to the Collateral Agent) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with Section 6.02(b). Notwithstanding the foregoing, the Servicer shall act solely on behalf of the Borrower as an independent contractor for the sole purpose of providing the services described herein.

Section 14.04 Separateness Provisions of the Borrower

The Servicer shall not knowingly or with gross negligence interfere with or frustrate the Borrower’s compliance with the provisions of Section 5.05 of this Agreement.

Section 14.05 Compensation

As compensation for its administrative and management activities hereunder, the Servicer or its designee shall be entitled to receive the Servicing Fee pursuant to the Priority of Payments, and the Servicer hereby directs the Servicing Fee be paid to the Equityholder and such payment to the Equityholder shall satisfy the obligation to pay the Servicing Fee pursuant to the Priority of Payments.

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The Servicer may, in its sole discretion, elect to defer or waive payment of any or all of any Servicing Fee otherwise due on any Payment Date by notice to the Borrower, the Collateral Administrator and the Collateral Agent no later than the Determination Date immediately prior to such Payment Date.

If and to the extent that there are insufficient funds to pay any Servicing Fee in full on any Payment Date or if any Servicing Fee has accrued but is not yet due and payable, the amount due or accrued and unpaid will be deferred and will be payable on such later Payment Date on which funds are available in accordance with the Priority of Payments.

Section 14.06 Expenses; Indemnification

(a) The Servicer shall be responsible for its expenses incurred by it in the performance of its obligations under this Agreement to the extent not otherwise reimbursed by the Borrower.

(b) The Servicer agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with any acts or omissions of the Servicer in connection with (a) any breach by the Servicer of any Facility Document (including a breach of any representation or warranty made by the Servicer under any Facility Document) or (b) any gross negligence or willful misconduct of the Servicer; in each case, except to the extent any such Liability (x) is found in a final, non‑appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing or (y) constitutes credit recourse for the performance of the Collateral Loans. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Servicer, any of the Servicer’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Servicer shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, and (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. In no event shall the Servicer be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Servicer has been advised of the likelihood of such damages and regardless of the form of such action. This Section 14.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non‑Tax claim.

Section 14.07 The Servicer Not to Resign; Assignment

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(a) Other than in the case of an assignment to an Affiliate that would not cause a Change of Control under clause (b) of the definition thereof, the Servicer shall not resign from the obligations and duties hereby imposed on it unless such resignation is necessary for the Servicer to comply with Applicable Law. For the avoidance of doubt, any such resignation will constitute a Servicer Default.

(b) The Servicer may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent.

Section 14.08 Appointment of Successor Servicer

(a) Upon the occurrence and during the continuance of a Servicer Termination Event, notwithstanding anything herein to the contrary, but subject to Section 6.04(e), the Administrative Agent may (or shall if directed by the Required Lenders), with notice to the Borrower, the Equityholder, the Collateral Agent and the Lenders, terminate all of the rights and obligations of the Servicer as “Servicer” under this Agreement. The Administrative Agent with notice to the Borrower, the Equityholder, the Collateral Agent and the Lenders, may appoint a successor Servicer (the “Successor Servicer”), which, for the avoidance of doubt may be the Administrative Agent or any Lender, and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent in its sole discretion. Until a Successor Servicer is appointed as set forth above, the Servicer shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity in accordance with Section 14.02 and (ii) as requested by the Administrative Agent in its sole discretion (A) terminate some or all of its activities as Servicer hereunder by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

(b) Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided that the Successor Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Successor Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to pay any taxes required to be paid by the Servicer; provided that the Successor Servicer shall pay any income taxes for which it is liable, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (iv) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer.

(c) Notwithstanding anything contained in this Agreement to the contrary, a Successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Collateral Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and such

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Successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non‑standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Servicer making or continuing any Errors (collectively, “Continued Errors”), such Successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that such Successor Servicer agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.

ARTICLE XV

THE COLLATERAL ADMINISTRATOR

Section 15.01 Designation of Collateral Administrator

(a) Initial Collateral Administrator. Until a successor Collateral Administrator is appointed in accordance with this Article XV, Computershare Trust Company, National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of the Collateral Administrator pursuant to the terms hereof and of the other Facility Documents to which the Collateral Administrator is a party. The Collateral Administrator’s services hereunder shall be conducted through its CCT division (including any Affiliates or agents utilized thereby).

(b) Successor Collateral Administrator. Upon the Collateral Administrator’s receipt of written notice from the Administrative Agent of the designation of a successor Collateral Administrator pursuant to the provisions of Section 15.05, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder. Notwithstanding such termination, the Collateral Administrator shall be entitled to receive all accrued and unpaid Collateral Administration and Agency Fees and Administrative Expenses due and owing to it at the time of such termination.

Section 15.02 Certain Duties and Powers

(a) The Collateral Administrator shall assist the Borrower and the Servicer in connection with monitoring the Collateral by maintaining a database on certain characteristics of the Collateral on an ongoing basis and providing to the Borrower and the Servicer (and, where applicable, the Borrower’s independent public accountants) certain reports, schedules, calculations all as more particularly described in this Section 15.02 (in each case, such reports, schedules and calculations shall be prepared in such form and content, and in such greater detail, as may be mutually agreed upon by the parties hereto from time to time and as may be required by this Agreement) based upon information and data received from the Borrower and/or the Servicer, as required to be prepared and delivered (or which are necessary to be prepared and delivered in order that certain other reports, schedules and calculations can be prepared and delivered) under Article VIII of this Agreement. The Collateral Administrator’s duties and authority to act as Collateral

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Administrator hereunder are limited to the duties and authority specifically provided for in this Agreement and no implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Collateral Administrator. The Collateral Administrator shall not be deemed to assume the obligations of the Borrower or the Servicer hereunder or any other Facility Document, and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or Liabilities of the Borrower or the Servicer under or pursuant to this Agreement or any other Facility Document. Without limiting the foregoing, the Collateral Administrator shall perform the following functions:

(i) create a collateral database of certain characteristics (to the extent required for the performance of its obligations hereunder, and otherwise as reasonably agreed to between the Collateral Administrator and the Servicer) of the Collateral Loans and Eligible Investments credited from time to time to the Covered Accounts (the “Collateral Database”);

(ii) permit access to the information in the Collateral database by the Servicer and the Borrower;

(iii) update the Collateral Database promptly for ratings changes and for Collateral Loans, Equity Securities and Eligible Investments acquired or sold or otherwise disposed of and for any amendments or changes to Collateral Loan amounts or interest rates and, if direct online viewing access to the foregoing is unavailable, report any updates as of the close of business on the preceding Business Day to the Collateral database to the Administrative Agent no later than 5:00 p.m. on each Business Day, in each case based upon, and to the extent of, information furnished to the Collateral Administrator by or on behalf of the Borrower or the Servicer as may be reasonably required by the Collateral Administrator, or by the agents for the obligors from time to time;

(iv) track the receipt and daily allocation of cash to the Collection Account and any withdrawals therefrom (including the applicable Interest Rates provided to the Collateral Administrator by the Administrative Agent) and, if direct online viewing access to the foregoing is unavailable, report the balances of the Collection Account to the Administrative Agent no later than 5:00 p.m. on each Business Day as of the close of business on the preceding Business Day;

(v) deliver the Administrative Agent, on each Business Day, a trade blotter, cash flow and position report with respect to the Collateral;

(vi) draft and make available to the parties required under this Agreement each of the Monthly Reports and Payment Date Reports which are required to be provided pursuant to Section 8.08(a) of this Agreement by the time specified in this Agreement and on the basis of the information contained in the Collateral Database or as provided to the Collateral Administrator by the Borrower, Servicer or Administrative Agent; and

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(vii) provide the Servicer with such other information as may be reasonably requested in writing by the Servicer and as is within the possession of the Collateral Administrator.

(b) No provision of this Agreement shall be construed to relieve the Collateral Administrator from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct or fraud, except that:

(i) this subsection shall not be construed to limit the effect of subsection (a) of this Section 15.02;

(ii) the Collateral Administrator shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Collateral Administrator, unless it shall be proven that the Collateral Administrator was grossly negligent in ascertaining the pertinent facts or engaged in fraud or willful misconduct;

(iii) no provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services under this Agreement; and

(iv) in no event shall the Collateral Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Collateral Administrator has been advised of the likelihood of such damages and regardless of the form of such action.

(c) Upon request of the Collateral Administrator, the Borrower and the Servicer shall cooperate with the Collateral Administrator in connection with the matters described herein, including calculations and information relating to the Monthly Reports and the Payment Date Reports or as otherwise reasonably requested hereunder. Nothing herein shall obligate the Collateral Administrator to determine independently the correct characterization or categorization of any item of Collateral under this Agreement (it being understood that any such characterization or categorization shall be based exclusively upon the determination and notification received by the Collateral Administrator from the Servicer). The Servicer shall review and verify the contents of the contents of the Monthly Reports and the Payment Date Reports. To the extent the Servicer becomes actually aware that the information with respect to any Collateral Loan in any report, instruction or certificate required to be delivered by the Collateral Administrator conflicts with information, data or calculations in the records of the Servicer, the Servicer shall notify the Collateral Administrator of such discrepancy and use commercially reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. The Collateral Administrator shall cooperate with the Servicer in connection with the Servicer’s review of the contents of the aforesaid reports, instruction and certificates and will use commercially reasonable efforts to provide such items to the Servicer within a reasonably sufficient time (as agreed between the Servicer and the Collateral Administrator) prior to any applicable due date to enable such review.

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The Servicer further agrees to send such reports, instructions, statements and certificates to the Borrower for execution.

(d) The Collateral Administrator shall have no obligation to determine the Asset Value or the price of any Collateral in connection with any actions or duties under this Agreement. Nothing herein shall prevent the Collateral Administrator or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

(e) The Collateral Administrator shall in no event have any liability for the actions or omissions of the Borrower, the Servicer, the Administrative Agent, the Custodian (but only if not the same Person as the Collateral Administrator) or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Servicer, the Custodian (but only if not the same Person as the Collateral Administrator) or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Administrator’s own bad faith, willful misconduct, gross negligence or fraud. The Collateral Administrator shall not be liable for failing to perform or any delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Servicer, the Administrative Agent, the Custodian (but only if not the same Person as the Collateral Administrator) or any other Person in furnishing necessary, timely and accurate information to the Collateral Administrator.

(f) It is expressly acknowledged by the Borrower and the Servicer that application and performance by the Collateral Administrator of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data and information provided to it by the Servicer (and/or the Borrower) with respect to the Collateral, and the Collateral Administrator shall have no responsibility for the accuracy of any such information or data provided to it by such Persons. Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any obligor under the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons and to provide certain reports and other deliveries, as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services.

(g) Nothing herein shall obligate the Collateral Administrator to determine independently any characteristic of a Collateral Loan, or to evaluate or verify the Servicer’s characterization of any Collateral Loan, including whether any item of Collateral is a Revolving Collateral Loan, Delayed Drawdown Collateral Loan, Fixed Rate Obligation, Noteless Loan, PIK Loan, DIP Loan, Eligible Collateral Loan, Ineligible Collateral Loan, Equity Security, First Lien Last Out Loan, Floor Obligation, Second Lien Loan, Structured Finance Obligation, Certificated Security, Covenant Lite Loan or Uncertificated Security, any such determination being based exclusively upon notification the Collateral Administrator receives from the Servicer or from (or

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in its capacity as) the Collateral Agent (based upon notices received by the Collateral Agent from the obligor, trustee or agent bank under an underlying governing document, or similar source) and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Loan in order to verify, confirm, audit or otherwise determine any characteristic thereof. In addition, the Servicer shall notify the Collateral Administrator of any amendment or modification of a Collateral Loan to the extent a Responsible Officer of the Servicer has actual knowledge of such amendment or modification.

Section 15.03 Certain Rights of Collateral Administrator

Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Administrator of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(a) The Collateral Administrator may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper, electronic communication or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from (x) so long as no Event of Default has occurred and is continuing, the Servicer acting on behalf of the Borrower or (y) after the occurrence and during the continuance of an Event of Default, the Administrative Agent, as to the appropriate course of action desired by it. If the Collateral Administrator does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action; provided that the Collateral Administrator shall, as soon as practicable thereafter, notify the Servicer of which course of action, if any, it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

(c) Neither the Collateral Administrator nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or Law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, fraud, bad faith or willful misconduct on its part and in breach of the terms of this Agreement. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(d) The Collateral Administrator may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof

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or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Collateral Administrator in good faith in accordance with the opinion and directions of such counsel, the reasonable cost of such services shall be reimbursed pursuant to Section 15.04 below.

(e) The Collateral Administrator shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Administrator or unless (and then only to the extent) received in writing by the Collateral Administrator and specifically referencing this Agreement.

(f) No provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Administrator to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(g) The permissive right of the Collateral Administrator to take any action hereunder shall not be construed as a duty.

(h) The Collateral Administrator may act or exercise its duties or powers hereunder through agents or attorneys, and the Collateral Administrator shall not be liable or responsible for the actions or omissions of any such agent or attorney selected by it with reasonable care.

(i) The Collateral Administrator shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that the Collateral Administrator shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to maintain performance, and, if necessary, resume performance as soon as practicable under the circumstances. Such acts shall include strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, any provision of any present or future law or regulation or act of any governmental authority, labor dispute, disease, epidemic or pandemic, quarantine, national emergency, malware or ransomware attack, communications system failure, unavailability of the Federal Reserve Bank wire or telex system or other applicable wire or funds transfer system, or unavailability of any securities clearing system.

(j) All indemnifications contained in this Agreement in favor of the Collateral Administrator shall survive the termination of this Agreement.

(k) Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI shall be afforded to the Collateral Administrator.

(l) The Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this

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Agreement or any other Facility Document or Related Document. The Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Collateral Administrator shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Collateral Administrator shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

Section 15.04 Compensation and Reimbursement of Collateral Administrator

(a) The Borrower agrees to pay, and the Collateral Administrator shall be entitled to receive, as compensation for the Collateral Administrator’s performance of the duties called for herein, the amounts set forth in the Collateral Administration and Agency Fee Letter.

(b) The Borrower agrees to pay or reimburse to the Collateral Administrator upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (but limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one firm of outside legal counsel, plus, if necessary, one additional local counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Collateral Administrator of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Collateral Administrator to collect any amounts owing to it under this Agreement).

(c) All payments hereunder, including, but not limited to indemnities, shall be paid in accordance with Section 9.01.

Section 15.05 Resignation and Removal; Appointment of Successor

(a) Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Collateral Administrator and no appointment of a successor Collateral Administrator pursuant to this Article XV shall become effective until the acceptance of such appointment by the successor Collateral Administrator under Section 15.06 and the assumption by such successor Collateral Administrator of the duties and obligations of the Collateral Administrator hereunder.

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(b) The Collateral Administrator may resign at any time by giving written notice thereof to the Borrower, the Administrative Agent, the Servicer and the Lenders not less than thirty (30) days prior to such resignation.

(c) The Collateral Administrator may be removed at any time by the Administrative Agent (i) upon thirty (30) days’ notice (with the prior written consent of the Servicer) or (ii) at any time if (A) an Event of Default shall have occurred and be continuing, or (B) the Collateral Administrator shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Administrative Agent to the Collateral Administrator, the Borrower, the Lenders and the Servicer.

(d) The Collateral Administrator may be removed at any time by the Servicer upon thirty (30) days’ notice (with the prior written consent of the Administrative Agent).

(e) If the Collateral Administrator shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Administrator for any reason (other than resignation), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor collateral administrator by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Collateral Administrator and one copy to the successor Collateral Administrator, together with a copy to the Administrative Agent and the Lenders; provided that such successor Collateral Administrator shall be appointed only upon the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and, so long as no Servicer Termination Event shall have occurred and be continuing, the Servicer (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by the Collateral Administrator, if no successor Collateral Administrator shall have been appointed and an instrument of acceptance by a successor Collateral Administrator shall not have been delivered to the resigning or removed Collateral Administrator and the Administrative Agent within thirty (30) days after the giving of such notice of resignation or removal, the Administrative Agent may appoint a successor Collateral Administrator or the resigning or removed Collateral Administrator may petition any court of competent jurisdiction at the expense of the Borrower to appoint a successor Collateral Administrator.

Section 15.06 Acceptance and Appointment by Successor

Each successor Collateral Administrator appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Servicer, the Administrative Agent, the Lenders and the retiring Collateral Administrator an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Administrator shall become effective and such successor Collateral Administrator, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Administrator; but, on request of the Borrower, the Servicer, the Administrative Agent or the successor Collateral Administrator, such retiring Collateral Administrator shall (i) execute and deliver an instrument transferring to such successor Collateral Administrator all the rights, powers and trusts of the retiring Collateral Administrator and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Collateral

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Administrator hereunder. Upon request of any such successor Collateral Administrator, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Administrator all such rights, powers and trusts.

Section 15.07 Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator

Any organization or entity into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 15.08 Certain Duties of Collateral Administrator Related to Delayed Payment of Proceeds

In the event that in any month the Collateral Administrator shall not have received any payment (or is unable to identify whether any payment consists of Principal Proceeds or Interest Proceeds) with respect to any Collateral Loan pursuant to the applicable Related Documents, (a) the Collateral Administrator shall promptly notify the Administrative Agent, the Borrower, and the Servicer and (b) unless within three (3) Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Collateral Custodian (or such Collections shall have been identified), the Servicer shall request the applicable Obligor or designated paying agent, as applicable, to make such payment (or identify such Collections) as soon as practicable after such request but in no event later than three (3) Business Days after the date of such request. In the event that such payment is not made (or such Collections are not identified) within such time period, the Collateral Administrator, subject to the provisions of this Article XV, shall take such reasonable action at the Borrower’s expense as the Servicer shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Agreement. All Collections that the Collateral Administrator is unable to identify as Principal Proceeds or Interest Proceeds shall be held in the Collection Account.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SUNS SPV LLC,
as Borrower

By:
Name:
Title:

[Signature Page to Amended and Restated Credit and Security Agreement]

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SLR INVESTMENT CORP., as Servicer

By:
Name:
Title:

[Signature Page to Amended and Restated Credit and Security Agreement]

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SLR INVESTMENT CORP., as Equityholder

By:
Name:
Title:

[Signature Page to Amended and Restated Credit and Security Agreement]

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CITIBANK, N.A., as Administrative Agent, as a Lender Group Agent and as a Lender

By:
Name:
Title:

[Signature Page to Amended and Restated Credit and Security Agreement]

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CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

[Signature Page to Amended and Restated Credit and Security Agreement]

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ING CAPITAL LLC, as a Lender

By:
Name:
Title:

[Signature Page to Amended and Restated Credit and Security Agreement]

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CAFCO, LLC, as a Conduit Lender

By: Citibank, N.A., as Attorney-in-Fact

By: ___________________________________
Name:
Title:

CHARTA, LLC, as a Conduit Lender

By: Citibank, N.A., as Attorney-in-Fact

By: ___________________________________
Name:
Title:

CIESCO, LLC, as a Conduit Lender

By: Citibank, N.A., as Attorney-in-Fact

By: ___________________________________
Name:
Title:

CRC FUNDING, LLC, as a Conduit Lender

By: Citibank, N.A., as Attorney-in-Fact

By:
Name:
Title:

[Signature Page to Amended and Restated Credit and Security Agreement]

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COMPUTERSHARE TRUST COMPANY, N.A., as Collateral Administrator and as Custodian

By:
Name:
Title:

[Signature Page to Amended and Restated Credit and Security Agreement]

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ING CAPITAL LLC, as Joint Lead Arranger

By:
Name:
Title:

[Signature Page to Amended and Restated Credit and Security Agreement]

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